Exhibit 10.2

Execution Version

CREDIT AGREEMENT

dated as of

November 18, 2021

among

MONTANA RENEWABLES, LLC,

as Borrower,

MONTANA RENEWABLES HOLDINGS LLC,

as Pledgor,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

OAKTREE FUND ADMINISTRATION, LLC,

as Administrative Agent and Collateral Agent

$300,000,000 Senior Secured Term Loan Facility

(continued)

i

(continued)

(continued)

(continued)

Exhibit A	—	Form of Assignment and Assumption

Exhibit B	—	Form of Note

Exhibit C	—	Form of Borrowing Request

Exhibit D	—	Form of Consent to Assignment

Exhibit E	—	Performance Testing

Exhibit F	—	Form of Security Agreement

Exhibit G	—	Form of Pledge Agreement

Exhibit H	—	Form of Depositary Agreement

Exhibit I	—	Form of Borrower Closing Date Certificate

Exhibit J	—	Form of Borrower Renewable Diesel Conversion Conditions Certificate

Exhibit K	—	Form of Construction Requisition

Exhibit L	—	Form of Borrower Conversion Completion Certificate

Exhibit M	—	Form of Mortgage

Exhibit N	—	Projected Initial Operating Budget

Exhibit O	—	Form of Monthly Construction Report

Exhibit P	—	Form of Monthly Operation Report

Exhibit Q	—	[Reserved]

Exhibit R	—	Form of Borrower Compliance Certificate

Exhibit S	—	Form of Solvency Certificate

Exhibit T	—	[Reserved]

Exhibit U	—	Form of UOP Consent to Assignment

Annex I	—	Loans; Commitments

Annex II	—	Lending Offices

Annex III	—	Approved Project Budget

Annex IV	—	Approved Project Schedule

Schedule 1.01(a)	—	Site

Schedule 1.01(b)	—	Easements

Schedule 3.04	—	Authorizations

Schedule 3.06	—	Litigation

Schedule 3.07	—	Environmental Matters

Schedule 3.09	—	Material Agreements

Schedule 3.10	—	Licenses

Schedule 3.21	—	Ownership Structure; Capitalization

Schedule 3.22(b)	—	Permitted Indebtedness

Schedule 3.23	—	Agreements with Affiliates

Schedule 5.28	—	Consolidated EBITDA

v

This Credit Agreement (this “Agreement”) is dated as of November 18, 2021, among MONTANA RENEWABLES, LLC, a Delaware limited liability company (“Borrower”), MONTANA RENEWABLES HOLDINGS LLC, a Delaware limited liability company (“Pledgor”), each LENDER (as defined herein) from time to time party hereto (collectively, the “Lenders”), and OAKTREE FUND ADMINISTRATION, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

WHEREAS, Borrower is party to that certain Asset Purchase Agreement (the “Acquisition Agreement”), dated as of November 18, 2021, by and between Borrower, as assignee, and Calumet Montana Refining, LLC, a Delaware limited liability company (“Calumet”), as assignor, pursuant to which Borrower has agreed to acquire (the “Acquisition”) the Assets as defined therein (collectively, the “Acquired Assets”), for a purchase price equal to $300,000,000;

WHEREAS, Borrower intends to undertake the “MHC conversion to RDU” which will convert the existing oversized Mild Hydrocracker (MHC) into a renewable diesel unit (RDU). Borrower intends to convert the refining capacity and capabilities of the Acquired Assets to process a mix of soybean oil, tallow, distillers corn oil and used cooking oil, producing Renewable Diesel and Naphtha and undertake other associated works required for the operation of such Acquired Assets to establish a nameplate capacity of 12,000 barrels per stream day and fresh feed capacity of 11,000 barrels per stream day based on 100% soybean oil (the “Renewable Diesel Conversion”, and the completed project, the “Renewable Diesel Project”);

WHEREAS, Pledgor owns one hundred percent (100%) of the Capital Stock of Borrower;

WHEREAS, Borrower has requested the Lenders extend, and the Lenders have agreed to extend, a loan on the Closing Date in an aggregate principal amount of $300,000,000 to be used as provided for herein, including to fund Project Costs (as defined herein);

WHEREAS, the credit facility provided hereunder will be secured by the grant to the Collateral Agent, for the benefit of the Secured Parties (as defined herein), of a first-priority Lien (as defined herein) on the Collateral (as defined herein) (subject to Permitted Liens (as defined herein)); and

WHEREAS, the Lenders are willing to provide the credit facility described herein upon the terms and subject to the conditions set forth herein and in the other Financing Documents.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceleration Event” has the meaning assigned to such term in Section 2.05(d)(iii).

“Acceptable Survey” has the meaning assigned to such term in Section 5.15(a)(i).

“Accrued Interest” means the payment-in-kind of interest in respect of the Loans by increasing the outstanding principal amount of the Loans as contemplated by Section 2.07(e) hereof.

“Acquired” has the meaning assigned to such term in the recitals.

“Acquisition” has the meaning assigned to such term in the recitals.

“Acquisition Agreement” has the meaning assigned to such term in the recitals.

“Acknowledgment Agreement” means that certain Acknowledgment Agreement, dated as of the date hereof, by and among Macquarie Energy North America Trading Inc., the Administrative Agent, Calumet, Calumet Refining, LLC, a Delaware limited liability company and Borrower.

“Additional Required Endorsements” has the meaning assigned to such term in Section 5.15(a)(i).

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Administrative Questionnaire” means a questionnaire, in a form supplied by the Administrative Agent, completed by a Lender or an assignee of a Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Property” means any property of Borrower that suffers an Event of Loss.

“Affiliate” means, with respect to a specified Person, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means, collectively, the Administrative Agent, the Collateral Agent and/or the Depositary Bank, as the context may require.

“Agreement” has the meaning assigned to such term in the preamble.

“Anti-Corruption Laws” means any law of any jurisdiction relating to corruption in which Pledgor or Borrower performs business, including the FCPA, the U.K. Bribery Act, and where applicable, legislation relating to corruption enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Corruption Prohibited Activity” means the offering, payment, promise to pay, authorization or the payment of any money or the offer, promise to give, given, or authorized giving of anything of value, to any Government Official or to any person under the circumstances where the Person, such Person’s Affiliate’s or such Person’s representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity, (b) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty, (c) securing any improper advantage, or (d) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist such Person in obtaining or retaining business for or with, or in directing business to, any Person, in the case of any of clauses (a) through (d), in violation of any applicable Anti-Corruption Laws.

“Anti-Money Laundering Laws” means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where Pledgor or Borrower conducts business or owns assets, and any related or similar law issued, administered or enforced by any Governmental Authority.

“Applicable Authorization” means, as of any date of determination, any Authorization that is required under Applicable Law to have been obtained and maintained at such time in light of the then current stage of the Renewable Diesel Conversion and the development, construction, completion and/or operation of the Renewable Diesel Project to enable Borrower to complete the Renewable Diesel Conversion or to develop, construct, complete, operate, maintain, repair, own its interest in, or use the Renewable Diesel Project, as contemplated by the Transaction Documents, enter into any Transaction Document or consummate and/or perform any of the material Transactions including all environmental, regulatory and other Authorizations.

“Applicable Cap” has the meaning assigned to such term in Section 6.02(e)(ii).

“Applicable Law” means with respect to any Person, property or matter, any of the following applicable thereto: any constitution, writ, injunction, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, court decision, Authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the date hereof or thereafter and, in each case, as amended.

“Applicable Price” means, with respect to any Called Principal, an amount equal to 111% of the aggregate of the sum of the Called Principal and accrued and unpaid interest outstanding thereon.

“Approved Project Budget” means (a) prior to the satisfaction of the Renewable Diesel Conversion Conditions, the budget setting forth all expected Project Costs through Conversion Completion of the Renewable Diesel Conversion delivered to the Lenders on the Closing Date pursuant to Section 4.01(g)(i) and attached hereto as Annex III and (b) on and after satisfaction of the Renewable Diesel Conversion Conditions, the Updated Project Budget as approved or deemed approved by the Lenders pursuant to Section 4.02(a), in each case, as amended in accordance with the terms hereof.

“Approved Project Schedule” means (a) prior to the satisfaction of the Renewable Diesel Conversion Conditions, the schedule setting forth the expected schedule for the construction of the Renewable Diesel Conversion through Conversion Completion, delivered to the Lenders on the Closing Date pursuant to Section 4.01(g)(i) and attached hereto as Annex IV and (b) on and after satisfaction of the Renewable Diesel Conversion Conditions, the Updated Project Schedule as approved or deemed approved by the Lenders pursuant to Section 4.02(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorization” means any consent, waiver, variance, registration, filing, declaration, agreement, notarization, certificate, license, tariff, approval, permit, order, authorization, exception or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified period, and all corporate, creditors’, shareholders’ and partners’ approvals or consents.

“Authorized Representative” means, with respect to any Person, the chief executive officer, the chief financial officer, president, secretary, any other appointed officer, or any authorized representative of such Person as may be designated from time to time by such Person in writing by notice to the Administrative Agent. Any document or certificate delivered under the Financing Documents that is signed by an Authorized Representative may be conclusively presumed by the Administrative Agent and the Lenders to have been authorized by all necessary corporate, limited liability company or other action on the part of the relevant Person.

“Available Construction Funds” means, at any time, the sum of (a) amounts on deposit in the Construction Account (including the proceeds of the Loans, the Base Equity Contribution, any Permitted Additional Equity Raise, any Permitted Other Equity Raise, any additional equity capital contribution from the Sponsor or any Affiliate of the Sponsor to fund any existing or projected Cost Overruns or otherwise), plus (b) the amount of any other irrevocable funding commitment from the Sponsor or any Affiliate of the Sponsor in form and substance reasonably acceptable to the Lenders.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bailee Letter Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among Macquarie Energy North America Trading Inc., Calumet and Borrower.

“Bankruptcy” means with respect to any Person (a) commencement by such Person of any case or other proceeding (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; (b) commencement against such Person of any case or other proceeding of a nature referred to in clause (a)(i) or (a)(ii) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (c) commencement against such Person of any case or other proceeding seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (d) such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or (e) such Person shall admit in writing its inability to pay its debts as they become due or shall make a general assignment for the benefit of its creditors.

“Bankruptcy Code” means Title 11 of the United States Code as now and hereafter in effect, or any successor statute.

“Base Equity Contributions” has the meaning assigned to such term in Section 4.01(n).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d3 and Rule 13d5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BNSF Real Property Interests” has the meaning assigned to such term in Section 5.15(d).

“BNSF Title Policy” has the meaning assigned to such term in Section 5.15(d).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board Observer Agreement” means that certain board observer agreement, dated as of the Closing Date, by and between Pledgor and Oaktree Capital Management, L.P., a Delaware limited partnership, in form and substance reasonably satisfactory to the Lenders.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower LLCA” means the Amended and Restated Limited Liability Company Agreement of Borrower, dated as of the Closing Date, by Pledgor and each person that becomes a party thereto as an independent manager.

“Borrowing” means a borrowing of Loans.

“Borrowing Request” means a request by Borrower for a Loan in accordance with Section 2.01(c) and substantially in the form of Exhibit C.

“Building” means a building or structure as defined under the National Flood Insurance Program.

“Business” means the Renewable Diesel Conversion and developing, acquiring, constructing, owning and operating, the Renewable Diesel Project, and any buildings, infrastructure, real property rights or other assets or facilities relating to the Renewable Diesel Project and engaging in ordinary course commercial activity relating thereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Los Angeles, California are authorized or required by law to close.

“Called Principal” means the aggregate principal amount of the Loan that (a) is to be prepaid pursuant to (i) Section 2.05(a) or (ii) Section 2.05(b), (b) is to be converted pursuant to Section 9.13 or (c) has become or is declared to be immediately due and payable pursuant to the last paragraph of Section 7.01, as the context requires.

“Calumet” has the meaning assigned to such term in the recitals.

“Calumet Finance” means Calumet Finance Corp., a Delaware corporation.

“Capital Expenditures” means with respect to any Person, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities and including that portion of payments under Capital Lease Obligations that are capitalized on the balance sheet of such Person) by such Person and its Subsidiaries which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or any other amounts under any lease of (or other arrangements conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing.

“Cash Equivalents” means:

(a) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States, or any state thereof having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Borrower) organized and in existence under the laws of the United States or any state thereof or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) taxable and tax-exempt auction rate securities rated AAA by S&P and Aaa by Moody’s and with a reset of less than ninety (90) days;

(h) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A or higher by S&P and A-2 or higher by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(i) funds or cash uninvested in a trust or deposit account of the Depositary Bank; and

(j) cash.

“Catalyst Supply Agreement” means that certain Catalyst Supply Agreement, dated as of August 16, 2021, by and between Borrower (as assignee of Calumet pursuant to that certain Assignment and Assumption Agreement, dated as of the Closing Date, by and between Calumet and Borrower) and Haldor Topsoe, Inc.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof (including any change in the reserve percentage under, or other change in, Regulation D) by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.08(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a) (i) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), (other than Sponsor or any wholly-owned Subsidiary of Sponsor), becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the Capital Stock of Pledgor, (ii) Sponsor (or any wholly owned Subsidiary of Sponsor) ceases to manage the day to day operations of Pledgor, Borrower, the Acquired Assets or, to the extent required to operate the Acquired Assets, the Refinery or (iii) Sponsor ceases to directly or indirectly own at least fifty percent (50%) of the Capital Stock of Pledgor;

(b) Pledgor ceases to directly own one hundred percent (100%) of the Capital Stock of Borrower;

(c) the direct sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

(d) the adoption of a plan relating to the liquidation or dissolution of Borrower.

“Closing Date” means the date on or following the date of execution of this Agreement on which all conditions precedent specified in Section 4.01 are satisfied (or waived by the Required Lenders in their sole discretion in accordance with Section 9.02).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means (a) all Property of Borrower and (b) the Capital Stock of Borrower owned by Pledgor, in each case, now owned or hereafter acquired, which is intended to be subject to the security interests or Liens granted pursuant to any of the Security Documents (excluding any assets that are specifically excluded from Collateral pursuant to all such Security Documents).

“Collateral Account” has the meaning assigned to such term in the Depositary Agreement.

“Collateral Agent” has the meaning assigned to such term in the preamble.

“Commitment” means, with respect to each Lender at any time, the amount set forth opposite such Lender’s name on Annex I under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Assumptions following the Closing Date, the amount set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Commitment.”

“Condemnation” means any action (or series of related actions) by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or any portion of the Collateral, the Renewable Diesel Project or the Site or (b) by which such Governmental Authority assumes custody or control of all or any portion of the Renewable Diesel Project or business operations of Borrower (other than immaterial portions thereof) or any Capital Stock in Borrower held directly or indirectly by Pledgor.

“Control Agreement” means one or more control agreements in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent entered into by Borrower, the Collateral Agent and the securities intermediary or the depositary bank (as applicable) at which any Controlled Account is maintained by Borrower, which (a) provides that the securities intermediary or depositary bank (as applicable) shall comply with any entitlement order or other instruction originated by Borrower and, upon delivery of written notice that an Event of Default has occurred, the Collateral Agent (but not, after such notice (unless rescinded), Borrower) and (b) is otherwise sufficient to establish the Collateral Agent’s “control” per Section 9-104 or 9-106 (as applicable) of the UCC.

“Controlled Account” means a deposit account subject to a first priority Lien (subject to Permitted Liens) of the Collateral Agent (for the benefit of the Secured Parties) and within the “control” as defined in Section 9-104 of the UCC) of the Collateral Agent, in each case, subject to a Control Agreement.

“Consent to Assignment” means each Consent to Assignment contemplated hereby to be executed by a Material Agreement Counterparty substantially in the form of Exhibit D (with such changes as the Required Lenders may reasonably agree).

“Consolidated EBITDA” means, for any Measurement Period, (i) the sum, without duplication, of the amounts for such Measurement Period of (x) combined Net Income of Borrower for such Measurement Period and (y) solely to the extent deducted in arriving at such combined Net Income:

(a) interest expense and other financing expense (including breakage costs, premiums or consent fees and including the amortization of original issue discount);

(b) total depreciation expense;

(c) total amortization expense, including the amortization of deferred financing fees and any amortization of the fair value of intangible assets reflected in, or offset against, revenues, fuel or operating expenses or asset retirement obligations in the calculation of combined Net Income;

(d) (A) extraordinary, unusual, or nonrecurring losses or charges (including any write-offs, write-downs, or reversals but, except as otherwise permitted by this clause (d), excluding (x) any such charge that represents an accrual or reserve for a cash expenditure for a future period or any cash loss attributable to Swap Agreements and (y) any Project Costs) but subject to such losses and charges not exceeding an amount equal to 15% of the Consolidated EBITDA of Borrower during the applicable Measurement Period and (B) any non-cash loss attributable to the mark-to-market movement in the valuation of Swap Agreements (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to GAAP;

(e) any impairment charge (including goodwill impairment), asset write-off or lower of cost or market adjustments to inventory pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP, including lower of cost or market adjustments to the inventory of environmental credits (including blender’s tax credits, low carbon fuel standards (LCFS) or renewable identification numbers (RINs));

(f) any losses from any Disposition of Investments permitted hereunder;

(g) any losses from the early extinguishment of Indebtedness (including Swap Agreements or other derivative instruments);

(h) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

(i) any non-cash losses and expenses decreasing Net Income for such Measurement Period;

(j) proceeds from property or business interruption insurance received or reasonably expected to be received (to the extent not reflected as revenue or income in combined Net Income and to the extent that the related loss was deducted in the determination of combined Net Income);

(ii) less the sum of the amounts for such Measurement Period of, solely to the extent included in combined Net Income:

(a) any non-cash gains and revenues increasing Net Income for such Measurement Period, other than the accrual of revenues in the ordinary course of business;

(b) any non-cash gain attributable to the mark-to-market movement in the valuation of Swap Agreements (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to GAAP;

(c) any gains from any Disposition of Investments permitted hereunder;

(d) any gains from the early extinguishment of Indebtedness (including Swap Agreements or other derivative instruments); and

(e) extraordinary, unusual, or nonrecurring gains;

all as determined on a combined basis for Borrower and reflected in the financial statements of Borrower most recently delivered to the Lenders pursuant to Section 5.11, in each case, for such Measurement Period.

“Construction Account” has the meaning assigned to such term in the Depositary Agreement.

“Construction Requisition” means an Officer’s Certificate of Borrower, substantially in the form of Exhibit K.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Completion” means the satisfaction of each of the following conditions:

(a) all material facilities that comprise the Renewable Diesel Conversion, including each Specified Project Component, have been installed and constructed and are properly working in a manner that is reasonably consistent with the requirements set forth in the Material Agreements;

(b) the Renewable Diesel Project has satisfied the Performance Guarantee (under and as defined in the License Agreement);

(c) during Performance Testing, the Renewable Diesel Project continues to satisfy the performance levels required pursuant to the requirements in clauses (a) and (b) above for no less than fourteen (14) consecutive days;

(d) Borrower has all Authorizations necessary for the operation of the Renewable Diesel Project as required by Section 5.04 and all insurance policies relating to the operation of the Renewable Diesel Project as required by Section 5.07 and copies of the same have been provided to the Administrative Agent for distribution to the Lenders;

(e) the occurrence of (i) the “Conversion Completion Date” under and as defined in the Master Services Agreement, (ii) the “Termination Date” under and as defined in the Storage Facilities Agreement, (iii) the “Termination Date” under and as defined in the Bailee Letter Agreement and (iv) the “Termination Date” under and as defined in the Acknowledgment Agreement; and

(f) Borrower shall have delivered to the Lenders a certificate of an Authorized Representative certifying the satisfaction of each of the above conditions substantially in the form of Exhibit L.

“Conversion Completion Date” means the date that Conversion Completion is achieved.

“Cost Overrun” means the amount by which the aggregate Project Costs of completing the Renewable Diesel Project to Conversion Completion (other than costs covered by insurance) exceed the total Approved Project Budget, as demonstrated by the most recent monthly report of the Independent Project Manager delivered in accordance with Section 5.11(e).

“Date Certain” means December 31, 2022; provided that subject to Borrower’s compliance with Section 5.22(b) and Section 5.22(c), such date shall automatically be extended on a day-for-day basis to reflect any delay to the achievement of Conversion Completion as a direct result of any Force Majeure Event; provided, further, that in no event shall the Date Certain be extended beyond February 28, 2023.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws (including any applicable corporate statute to the extent the relief sought under such corporate statute relates to or involves the compromise, settlement, adjustment or arrangement of debt) of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event, condition or circumstance that, with notice or lapse of time or both, would (unless cured or waived) become an Event of Default.

“Depositary Agreement” means the Depositary Agreement, dated as of the Closing Date, among Borrower, the Depositary Bank, the Administrative Agent and the Collateral Agent, substantially in the form of Exhibit H.

“Depositary Bank” means, as depositary bank under the Depositary Agreement, (a) Deutsche Bank Trust Company Americas, a New York banking corporation, (b) any other bank or trust company which (i) has an office in New York, New York, (ii)(A) has a combined capital and surplus of at least $500,000,000 or (B) has a combined capital and surplus of at least $100,000,000 and is a wholly-owned Subsidiary of a bank or trust company that has a combined capital and surplus of at least $500,000,000 and (iii) is reasonably acceptable to the Required Lenders, or (c) any successor depositary bank pursuant to the Depositary Agreement.

“Disbursement Date” has the meaning assigned to such term in Section 4.03.

“Discharge of Obligations” has the meaning assigned to such term in the Security Agreement.

“Disposition” means any sale, transfer or other disposition of any assets or property.

“Division” means the division of a limited liability company into two or more limited liability companies pursuant to a “plan of division” or similar method within the meaning of the Delaware Limited Liability Company Act.

“Document Modification” has the meaning assigned to such term in Section 6.10(b).

“Dollars” or “$” refers to the lawful currency of the United States.

“Easements” means all easements, rights of way, rights of access and similar rights appurtenant to the Site, including the easements described on Schedule 1.01(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that is not (i) a Loan Party or any Affiliate of Borrower unless the prior written consent of each other Lender has been obtained or (ii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

“Engineering Agreement” means that certain Engineering Agreement, dated as of August 16, 2021, by and between Borrower (as assignee of Calumet pursuant to that certain Assignment and Assumption Agreement, dated as of the Closing Date, by and between Calumet and Borrower) and Haldor Topsoe, Inc.

“Environmental Claim” means any administrative or judicial action, suit, proceeding, notice, claim or demand by any Person seeking to enforce any obligation or responsibility arising under or relating to Environmental Law or alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of, or alleged violation of, or liability arising under any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief or costs associated with any remediation plan, in each case, under any Environmental Law.

“Environmental Laws” means any Applicable Laws regulating or imposing liability or standards of conduct concerning or relating to pollution, the protection of human health and safety, or the environment, natural resources or special status species and their habitat, including all Applicable Laws concerning the presence, use, manufacture, generation, transportation, Release, threatened Release, disposal, arrangement for disposal, dumping, discharge, treatment, storage or handling of Hazardous Materials.

“EP Contract Agreement” means that certain Engineering and Procurement Agreement, dated as of July 1, 2021, between Borrower (as assignee of Calumet pursuant to that certain Assignment and Assumption Agreement, dated as of the Closing Date, by and between Calumet and Borrower) and Technip Stone & Webster Process Technology, Inc.

“EPC Agreement” means that certain Engineering, Procurement and Construction Agreement, dated as of August 31, 2021, by and between Borrower (as assignee of Calumet pursuant to that certain Assignment and Assumption Agreement, dated as of the Closing Date, by and between Calumet and Borrower) and Burns & McDonnell Engineering Company, Inc.

“Equipment Supply Agreement” means that certain Process Book Supply Agreement, effective as of April 30, 2021, by and between Borrower (as assignee of Calumet pursuant to that certain Assignment and Assumption Agreement, dated as of the Closing Date, by and between Calumet and Borrower) and Axens North America, Inc.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Pension Plan, (b) the failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such plan, whether or not waived, (c) the filing of a notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA), (e) the imposition or incurrence of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate, (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan, (g) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA, or (h) the imposition of a Lien upon Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Abandonment” means (a) the abandonment by Borrower of the Renewable Diesel Conversion or the construction or operations of the Renewable Diesel Project for a period of sixty (60) or more consecutive days; or (b) the written or public announcement by Borrower (or an Affiliate thereof) of its intention to do any of the foregoing in clause (a); provided that Borrower shall not be deemed to have abandoned the Renewable Diesel Conversion or the construction or operations of the Renewable Diesel Project if a force majeure event, Event of Loss, scheduled maintenance, a scheduled or unscheduled outage at the Renewable Diesel Project, Legal Requirements or any other event which is not caused by Borrower or any Affiliate thereof prevent Borrower or its personnel from accessing the Site or constructing or operating the Renewable Diesel Project.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Event of Loss” means any loss of, destruction of or damage to, or any Condemnation or other taking of any property of Borrower.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Property” has the meaning assigned to such term in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such Recipient is organized, in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) any Taxes imposed as a result of the failure of any Agent, any Lender or any such other Recipient to comply with Section 2.09(e), (c) in the case of any Recipient (other than an assignee pursuant to a request by Borrower under Section 2.11), any United States federal withholding Tax that is imposed on amounts payable to such Recipient under the laws effective at the time such Recipient becomes a party hereto (or designates a new Lending Office), except to the extent that such Recipient (or its assignor, if any) was entitled, immediately before its designation of a new Lending Office (or assignment), to receive amounts with respect to such Taxes pursuant to Section 2.09 and (d) any United States federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that the “Federal Funds Effective Rate” shall not be less than 0%.

“Fee Letters” means (a) that certain fee proposal, executed November 16, 2021, between Borrower and the Depositary Bank and (b) that certain Fee Letter, dated as of the Closing Date, among Borrower, the Administrative Agent and the Collateral Agent.

“Fees” means the fees payable in accordance with the Fee Letter and any other fees payable in accordance with Section 2.06.

“Financing” has the meaning assigned to such term in Section 5.29.

“Financing Documents” means this Agreement, each Note (if requested by a Lender), the Fee Letters, the Security Documents, the Board Observer Agreement and each other certificate, agreement, instrument, waiver, consent or document executed by a Loan Party, identified by its terms as a “Financing Document” and delivered by or on behalf of a Loan Party to any Agent or any Lender in connection with or pursuant to any of the foregoing.

“Flood Hazard Determination” has the meaning assigned to such term in Section 4.01(l)(ii)(D).

“Flood Hazard Property” means any Mortgaged Property that on the relevant date of determination includes a Building and, as shown on a Flood Hazard Determination, such Building is located in a Special Flood Hazard Area.

“Flood Insurance” means (a) federally-backed flood insurance which insures both Flood Hazard Properties and the personal property contained within them (to the extent such personal property is Collateral) and which is available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program or (b) to the extent permitted by the Flood Laws, a private flood insurance policy from a financially sound and reputable insurance company that is not an Affiliate of the Loan Parties and which insures both Flood Hazard Properties and the personal property contained within them (to the extent such personal property is Collateral), in each case in an amount at least equal to the amount required by the Flood Laws and naming the Collateral Agent as sole loss payee and mortgagee on behalf of the Lenders (and otherwise reasonably satisfactory to the Collateral Agent).

“Flood Laws” means the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2012, as the same may be further amended, modified or supplemented, and including the regulations issued thereunder.

“Flood Notice Acknowledgement” means written acknowledgment of receipt of written notification from the Administrative Agent or any Lender as to the fact that a Mortgaged Property is a Flood Hazard Property and as to whether the community in which a Site is located is participating in the National Flood Insurance Program.

“Flood Redesignation” means the designation of any Mortgaged Property as a Flood Hazard Property where such property was not a Flood Hazard Property prior to such designation.

“Force Majeure Event” means any cause beyond the reasonable control of Borrower, and which is forthwith by notice from Borrower brought to the attention of the Administrative Agent and the Lenders in accordance with Section 5.22(b), including but not limited to war, hostilities, revolution, civil commotion, strike, lock-out, epidemic, accident, fire, wind, flood, earth quake, hurricanes, tornados, or because of any law, order, regulation or ordinance of any government or of any subdivision thereof, or because of any act of God, failure to timely receive any Authorization set forth in Part II or Part III of Schedule 3.04; provided that: (a) with respect to Borrower’s obligations, such events are not the result of Borrower’s failure to perform in accordance with this Agreement or any other Material Agreement; (b) such event is not caused by the negligence or intentional misconduct of Borrower, its Affiliates or their agents or employees; or (c) such event could not reasonably have been taken into account at the time of signing this Agreement by Borrower and could not reasonably have been avoided or overcome in carrying out the obligations under this Agreement or any Material Agreement by Borrower. In no event shall a change in market conditions, price of raw materials or other financial change be deemed to be a Force Majeure Event; provided, further that, as it relates to any failure to timely receive any Authorization set forth in Part II or Part III of Schedule 3.04, Borrower has diligently taken all reasonable steps necessary to obtain such Authorization in a timely manner.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by Borrower with respect to employees employed outside the United States (other than any governmental arrangement but including Canadian Pension Plans).

“Funding Office” means the office specified from time to time by the Administrative Agent as its funding office by notice to Borrower and the Lenders.

“Funds Flow Memorandum” means the memorandum, in form and substance reasonably satisfactory to each Lender detailing the proposed flow, and use, of the proceeds of the Loan on the Closing Date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Government Official” means an official of a Governmental Authority.

“Governmental Authority” means any federal, tribal, regional, state or local government, or political subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, including all agencies and instrumentalities of such governments and political subdivisions.

“Governmental Rule” means, with respect to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.

“Ground Lease” means that certain Ground Lease, dated as of the date hereof, by and between Borrower and Calumet.

“Guarantee” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (w) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (x) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantee Agreement” means that certain Guarantee, dated as of the date hereof, by Sponsor in favor of Borrower.

“Hazardous Material” means, but is not limited to, any solid, liquid, gas, odor, radiation or other substance or emission which is a contaminant, pollutant, dangerous substance, toxic substance, regulated substance, hazardous waste, subject waste, hazardous material or hazardous substance which is or becomes regulated by applicable Environmental Laws or which is classified as hazardous or toxic (or words of similar import) under applicable Environmental Laws (including gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, per- or polyfluoroalkyl substances (PFAS), asbestos and urea formaldehyde foam insulation) or with respect to which liability or standards of conduct are imposed under any Environmental Laws.

“Hedging Policy” means the Risk Management Policy (Commodities Risk) of Montana Renewables, dated as of November 11, 2021.

“Highest Lawful Rate” means with respect to each Lender, the maximum nonusurious interest rate, if any, that may be contracted for, taken, reserved, charged or received on the Loan under laws applicable to such Lender which are in effect at the relevant time.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money and every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business and payable within ninety (90) days past the original invoice or billing date thereof, (d) all liabilities under interest rate or currency swap agreements, interest rate or currency collar agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates and currency exchange rates, (e) all Capital Lease Obligations, (f) any feedstock or product inventory financing including those contemplated by any Permitted ABL Financing or any Permitted Inventory Financing, (g) all Indebtedness of others described in clauses (a) through (e) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person and (h) all Indebtedness of others described in clauses (a) through (g) above guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s general partner interest in such partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any Financing Document other than Excluded Taxes and (b) Other Taxes.

“Independent Auditor” means (a) any “big four” accounting firm as selected by Borrower and notified to the Lenders, or (b) such other firm of independent public accountants of recognized national standing in the United States selected by Borrower and approved by the Required Lenders (such approval not to be unreasonably withheld, delayed or conditioned).

“Independent Project Manager” means (a) IAG or (b) such other independent project manager of recognized national standing in the United States selected by Borrower and acceptable to the Required Lenders, acting reasonably.

“Information” has the meaning specified in Section 9.11.

“Interest Rate” means, at any time, a rate per annum equal to 8.00%.

“Interest Shortfall” has the meaning specified in Section 2.07(e).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, debt securities, partnership or other ownership interests or other securities of, or any Property constituting an ongoing business, line of business, division or business unit of or constituting all or substantially all the assets of, or the making of any capital contribution to, any other Person, (b) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, supplies, goods or services sold in the ordinary course of business), (c) the entering into of any Guarantee with respect to Indebtedness or other liability of any other Person, and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.

“Legal Requirements” means, as to any Person, any requirement (whether under any Authorization or otherwise) by any Governmental Authority or under any Governmental Rule, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” means (a) a lender that holds any portion of the Loan and/or Commitment on the Closing Date, and (b) each Person that shall become a Lender hereunder pursuant to an Assignment and Assumption that assumes any portion of the Loan and/or Commitment, in each case, so long as such lender continues to hold such portion of the Loan and/or Commitment. For the avoidance of doubt, any reference herein or in any other Financing Document to a “Lender” or its rights or obligations hereunder or thereunder shall be a reference to such Lender in its capacity as a Lender hereunder and not in any other capacity (including under any contracts, agreements or arrangements between such Lender and any Loan Party that are not Financing Documents).

“Lending Office” means the office designated as such beneath the name of a Lender set forth on Annex II to this Agreement or such other office of such Lender as such Lender may specify in writing from time to time to the Administrative Agent and Borrower.

“License Agreement” means that certain License Agreement, dated as of August 16, 2021, by and between Borrower (as assignee of Calumet pursuant to that certain Assignment and Assumption Agreement, dated as of the Closing Date, by and between Calumet and Borrower) and Haldor Topsøe A/S.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, collateral assignment or preference, priority or other security agreement, mandatory deposit arrangement, preferential arrangement or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of the relevant jurisdiction).

“Loan” means the term loan made pursuant to Section 2.01(a).

“Loan Conversion” has the meaning specified in Section 9.13.

“Loan Conversion Date” means the date of the Loan Conversion.

“Loan Conversion Price” means (a) for a conversion in connection with a Permitted Additional Equity Raise, the price per common Capital Stock being utilized in the Permitted Additional Equity Raise and (b) for a conversion in connection with an Event of Default, the implied price per common Capital Stock as determined by the board of managers (or similar governing body) of Pledgor in good faith. The Conversion Price will be subject to adjustment to the extent there is any equity issuance by Pledgor in the period between the delivery of a conversion notice and the conversion being effected.

“Loan Parties” means, collectively, Pledgor and Borrower.

“Loss Proceeds” means insurance proceeds, condemnation awards or other similar compensation, awards, damages and payments or relief (exclusive, in each case, of proceeds of business interruption, delay-in startup, workers’ compensation, employees’ liability, automobile liability, builders’ all risk liability and general liability insurance) with respect to any Event of Loss.

“Mandatory Prepayment Event” has the meaning assigned to such term in Section 2.05(b)(iii).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Services Agreement” means that certain Master Services Agreement, dated as of the date hereof, by and between Borrower and Calumet.

“Material Adverse Effect” means a material adverse effect on: (a) the business, assets, properties (including the Site), operations or financial condition of Borrower; (b) the ability of Borrower to perform its material obligations under the Financing Documents in accordance with the terms thereof; and (c) the validity or enforceability of the rights and remedies of the Secured Parties, taken as a whole, under the Financing Documents.

“Material Agreement Counterparty” means each Person (other than Borrower, any Agent or any Lender) from time to time party to any Material Agreement.

“Material Agreements” means:

(a) Master Services Agreement;

(b) Tolling Agreement;

(c) Ground Lease;

(d) Guarantee Agreement;

(e) License Agreement;

(f) Engineering Agreement;

(g) Catalyst Supply Agreement;

(h) EPC Agreement;

(i) EP Contract Agreement;

(j) Storage Facilities Agreement;

(k) Bailee Letter Agreement;

(l) UOP License Agreement;

(m) Equipment Supply Agreement; and

(n) any contract approved by the Required Lenders and entered into by Borrower in accordance with Section 6.10(a).

“Maturity Date” means the earliest to occur of (a) November 18, 2024, and (b) the date upon which the entire outstanding principal amount of the Loan, together with all unpaid interest, fees, charges and costs, shall be accelerated in accordance with this Agreement.

“Measurement Period” means each period of four consecutive fiscal quarters of Borrower, taken as one accounting period.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means that certain Leasehold Mortgage and Security Agreement (With Assignment of Leases and Rents and Fixture Filing) to be entered into on the Closing Date, from Borrower, as mortgagor for the benefit of the Collateral Agent, as mortgagee, which shall be in the form attached hereto as Exhibit M, as may be amended, modified or supplemented from time to time.

“Mortgaged Property” means any Real Property that is subject to the Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which Borrower contributes or is obligated to contribute, or with respect to which Borrower has or could reasonably be expected to have any liability.

“Net Available Amount” means, in respect of any Loss Proceeds, proceeds of any Disposition or any performance liquidated damages received by Borrower under any Material Agreement, the aggregate amount received by Borrower in respect of such proceeds, net of (i) all reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), incurred or reasonably anticipated to be incurred by Borrower in connection with the collection of such proceeds; and (ii) federal, state, provincial, foreign and local Taxes (other than any income taxes) reasonably estimated to be actually payable by Borrower within the current or the immediately succeeding tax year in connection therewith to the extent such amounts were not deducted in determining the amount of such proceeds.

“Net Income” means, for any period, the net income (or loss) of Borrower for such period taken as a single accounting period, determined in conformity with GAAP; provided that any proceeds received by Borrower in relation to any Permitted Inventory Financing shall not be considered to be Net Income.

“Non-Recourse Parties” has the meaning assigned to such term in Section 9.14.

“Note” has the meaning assigned to such term in Section 2.04(b)(ii).

“Obligations” means all advances to, and debts (including Accrued Interest, interest accruing prior to or after the maturity of the Loan, and interest accruing after the filing of any Bankruptcy), premium, liabilities, obligations, covenants and duties of, any Loan Party arising under any Financing Document, or otherwise with respect to the Loan (for the avoidance of doubt, payable at the Applicable Price), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officer’s Certificate” means, with respect to any Loan Party, a certificate signed by an Authorized Representative of such Loan Party.

“Operating Account” has the meaning assigned to such term in the Depositary Agreement.

“Operating Budget” means a proposed annual operating plan and budget prepared by Borrower in accordance with Section 5.21(a), of (a) anticipated Project Revenues, (b) anticipated Operating Expenses, (c) anticipated Capital Expenditures and (d) anticipated payments in connection with any Permitted Indebtedness and Permitted Investments, in each case, detailed by Borrower, by quarter for the following calendar year, which annual operating plan and budget shall be in the same form as the Projected Initial Operating Budget and approved in accordance with Section 5.21(b).

“Operating Expenses” means any and all of the expenses paid or payable by or on behalf of Borrower in relation to the operation and maintenance of the Renewable Diesel Project, including:

(a) payments under any operating lease,

(b) taxes (including franchise taxes, property taxes and sales taxes and excluding income taxes),

(c) insurance (including the costs of premiums and deductibles and brokers’ expenses),

(d) Capital Lease Obligations and purchase money obligations (to the extent permitted under Section 6.02(e)),

(e) payments under any Project Documents, including any Permitted Affiliate Services Contracts,

(f) costs and fees attendant to obtaining and maintaining in effect the Authorizations relating to the Renewable Diesel Project payable during such period,

(g) payments made to security, police services, legal, accounting and other professional fees attendant to any of the foregoing items payable during such period,

(h) maintenance Capital Expenditures or Capital Expenditures permitted by Section 6.17, and

(i) other expenses set forth in the Operating Budget,

but exclusive of Restricted Payments and payments of principal and interest in respect of the Obligations or any other Indebtedness other than as set forth above. Operating Expenses do not include noncash charges, including depreciation, amortization, income taxes, non-cash taxes or other bookkeeping entries of a similar nature.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Financing Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Financing Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11).

“Participant” has the meaning assigned to such term in Section 9.04(f).

“Participant Register” has the meaning assigned to such term in Section 9.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which Borrower is (or, if such plan were terminated, could under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which Borrower has or would reasonably be expected to have any liability.

“Performance Testing” means the testing requirements set forth in Exhibit E.

“Permitted ABL Borrowing Base” means, as of any date, the sum of (i) 85% of the fair market value of inventories of Borrower pledged to secure any applicable Permitted ABL Financing as of the end of the most recent month preceding such date or any more recent date for which such information is available, and (ii) 90% of the book value of the accounts receivable (net of reserve for doubtful accounts) of Borrower in connection with any inventories pledged to secure any applicable Permitted ABL Financing as of the end of the most recent month preceding such date or any more recent date for which such information is available, in each case calculated on a pro forma basis for any subsequent acquisitions or dispositions of property and assets constituting a division or line of business of Borrower that have been made by Borrower.

“Permitted ABL Deposit Accounts” has the meaning set forth in clause (h) of the definition of “Permitted ABL Financing”.

“Permitted ABL Collateral” has the meaning set forth in clause (h) of the definition of “Permitted ABL Financing”.

“Permitted ABL Financing” means a revolving credit facility of Borrower that meets the following conditions:

(a) the aggregate commitments thereunder do not at any time exceed (x) if Borrower is not party to any Permitted Inventory Financing, $125,000,000 and (y) if Borrower is party to a Permitted Inventory Financing, $75,000,000;

(b) the aggregate principal amount outstanding thereunder does not at any time exceed the Permitted ABL Borrowing Base;

(c) at the time of borrowing under such facility, a majority of the commitments and loans made thereunder shall be by commercial banks;

(d) at the time of entering into such Permitted ABL Financing, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(e) such facility is entered into no earlier than March 1, 2022;

(f) the maturity date thereof shall be no earlier than the Maturity Date;

(g) there shall be no mandatory commitment reductions or mandatory amortization thereunder (other than customary repayment provisions related to overadvances);

(h) the Indebtedness incurred thereunder shall be secured only by a Lien on Borrower’s accounts receivable (and deposit accounts in which such accounts receivable are deposited (the “Permitted ABL Deposit Accounts”)), inventory and books and records related thereto and proceeds thereof (including proceeds of insurance) (the “Permitted ABL Collateral”);

(i) the proceeds of such facility shall be applied solely to fund the working capital needs of Borrower, including the fees, costs and expenses payable by Borrower thereunder, and transaction costs in connection therewith;

(j) the agent thereunder shall have entered into a customary intercreditor agreement with the Administrative Agent and Collateral Agent for the benefit of the Lenders, which such intercreditor agreement will provide for (a) separate collateral packages, (b) the ability of the Lenders to, upon the earliest to occur of (i) an acceleration of the obligations under such Permitted ABL Financing, (ii) a payment default under such Permitted ABL Financing that has not been cured within thirty (30) days, (iii) any Bankruptcy proceeding by or against Borrower or Pledgor or (iv) any exercise of remedies against the Permitted ABL Collateral (a “Trigger Event”), purchase on customary terms at par all outstanding obligations under the Permitted ABL Financing within a customary period of time following such Trigger Event;

(k) a foreclosure or similar exercise of remedies by the Lenders under the Financing Documents shall not be prohibited by the terms of such Indebtedness (it being understood and agreed that change of control provisions shall be permitted but that any foreclosure by the Secured Parties pursuant to the Financing Documents shall be a permitted change of control); and

(l) an Authorized Representative of Borrower shall have delivered substantially final drafts of the relevant financing documents for such Indebtedness no less than five (5) Business Days (or such shorter period as may be reasonably agreed by the Administrative Agent) prior to the incurrence thereof, together with a certificate confirming that such Indebtedness will comply with the foregoing terms and conditions upon the closing thereof.

“Permitted Additional Equity Raise” means an equity financing transaction undertaken by Pledgor pursuant to an arm’s-length transaction subject to the following conditions:

(a) such financing transaction shall be a Qualified deSPAC Transaction;

(b) proceeds of such financing transaction shall be contributed to Borrower and deposited into the Construction Account;

(c) proceeds of such financing transaction (including, for the avoidance of doubt, a “PIPE” transaction, consummated in connection with the closing of the Qualified deSPAC Transaction or from cash held by the SPAC, after taking into account any redemption from the SPAC’s trust account) shall, together with all other Available Construction Funds, not be less than the aggregate unpaid amount of Project Costs (including a reasonable contingency amount) required to cause Conversion Completion in accordance with this Agreement;

(d) proceeds of such financing transaction shall be available to:

(i) pay Project Costs; and

(ii) subject to the conditions set forth in Section 6.06, make the Special Distribution; and

(e) after giving effect to such Qualified deSPAC Transaction, Sponsor or its Affiliates shall continue to manage the day to day operations of the Renewable Diesel Project and, to the extent required to operate the Renewable Diesel Project, the Refinery.

“Permitted Affiliate Services Contract” means those contracts set forth on Schedule 3.23.

“Permitted Disposition” means any of the following dispositions:

(a) any single transaction or series of transactions that involves the receipt of a Net Available Amount of proceeds that is equal to or less than the greater of $5,000,000 in the aggregate prior to the Maturity Date (so long as any such transaction or series of transactions was for fair market value);

(b) the sale or other disposition of any damaged, surplus, worn-out or obsolete assets by Borrower in the ordinary course of business;

(c) the granting of easements or other similar interests in real property to other Persons so long as the grant of such easement or interest does not materially and adversely impair the construction, use, or operation of Borrower’s Business and is in the ordinary course of business;

(d) the sale or other disposition of cash or Cash Equivalents to the extent the use thereof is otherwise permitted by the terms of the Financing Documents;

(e) any Restricted Payment made in accordance with Section 6.06;

(f) sales of inventory in connection with Permitted Inventory Financings; and

(g) dispositions resulting from any taking or condemnation of any property of Borrower by any Governmental Authority.

“Permitted Indebtedness” has the meaning assigned to such term in Section 6.02.

“Permitted Inventory Financing” means one or more transactions or series of transactions entered into by Borrower and a Permitted Inventory Structuring Counterparty, pursuant to which such Permitted Inventory Structuring Counterparty supplies, or agrees to supply, to Borrower inventory of a type that is used or produced in the ordinary course of business of Borrower secured only by a Lien on Borrower’s Permitted Inventory Financing Collateral, including without limitation such transactions that include sales by Borrower of similar inventory to a Permitted Inventory Structuring Counterparty and/or its affiliates and later purchases (or options to purchase) by Borrower of similar inventory from such Permitted Inventory Structuring Counterparty and/or its affiliates, and which may include loans or other extensions of credit from time to time outstanding made by a Permitted Inventory Structuring Counterparty to Borrower in connection with a Permitted Inventory Financing and including the provision by a Permitted Inventory Structuring Counterparty of storage and other related services or the leasing by a Permitted Inventory Structuring Counterparty of related storage facilities, which shall be in form and substance reasonably acceptable to the Required Lenders (which approval shall not be unreasonably withheld, conditioned, or delayed).

“Permitted Inventory Financing Collateral” means (a) all inventory financed with proceeds of any Permitted Inventory Financing, (b) all cash collateral or letters of credit pledged to secure obligations under any Permitted Inventory Financing in an aggregate amount not to exceed $20,000,000 and (c) all insurance proceeds with respect to such inventory and all identifiable cash proceeds of such insurance proceeds; provided that the aggregate amount of inventory comprising Permitted Inventory Financing Collateral shall not exceed 1,000,000 barrels at any time.

“Permitted Inventory Structuring Counterparty” means Macquarie, Citi, Goldman, Bank of America, J.P. Morgan, Wells Fargo, MUFG, any Affiliates of the foregoing (including, without limitation, Macquarie Energy North America Trading Inc.) and any other counterparties approved by the Administrative Agent.

“Permitted Investments” means:

(a) Investments in Cash Equivalents;

(b) extensions of trade credit in the ordinary course of business to the extent otherwise permitted under (or if not addressed, not prohibited) the Financing Documents;

(c) Guarantees by Borrower or Pledgor permitted by Section 6.02;

(d) to any extent constituting an Investment, deposits required to be made to any Permitted Inventory Structuring Counterparty (or an Affiliate thereof) in connection with a Permitted Inventory Financing; and

(e) bank deposits in the ordinary course of business.

“Permitted Lien” means any of the following:

(a) Liens arising by reason of:

(i) taxes, assessments or governmental charges which are not yet delinquent, or for amounts that are overdue and that are being contested in good faith and diligently pursued in appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(ii) security, pledges or deposits in the ordinary course of business for payment of workmen’s compensation or unemployment insurance or other types of social security benefits; and

(iii) licenses of trademarks, tradenames, copyrights, patents and other intellectual property granted in the ordinary course of business;

(b) with respect to Borrower only, Liens of mechanics, carriers, landlords, warehousemen, materialmen, laborers, repairmen’s, employees or suppliers or any similar Liens arising by operation of law incurred in the ordinary course of business with respect to obligations which are not more than ninety (90) days past due, or for amounts that are overdue and that are being contested in good faith and diligently pursued in appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or such Person has posted a bond or other security reasonably acceptable to the Required Lenders;

(c) Liens arising out of judgments, orders or awards that have been adequately bonded, are fully covered by insurance (subject to a customary deductible) or with respect to which a stay of execution has been obtained pending an appeal or proceeding for review;

(d) with respect to Borrower only, Liens arising with respect to zoning restrictions (to the extent not violated by Borrower’s current or contemplated use of the Real Property), easements, leases, subleases, licenses, sublicenses, reservations, covenants, rights-of-way, utility easements, building restrictions, oil, gas, coal and other mineral interests, survey exceptions, encroachments, title defects and other similar non-monetary charges or encumbrances on the use of real property, in each case, which, individually or in the aggregate, do not materially diminish the value of the affected property and do not materially interfere with the ordinary conduct of the business of Borrower or Pledgor (including the Renewable Diesel Conversion and the ownership, construction, installation, completion, operation and maintenance of the Renewable Diesel Project);

(e) with respect to Borrower only, Liens or the interests of lessors to secure Capital Lease Obligations or purchase money obligations incurred pursuant to Section 6.02(e); provided that such Lien encumbers only the specific Property subject to the capital lease or so financed, as applicable, any accessions thereto, proceeds thereof and related books and records;

(f) Liens arising under ERISA and Liens arising under the Code with respect to an employee benefit plan (as defined in Section 3(2) of ERISA) that do not constitute an Event of Default under Section 7.01(i);

(g) Liens created under the Security Documents;

(h) with respect to Borrower only, Liens to secure any Permitted ABL Financing permitted under Section 6.02(c); provided that such Lien encumbers only Permitted ABL Collateral;

(i) with respect to Borrower only, Liens to secure Borrower’s obligations in connection with Permitted Inventory Financings permitted under Section 6.02(d); provided that such Liens encumber only Permitted Inventory Financing Collateral;

(j) with respect to Borrower only, Liens or pledges of deposits of cash, securing bonds or other surety obligations (x) entered into in the ordinary course of business and in an amount not to exceed $5,000,000 in the aggregate, or (y) required under Applicable Law;

(k) (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, in each case, granted in the ordinary course of business in favor of such creditor depositary institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower to provide collateral to the depository institution and (ii) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, including any such Liens of each Depositary Bank over each applicable Collateral Account, any Controlled Account or any Permitted ABL Deposit Account;

(l) Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(m) Liens arising in the ordinary course of business to secure liability (in an amount not in excess of the premium for such insurance) for premiums to insurance carriers;

(n) (1) Liens granted in connection with sales permitted hereunder that are intended to be “true sales”, or bailment, storage, lease or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction, including in connection with a Permitted Inventory Financing, in each case, which transactions are permitted hereunder, which Liens are intended to protect such counterparty in the event that such transaction is recharacterized as a secured financing and attach only to the assets that are the subject of such transaction and (2) the filing of UCC financing statements as a precautionary measure in connection with the foregoing;

(o) with respect to Borrower only and to the extent not covered in clauses (a) to (n) above, Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of obligations of Borrower secured thereby does not exceed $5,000,000 at any one time; and

(p) Liens that extend, renew or replace in whole or in part a Lien referred to above.

“Permitted Other Equity Raise” means a financing transaction undertaken by Pledgor upon terms no less favorable to Pledgor than it would obtain in comparable arm’s-length transactions with a Person who is not an Affiliate and subject to the following conditions:

(a) such financing transaction shall be a sale of common Capital Stock of Pledgor for cash consideration;

(b) the Person acquiring such common Capital Stock of Pledgor shall be a strategic investor (excluding, for the avoidance of doubt, any portfolio company of any private equity or infrastructure fund) focused on the synergies and integration capabilities of the Renewable Diesel Project, and shall have a bona fide third party commercial relationship in relation to the Renewable Diesel Project;

(c) such financing transaction shall be for an aggregate amount not to exceed $100,000,000;

(d) proceeds of such financing transaction shall be contributed to Borrower and shall be deposited into the Construction Account;

(e) proceeds of such financing transaction shall be available to:

(i) pay Project Costs; and

(ii) subject to the conditions set forth in Section 6.06, make the Special Distribution; and

(f) after giving effect to such sale of common Capital Stock of Pledgor, Sponsor and its Affiliates shall continue to manage the day to day operations of the Renewable Diesel Project and, to the extent required to operate the Renewable Diesel Project, the Refinery;

(g) the Lenders shall have been provided with at least thirty (30) days’ advance written notice of the proposed sale of such common Capital Stock of Pledgor; and

(h) the Person acquiring such common Capital Stock of Pledgor shall have delivered to the Lenders all documentation and other written information reasonably requested by such Lenders, including (i) information required by the Lender’s “know your customer” and anti-money laundering policies and internal practices as consistently applied, including in relation to the USA PATRIOT Act, and (ii) a Beneficial Ownership Certification and such other information required by the Beneficial Ownership Regulation.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Amount” has the meaning specified in Section 2.07(e).

“Pledge Agreement” means that certain Pledge Agreement, to be entered into on the Closing Date, among Pledgor, Borrower and the Collateral Agent, substantially in the form of Exhibit G.

“Pledgor” has the meaning assigned to such term in the preamble.

“Pledgor LLCA” means the Limited Liability Company Agreement of Pledgor, dated as of November 18, 2021, by and among Calumet Montana Refining, LLC and each Person that becomes a party thereto as an independent manager.

“Post-Default Rate” means a rate per annum which is equal to the sum of (a) the Interest Rate plus (b) 2.00% per annum plus (c) during the continuation of the applicable Event of Default, on each six-month anniversary of the initial occurrence of such Event of Default, an additional 0.25% per annum.

“Pre-Approved Project Costs” means the pre-approved Project Costs set forth in the Approved Project Budget delivered to the Lenders on the Closing Date pursuant to Section 4.01(g)(i).

“Preferred Units” has the meaning assigned to such term in Section 4.01(n).

“Pretreatment Unit Project Component” means a pretreatment unit which will remove contaminants such as chlorides, metals, and other impurities in order to prevent shortened life of the renewable diesel processing unit catalyst and which (a) will support the Renewable Diesel Project, (b) will be located on the Mortgaged Real Property, (c) will be owned or leased by Borrower and (d) will either be operated by Borrower or operated by Calumet pursuant to the Master Services Agreement. The pretreatment unit will provide profit optimization opportunities by allowing the processing of lower CI feedstocks such as bleachable fancy tallow, used cooking oil, distiller’s corn oil and other opportunistic feedstocks (such as white grease or poultry fat) in the RDU.

“Project Costs” means the costs and expenses incurred or to be incurred on or prior to the Conversion Completion Date (but, for the avoidance of doubt, after the date hereof) in connection with the Renewable Diesel Conversion as contemplated by the Approved Project Budget and the development, design, engineering, procurement, construction, installation, equipping, assembly, operation, inspection, testing, completion and start-up of the Renewable Diesel Project including all fees and expenses paid or payable pursuant to any Project Document and any Permitted Affiliate Services Contract, including the Pre-Approved Project Costs.

“Project Documents” means, without duplication, the Material Agreements and each other agreement related to the Renewable Diesel Conversion and the development, construction, operation, maintenance, management, administration, ownership or use of the Renewable Diesel Project, the receipt, storage and delivery of any products therefrom, the provision of inputs and other services thereto and real property rights and interests relating to the Renewable Diesel Project, in each case, entered into by, or assigned to, Borrower.

“Project Revenues” has the meaning assigned to such term in the Depositary Agreement.

“Projected Initial Operating Budget” means the operating budget attached hereto as Exhibit N.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, (a) as are commonly used in the renewable diesel fuel industry in the United States, as applicable, of a type and size similar to the Renewable Diesel Project as good, safe and prudent practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such projects, with commensurate standards of safety, performance, dependability, efficiency and economy or (b) which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. “Prudent Industry Practices” is not limited to mean one particular or the optimum practice, method, equipment specification or standard in all cases and shall not be interpreted to require the adoption or implementation of any particular best or most optimal practice, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards during the relevant period in light of the circumstances.

“Qualified deSPAC Transaction” means an acquisition, purchase, merger, amalgamation or other similar business combination of Pledgor by, into or with, a publicly traded special purpose acquisition company or its subsidiary (a “SPAC”), following which the Capital Stock of the combined entity or its parent is listed on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or an affiliated national securities exchange in the United States of America of either of such stock exchanges.

“Quarterly Date” means the last Business Day of September, December, March and June in each fiscal year, the first of which shall be the first such day after the date hereof.

“Real Property” means all right, title and interest of Borrower in and to any and all parcels of real property (including the Site and the Easements) together with all of Borrower’s interests in all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Transaction Document.

“Refinery” means the crude oil refinery owned and operated by Affiliates of Sponsor located adjacent to the Renewable Diesel Project in Great Falls, Montana.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Regulation U” means Regulation U of the Board.

“Reinvestment Action” has the meaning assigned to such term in the Depositary Agreement.

“Reinvestment Notice” has the meaning assigned to such term in the Depositary Agreement.

“Related Fund” means with respect to any Lender, any fund that invests in loans and is managed or advised by the same investment advisor as such Lender, or by such Lender or an Affiliate of such Lender.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, emanation, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment, including the movement through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Renewable Diesel Conversion” has the meaning assigned to such term in the recitals.

“Renewable Diesel Conversion Conditions” has the meaning assigned to such term in Section 4.02.

“Renewable Diesel Conversion Conditions Satisfaction Date” has the meaning assigned to such term in Section 4.02.

“Renewable Diesel Project” has the meaning assigned to such term in the recitals.

“Renewable Hydrogen Plant Project Component” means a new renewable hydrogen plant to be designed for 20 million standard cubic feet per day of 99.99% hydrogen supplied at 200-220 pounds per square inch gauge to the makeup compressors for the Renewable Diesel Project and which (a) will support the Renewable Diesel Project, (b) will be located on the Mortgaged Real Property, (c) will be owned or leased by Borrower and (d) will either be operated by Borrower or operated by Calumet pursuant to the Master Services Agreement. The feedstock will be RDU off-gases (backed up by natural gas for start-up). The heavier RDU off-gas feedstock will require pre-reforming of the RDU off-gases and naphtha streams.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having aggregate outstanding Loans and Commitments representing 50% or more of the sum of the total outstanding Loans and Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restoration Action” has the meaning assigned thereto in the Depositary Agreement.

“Restricted Payment” means:

(a) any dividend paid by Borrower (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by Borrower of, any portion of any membership interests in Borrower or any warrants, rights or options to acquire any such membership interests;

(b) any payment of development, management or other fees, or of any other amounts, by Borrower to any Affiliate thereof; and/or

(c) any other payment (in cash, Property or obligations to a parent company of Borrower) to a parent company or Affiliate of Borrower,

excluding, in the case of the foregoing clauses (b) and (c), any payments pursuant to any agreement entered into in accordance with Section 6.11 (including, without limitation, the payment of fees, costs and expenses as required under each Permitted Affiliate Services Contract).

“Ring-Fencing Provisions” has the meaning assigned to such term in Section 3.19.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sanctioned Country” means, at any time, a country or territory that is subject to comprehensive Sanctions. For the avoidance of doubt, as of the Closing Date, Sanctioned Countries are the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” means (a) each Agent and (b) the Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Security Agreement, to be entered into on the Closing Date, between Borrower and the Collateral Agent, substantially in the form of Exhibit F.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Mortgage, the Depositary Agreement, the Consents to Assignment, all Uniform Commercial Code financing statements required by any Security Document and any other security agreement or instrument to be executed or filed pursuant hereto or any Security Document.

“Site” means the real property described on Schedule 1.01(a).

“Solvent” means, with respect to Borrower on a particular date of determination, that on such date (a) the fair value of the assets of Borrower exceeds its debts and liabilities, subordinated, contingent, or otherwise, (b) the present fair salable value of the assets of Borrower is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Borrower is not engaged in, and is not about to engage in, business for which it has unreasonably small capital and (d) Borrower is not insolvent as defined under applicable Bankruptcy laws; provided that, unless otherwise provided under Applicable Law, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such date, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Distribution” has the meaning assigned to such term in Section 6.06.

“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency (FEMA) has designated as an area subject to special flood or mud slide hazards.

“Specified Affiliate Material Agreement Counterparty” means each Person (other than Borrower, any Agent or any Lender) from time to time party to any Specified Affiliate Material Agreement.

“Specified Affiliate Material Agreements” means, collectively, (a) the Acquisition Agreement, (b) the Master Services Agreement, (c) the Tolling Agreement, (d) the Ground Lease, (e) the Guarantee Agreement, (f) the Storage Facilities Agreement, and (g) any other Material Agreement entered into by Borrower with one or more Affiliates of Borrower and no third parties.

“Specified Project Component” means each of (a) the Pretreatment Unit Project Component, (b) the Renewable Hydrogen Plant Project Component and (c) the Wastewater Treatment Project Component, as the case may be.

“Sponsor” means Calumet Specialty Products Partners, L.P.

“Sponsor Indebtedness Documents” means:

(a) that certain Third Amended and Restated Credit Agreement, dated as of February 23, 2018, by and among Sponsor, as a borrower, the subsidiaries of Sponsor listed as “Borrowers” on the signature pages thereto and certain other persons which may become a borrower thereunder from time to time, the subsidiaries of Sponsor listed as “Guarantors” on the signature pages thereto and each other person which may become a guarantor thereunder from time to time, the financial institutions party thereto from time to time as lenders and Bank of America, N.A., as agent for lenders, as amended, restated, supplemented and otherwise modified from time to time;

(b) that certain Indenture, dated as of November 26, 2013, by and among Sponsor and Calumet Finance, as issuers, the guarantors listed on the signature pages thereof and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented and otherwise modified from time to time;

(c) that certain Indenture, dated as of March 27, 2015, by and among Sponsor and Calumet Finance, as issuers, the guarantors listed on the signature pages thereof and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented and otherwise modified from time to time;

(d) that certain Indenture, dated as of October 11, 2019, by and among Sponsor and Calumet Finance, as issuers, the guarantors listed on the signature pages thereof and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented and otherwise modified from time to time;

(e) that certain Indenture, dated as of August 5, 2020, by and among Sponsor and Calumet Finance, as issuers, the guarantors listed on the signature pages thereof and Wilmington Trust, National Association, as trustee, as amended, restated, supplemented and otherwise modified from time to time;

(f) that certain Amended and Restated Collateral Trust Agreement, dated as of April 20, 2016, by and among Sponsor, the other obligors from time to time party thereto, Wilmington Trust, National Association, as trustee, the other parity lien representatives from time to time party thereto and Wilmington Trust, National Association, as collateral trustee for the benefit of the parity lien secured parties, as amended, restated, supplemented and otherwise modified from time to time; and

(g) that certain Second Amended and Restated Intercreditor Agreement, dated as of April 20, 2016, by and among Sponsor, those certain subsidiaries of Sponsor from time to time party thereto, Wilmington Trust, National Association, as collateral trustee for the fixed asset secured parties referenced therein, and Bank of America, N.A., as agent for the working capital lenders referenced therein, as amended, restated, supplemented and otherwise modified from time to time.

“Storage Facilities Agreement” means that certain Storage Facilities Agreement, dated as of the date hereof, by and between Borrower and Calumet

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing 50% or more of the equity or 50% or more of the ordinary voting power or, in the case of a partnership, 50% or more of the general partnership interests are, as of such date, owned, controlled or held by, or (b) that is, as of such date, otherwise controlled by, the parent and/or one or more Subsidiaries of the parent.

“Swap Agreement” means any agreement or instrument (including a cap, swap, collar, option, or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness or hedging of the prices of products, inputs, or environmental attributes (low carbon fuel standards, blender’s tax credits, renewable identification numbers and similar). A Swap Agreement does not include a forward purchase agreement or forward sale agreement of products to be used in or produced by the Business.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings) with respect to the Loan now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any taxes, levies, imposts, duties, deductions, charges or withholdings on interest payments on the Loan and on any payments made by any Loan Party to any Agent or any Lender pursuant to an obligation of such Loan Party under any of the Financing Documents, and all interest, additions to tax or penalties or similar liabilities with respect thereto.

“Title Company” has the meaning assigned to such term in Section 4.01(l)(ii)(C).

“Title Policy” has the meaning assigned to such term in Section 4.01(l)(ii)(C).

“Tolling Agreement” means that certain Tolling Agreement, dated as of the date hereof, by and between Borrower and Calumet.

“Transaction Documents” means each of the Financing Documents, the Acquisition Agreement and the Material Agreements.

“Transactions” means, collectively, (a) the Renewable Diesel Conversion and the development, construction, ownership and operation of the Renewable Diesel Project as contemplated by the Transaction Documents, the Approved Project Budget and the Approved Project Schedule, (b) the execution, delivery and performance by the Loan Parties of the Financing Documents to which each is a party, (c) the consummation of the Acquisition, (d) the Borrowing hereunder and the use of proceeds of the Loan, and (e) the granting of the Liens pursuant to the Security Documents.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.09(e)(ii)(B)(III).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each applicable Financing Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“UOP License Agreement” means that certain UnicrackingTM Process License Agreement, dated as of November 4, 2013, between UOP LLC and (a) prior to the assignment of such agreement to Borrower in accordance with Section 5.15(e), Calumet, and (b) thereafter, Borrower.

“Updated Project Budget” means an updated budget setting forth all expected Project Costs through Conversion Completion of the Renewable Diesel Conversion delivered to the Lenders pursuant to Section 4.02(a).

“Updated Project Schedule” means an updated detailed project schedule setting forth the expected schedule for the engineering, procurement and construction of the Renewable Diesel Conversion, showing the projected date for achievement of Conversion Completion for the construction of the Renewable Diesel Conversion, delivered to the Lenders pursuant to Section 4.02(b).

“USA PATRIOT Act” has the meaning assigned to such term in Section 9.18.

“Voting Stock” means, with respect to any Person, Capital Stock the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of a contingency.

“Wastewater Treatment Project Component” means a system to receive, pre-treat and discharge to the City of Great Falls wastewater treatment plant the wastewater associated with the Renewable Diesel Project in excess of the capability of the current wastewater system at the Refinery and which (a) will support the Renewable Diesel Project, (b) will be located on the Mortgaged Real Property, (c) will be owned or leased by Borrower and (d) will either be operated by Borrower or operated by Calumet pursuant to the Master Services Agreement.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:

(a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;”

(d) the word “will” shall be construed to have the same meaning and effect as the word “shall;”

(e) unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Financing Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision;

(h) all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement;

(i) the word “or” is not exclusive; and

(j) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. If Borrower notifies the Lenders that Borrower wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Borrower’s compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to Borrower and the Required Lenders. Notwithstanding any other provision contained herein or in any other Financing Document, any lease (or similar arrangement) that would have been characterized, classified or reclassified as an operating lease in accordance with GAAP prior to the date of a Loan Party’s adoption of Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) (whether or not such lease was in effect on such date) shall not constitute a Capital Lease Obligation, and any such lease shall be, for all purposes of this Agreement and the other Financing Documents, treated as though it were reflected on such Loan Party’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to such adoption of Accounting Standards Codification 842.

Section 1.04 Divisions. Any reference herein or in any other Financing Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer or similar term, as applicable to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under any other Financing Document (and each division of any limited liability company that is a Subsidiary, Affiliate, joint venture or any other like term shall also constitute such a separate Person or entity hereunder or any other Financing Document).

ARTICLE II

THE CREDITS

Section 2.01 Loan.

(a) Loan. Subject to the terms and conditions set forth in this Agreement (including Section 4.01) and in reliance upon the representations and warranties of the Loan Parties set forth in the Financing Documents, the Lenders agree to advance to Borrower, on the Closing Date, a loan in an amount equal to $300,000,000.

(b) No Reborrowing. Amounts prepaid or repaid in respect of the Loan may not be reborrowed.

(c) Notice of Loan Borrowing. To request the Borrowing of the Loan, Borrower shall deliver to the Administrative Agent and the Lenders, on a Business Day, a Borrowing Request. Each Borrowing Request shall specify the amount to be borrowed and the proposed Closing Date. The date of the proposed Borrowing (which shall be a Business Day and the Closing Date) specified in a Borrowing Request shall be no earlier than three (3) Business Days after the delivery of such Borrowing Request.

(d) Tax Considerations. For U.S. federal income tax purposes, each of the Loan Parties and the Lenders agree: (i) the Loan shall be treated as an investment unit, (ii) the purchase price of such investment unit shall equal the total purchase price paid by the Lenders for the Loan made on the date such Loan is advanced, and (iii) to treat the Loan as a debt instrument, and not as a “contingent payment debt instrument,” for U.S. federal and state income tax purposes. Borrower will provide any information reasonably requested from time to time by any Lender regarding the original issue discount associated with the Loan, if any, for U.S. federal income tax purposes. Each of Borrower and the Lenders agrees to file tax returns consistent with the allocation set forth in this clause (d). For all non-tax purposes, Borrower and the Lenders agree to treat each Lender as having lent the full amount of its pro rata portion of the principal amount of the Loan.

(e) Treatment as Debt. Each of the Loan Parties and the Lenders agree to treat the Loan as indebtedness in all relevant tax returns, regulatory reports and for all other purposes, including financial accounting and rating agency purposes.

Section 2.02 Funding of the Loan. Subject to the satisfaction or waiver of the conditions set forth in Section 4.01, the Lenders shall, no later than 3:00 pm, New York City time, on the Closing Date, make available to the Administrative Agent at the Funding Office an amount in Dollars and in immediately available funds equal to the Loan to be made by such Lender. Upon receipt of all requested funds, the Administrative Agent shall make available to Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders, in like funds as received by the Administrative Agent into the Construction Account in accordance with the Borrowing Request or as otherwise agreed between the Lenders and Borrower pursuant to the Funds Flow Memorandum.

Section 2.03 Termination of the Commitments. At the close of business on the Closing Date, the Commitments shall automatically and without notice be reduced to zero, and once borrowed or repaid, the Loan may not be reborrowed.

Section 2.04 Repayment of Loan; Evidence of Debt.

(a) Promise to Repay at Maturity. Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of the Lenders, the unpaid principal amount of the Loan then outstanding on the Maturity Date at the Applicable Price (it being understood and agreed that a Loan Conversion shall be deemed a full repayment of the unpaid principal amount of the Loans then outstanding at the Applicable Price on the Loan Conversion Date).

(b) Evidence of Debt.

(i) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request execution and delivery of a Note evidencing the Loans made by such Lender to Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on Borrower absent manifest error; provided that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any obligations of Borrower.

(ii) Borrower agrees that, upon the request by any Lender, Borrower will execute and deliver to such Lender, as applicable, a promissory note (a “Note”), substantially in the form of Exhibit B payable to such Lender in an amount equal to such Lender’s Loan evidencing the Loan made by such Lender. Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid) with respect to each payment or prepayment of, and each addition of Accrued Interest to, the principal of the Loan evidenced thereby, which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate applicable to the Loan evidenced thereby. Such notations shall, to the extent not inconsistent with any Borrowing Request (or, in the absence of which, the notations made by the Administrative Agent in the Register), be conclusive and binding on Borrower absent manifest error; provided that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any obligations of Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 9.04(b).

Section 2.05 Prepayment of the Loan.

(a) Voluntary Prepayments. Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days’ prior written notice to the Administrative Agent and the Lenders stating the prepayment date and aggregate principal amount of the prepayment, to prepay the Loan in whole or in part, subject to the requirements of this Section 2.05. Each prepayment pursuant to this Section 2.05(a) shall be made at the Applicable Price (as provided in Section 2.05(d)). Each partial prepayment of the Loan under this Section 2.05(a) shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $100,000 in excess thereof (or such lesser amount as may be necessary to prepay the aggregate principal amount then outstanding with respect to the Loan). No prepayment under Section 2.05(b) shall constitute a voluntary prepayment under this Section 2.05(a).

(b) Mandatory Prepayments and Offers to Prepay.

(i) Casualty and Condemnation Events. With respect to any Event of Loss, in the event that any Loss Proceeds are not applied to fund a Restoration Action or to complete the Renewable Diesel Conversion as permitted by, and as expended in accordance with, the Depositary Agreement, then Borrower shall prepay the Loan in accordance with Section 2.05(d) in an amount equal to 100% of the Net Available Amount of such Loss Proceeds in accordance with the Depositary Agreement.

(ii) Performance Liquidated Damages. In the event that any performance liquidated damages paid under any Material Agreement are not used or applied to the payment of Project Costs incurred as a result of the event or occurrence giving rise to the payment of such performance liquidated damages or to cure such non-performance or to complete the Renewable Diesel Conversion in accordance with the conditions set forth in the Financing Documents, then Borrower shall prepay the Loan in accordance with Section 2.05(d) in an amount equal to 100% of the Net Available Amount of such performance liquidated damages in accordance with the Depositary Agreement.

(iii) Mandatory Prepayment Event. In the event of (x) any Bankruptcy of Borrower, (y) any Change of Control (excluding, for the avoidance of doubt, resulting from any Permitted Additional Equity Raise), or (z) any sale of Capital Stock of Pledgor (other than any sale of Capital Stock of Pledgor that is a Permitted Additional Equity Raise, any Permitted Other Equity Raise or any sale of common Capital Stock of Pledgor in connection with any Capital Lease Obligations in connection with any one of the Specified Project Components) (each such event, a “Mandatory Prepayment Event”), then Borrower shall prepay all Obligations then outstanding hereunder within three (3) Business Days of such Mandatory Prepayment Event.

(c) Notice. Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loan required to be made by Borrower pursuant to this Section 2.05(b) not later than 1:00 p.m. New York City time at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by Borrower. The Administrative Agent will notify each Lender of the contents of Borrower’s prepayment notice and of such Lender’s pro rata portion of the prepayment.

(d) Terms of All Prepayments.

(i) Subject to Section 2.05(d)(iii), all partial prepayments of the Loan shall be applied on a pro rata basis to the Loan of all Lenders.

(ii) Each prepayment of the Loan shall be made at the Applicable Price and accompanied by any additional amounts required pursuant to Section 2.09.

(iii) It is understood and agreed that if the Obligations are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Loan will be due and payable at the Applicable Price that would have applied if, at the time of such acceleration, Borrower had prepaid, refinanced, substituted or replaced any or all of the Loan as contemplated in Section 2.05(a) (any such event, an “Acceleration Event”), without any further action (including any notice requirements otherwise applicable to Acceleration Events, if any) and such Applicable Price shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Applicable Price payable above shall be presumed to include an allowance for the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Loan shall also be payable at the Applicable Price in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.

BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS, OR MAY PROHIBIT, THE COLLECTION OF THE FOREGOING APPLICABLE PRICE IN CONNECTION WITH ANY SUCH ACCELERATION. Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Applicable Price is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Price shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Price; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(d)(iii). Borrower expressly acknowledges that its agreement to pay the Applicable Price to the Lenders as herein described is a material inducement to the Lenders to provide the Commitment and make the Loan contemplated hereby. Borrower acknowledges, and the parties hereto agree, that each Lender has the right to maintain its investment in the Loan free from repayment by Borrower (except as herein specifically provided for) and that the provision for payment of the Applicable Price by Borrower, in the event that the Loan is prepaid or accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

(iv) Each party hereto acknowledges and agrees that Loans of a particular Lender shall be prepaid pursuant to Section 2.05(a) or Section 2.05(b) (as applicable) in the order in which such Loans were made or acquired by such Lender pursuant to Section 2.01.

Section 2.06 Fees.

(a) Fees. Borrower agrees to pay to each Lender and each Agent, for its own account, any Fees set forth in any Fee Letter to which such Lender or Agent is a party.

(b) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds, in the case of any Agent’s Fees, to such Agent, as applicable, and, in the case of all other Fees, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, no Fee shall be refundable under any circumstances, absent manifest error.

Section 2.07 Interest.

(a) Loan. The Loan (including any Accrued Interest) shall bear interest at a rate per annum equal to the Interest Rate on and after the date of Borrowing of the Loan.

(b) Default Interest. During the continuance of an Event of Default, the outstanding principal amount of the Loan (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum equal to the Post-Default Rate, from the date of such nonpayment or occurrence of such Event of Default, as applicable, until such amount is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing.

(c) Payment of Interest. Subject to Section 2.07(e), accrued interest on the Loan shall be payable in arrears on each Quarterly Date and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.07(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment as part of the Applicable Price.

(d) Computation. All interest hereunder shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The computation of interest shall be determined by the Lenders and such determination shall be conclusive absent manifest error.

(e) Payment in Kind. If any interest due is not paid in full in cash on any Quarterly Date (such portion, the “Interest Shortfall”), such Interest Shortfall shall be paid in kind (in lieu of payment in cash) by making payment of the Interest Shortfall by adding the amount of the Interest Shortfall to the outstanding principal amount of the Loan on such Quarterly Date (such amount paid as so described, the “PIK Amount”). During the quarterly interest period immediately preceding a Quarterly Date on which an Interest Shortfall exists, interest shall be deemed to have accrued on the outstanding principal amount of the Loan at a rate per annum equal to the product of (i) the percentage of the interest amount that was not paid in cash on such Quarterly Date multiplied by (ii) 2.00% per annum above the Interest Rate otherwise applicable thereto. The aggregate outstanding principal amount of the Loan shall be automatically increased on each such Quarterly Date by the amount of such Interest Shortfall paid in kind. Following an increase in the principal amount of the Loan as a result of PIK Amounts, the Loan shall accrue interest on such increased principal amount from and after the applicable Quarterly Date. References herein and in the other Financing Documents to the “principal amount” of the Loan shall include increases in the principal amount of the Loan as a result of any PIK Amounts. For the avoidance of doubt, any portion of the Interest Rate not paid in kind shall be paid in cash.

(f) Miscellaneous. For the avoidance of doubt, (i) on each Quarterly Date prior to the Maturity Date, any interest on the Loan then due and payable shall be paid, either in cash or in kind, in accordance with this Agreement and (ii) on the Maturity Date or in connection with any prepayment or repayment as provided herein, any interest on the Loan then due and payable shall be paid entirely in cash in accordance with this Agreement as part of the Applicable Price. All amounts of interest added to the principal of the Loan pursuant to Section 2.07(e) shall bear interest as provided herein, be payable as provided in Section 2.04 and shall be due and payable on the Maturity Date or in connection with any prepayment or repayment as provided herein. The Lenders’ determination of the principal amount of the Loan outstanding at any time shall be conclusive and binding, absent manifest error.

Section 2.08 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board under Regulation D or otherwise) against assets of, deposits with or for account of, or credit extended by, any Lender;

(ii) subject any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder to any Taxes (other than Indemnified Taxes or Taxes described in clauses (b) through (d) of Excluded Taxes) on its loan, loan principal, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition (other than Taxes) not otherwise contemplated hereunder affecting this Agreement or the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Loan (or of maintaining its obligation to make the Loan) to Borrower or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or could have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of any Lender setting forth calculations in reasonable detail of the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in Section 2.08(a) or Section 2.08(b) shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) Business Days after receipt thereof.

(d) Delay in Requests. Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.08, such Lender shall notify Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.08 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 2.08 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.09 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Financing Document shall be made free and clear of and without withholding or deduction for any Taxes except as required by Applicable Law; provided that if such Loan Party (or the applicable withholding agent) shall be required by

Applicable Law to withhold or deduct any Taxes from such payments, then (i) to the extent such Taxes are Indemnified Taxes, the sum payable by such Loan Party shall be increased as necessary so that after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Loan Party (or applicable withholding agent) shall make or shall cause to be made such withholdings and deductions and (iii) such Loan Party (or applicable withholding agent) shall pay or shall cause to be paid the full amount withheld and deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify or cause to be indemnified the Administrative Agent, the Collateral Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section but without duplication of any amounts indemnified under Section 2.09(a)) paid or payable by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by the Collateral Agent or any Lender, or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, the Loan Parties shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent, acting reasonably.

(e) Forms. (i) Any of the Administrative Agent, the Collateral Agent or any Lender (including any assignee Lender) that is legally entitled to an exemption from or reduction of withholding Tax with respect to payments under any Financing Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by Borrower, the Collateral Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent or prescribed by Applicable Law as will permit such payments to be made without or at a reduced rate of, withholding. In addition, any of the Administrative Agent, the Collateral Agent or any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding tax. Upon the reasonable written request of Borrower or the Administrative Agent, or if any form or certification previously delivered expires or becomes obsolete or inaccurate, any Lender shall update any such form or certification previously delivered pursuant to this Section 2.09(e)(i). Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(e)(ii)(A), Section 2.09(e)(ii)(B), or Section 2.09(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender who is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Lender who is not a U.S. Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Lender who is not a U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV) to the extent a Lender who is not a U.S. Person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(C) Any Lender who is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(f) Treatment of Certain Refunds. If the Administrative Agent, the Collateral Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.09, it shall pay over such refund to Borrower, net of all of its out-of-pocket expenses (including Taxes with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent, the Collateral Agent or any Lender agrees to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent or any Lender, as the case may be, in the event the Administrative Agent, the Collateral Agent or any Lender, as the case may be, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.09(f), in no event will the Administrative Agent, the Collateral Agent and or any Lender be required to pay any amount to Borrower pursuant to this Section 2.09(f) the payment of which would place the Administrative Agent, the Collateral Agent or the Lender, as the case may be, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.09(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) FATCA. If a payment made to the Administrative Agent, the Collateral Agent or any Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Administrative Agent, Collateral Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Administrative Agent, Collateral Agent or Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Survival. Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Loan and the repayment, satisfaction or discharge of all obligations under any Transaction Documents.

Section 2.10 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments by Borrower. Unless otherwise specified, Borrower shall make each payment required to be made by it hereunder, or by way of transfer from Depositary Bank, (whether of principal, interest, fees, or under Section 2.08 or Section 2.09, or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Unless otherwise notified by the Administrative Agent in writing to Borrower, all such payments shall be made to the Administrative Agent for the benefit of each Agent and Lenders at: Oaktree Fund Administration, LLC (payment instructions: Bank Name: Key Bank, N.A., ABA/Routing No.: 041 -001 -039, Account Name: Oaktree Fund Administration, LLC, Account No.: 359681551461, Reference: Montana Renewables, LLC); and in each case, except as otherwise expressly provided in the relevant Financing Document and payments pursuant to Section 2.09, Section 2.10 and Section 9.03, which shall be made directly to the Persons entitled thereto, in each case subject to the terms of this Agreement. The Administrative Agent shall distribute any such payments received by it in like funds as received for account of any other Person to the appropriate recipient promptly (and in any case not more than one Business Day) following receipt thereof. Payments to each Lender shall be made to such Lender in accordance with its Administrative Questionnaire. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the immediately preceding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Financing Document are payable in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal and interest at the Applicable Price, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay fees and other amounts (except for the amounts required to be paid pursuant to the following clause (ii)) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees and such other amounts then due to such parties, and (ii) second, to pay the Applicable Price then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise expressly provided herein: (i) the Loan shall be made from the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.03 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective applicable Commitments; (ii) except as provided in Section 2.05(d), each payment or prepayment of principal of the Loans at the Applicable Price by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them being paid or prepaid; and (iii) each payment of interest on the Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or recover any amount in respect of any principal of or interest on any of its Loan resulting in such Lender receiving a greater proportion of the aggregate amount of the Loan and accrued interest thereon then due than the proportion received by any other Lender, then, unless otherwise agreed in writing by the Lenders, the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.10(d) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to Borrower or any Affiliate thereof (as to which the provisions of this Section 2.10(d) shall apply); provided, further, that no Lender shall be required to purchase a participation from a Lender rejecting its option to receive prepayments under Section 2.05(b) to the extent disproportionality results from the rejecting Lender’s election under Section 2.05(b). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due to them. In such event, if Borrower has not in fact made such payment within one Business Day after such due date, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02, Section 2.10(e) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.11 Change of Lending Office. If Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.09, then such Lender shall (i) file any certificate or document reasonably requested in writing by Borrower and/or (ii) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender exercised in good faith, such designation or assignment (x) could eliminate or reduce amounts payable pursuant to Section 2.09, as the case may be, in the future and (y) could not subject such Lender to any unreimbursed cost or expense and could not otherwise be disadvantageous to such Lender in any material respect. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.12 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On each of the Closing Date and on any other date that the representations herein are required to be made pursuant to the Financing Documents, each Loan Party represents and warrants to each Agent and the Lenders that, as of such date:

Section 3.01 Due Organization, Etc.

(a) Each Loan Party is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Loan Party (i) has all requisite limited liability company power and authority to own or lease and operate its assets and to carry on its business as now conducted and as proposed to be conducted and (ii) is duly qualified to do business and is in good standing in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted (including performance of each Material Agreement to which it is party), except, in each case, where any such failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Pledgor is the sole member of Borrower, and all Capital Stock in Borrower is beneficially owned and controlled by Pledgor free and clear of all Liens other than Permitted Liens.

Section 3.02 Corporate Power, Etc. Each Loan Party has full limited liability company powers, authority and legal right to enter into, deliver and perform its respective obligations under each of the Transaction Documents to which it is a party and to consummate each of the transactions contemplated herein and therein, and has taken all necessary corporate, limited liability company, limited partnership or other organizational action to authorize the execution, delivery and performance by it of each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is in full force and effect and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by (i) Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (iii) implied covenants of good faith and fair dealing.

Section 3.03 No Conflict. The execution, delivery and performance by each Loan Party of each of the Transaction Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by it, as well as the consummation of the transactions contemplated herein and therein, do not and will not (i) conflict with the Organizational Documents of any Loan Party, (ii) conflict with or result in a breach of, or constitute a default under, in any material respect, any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement (including any Material Agreement) to which such Loan Party is a party or by which it is bound or to which such Loan Party’s property or assets are subject, (iii) conflict with or result in a breach of, or constitute a default under, in any material respect, any Sponsor Indebtedness Documents, (iv) conflict with or result in a breach of, or constitute a default under, in any material respect, any Applicable Law, (v) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of such Loan Party’s property or the Collateral or (vi) require any material consent or material approval of any Person, and with respect to any Governmental Authority, require any material registration with, or material notice to, or any other material action of, with or by any applicable Governmental Authority, in each case which has not already been obtained (except, solely with respect to this clause (vi), (1) those Authorizations that are immaterial to the Renewable Diesel Conversion or the Renewable Diesel Project or are ministerial in nature and can reasonably be expected to be obtained in due course, without materially adverse conditions or requirements, on or before the date required, (2) those that are required by securities, regulatory or applicable law in connection with an exercise of remedies, (3) as set forth in Part II and Part III of Schedule 3.04, (4) the filing of any required continuation statements, and (5) for those that, by the terms of the Security Documents, are not required to be obtained or completed or are required to be obtained or completed only after the Closing Date).

Section 3.04 Authorizations, Etc.

(a) Except as otherwise set forth on Part IV of Schedule 3.04, Borrower is in compliance in all material respects with each Applicable Authorization by a Governmental Authority currently in effect.

(b) Part I and Part II of Schedule 3.04 set forth all material Applicable Authorizations, in each case that are necessary for the Renewable Diesel Conversion and the Renewable Diesel Project’s development and construction, and Part I, Part II and Part III of Schedule 3.04 set forth all material Applicable Authorizations, in each case that are necessary for the Renewable Diesel Project’s operation and ownership (other than (i) those Authorizations that are immaterial to the Renewable Diesel Project or are ministerial in nature and can reasonably be expected to be obtained in due course, without materially adverse conditions or requirements, on or before the date required and (ii) those Authorizations which are required to be obtained due to a change in law arising after the Closing Date). Each Authorization listed in Part I of Schedule 3.04 has been issued to, assigned to, or otherwise assumed or made by Borrower (other than Montana Air Quality Permit Modification to #2161-35, which will be replaced with Montana Air Quality Permit Modification to #2161-36 (which will be effective on November 20, 2021), issued to Calumet for Refinery Reconfiguration), is in full force and effect and is not subject to any current, pending or, to Borrower’s knowledge threatened legal proceeding (including administrative or judicial appeal, permit renewals or modification) or to any unsatisfied material condition (required to be satisfied as of date this representation and warranty is made), and except as otherwise noted in Part I of Schedule 3.04, all statutorily prescribed appeal periods with respect to the issuance of such Authorizations have expired.

(c) Each Authorization listed in Part II and Part III of Schedule 3.04 which has not yet been obtained is not yet an Applicable Authorization and is of a type that is reasonably expected to be timely obtainable without material delay prior to the time that it will become an Applicable Authorization, and, to Borrower’s knowledge, no facts or circumstances exist that make it reasonably likely that any such Authorization will not be so obtainable in due course prior to the time that such Authorization becomes required for the Renewable Diesel Conversion and the development, construction and operation of the Renewable Diesel Project in accordance with Applicable Law.

(d) As of the date of this Agreement, Borrower expects to obtain each of the Applicable Authorizations set forth in Part II and Part III of Schedule 3.04 by Date Certain.

(e) Borrower holds all material permits, licenses, approvals, certificates, consents, certificates of authorization, registrations and other authorizations that are required under Environmental Law to conduct its business as currently conducted.

Section 3.05 Financial Statements; No Material Adverse Effect.

(a) Borrower has heretofore furnished to the Lenders the financial statements specified in Section 4.01(g). The financial statements furnished to the Lenders pursuant to Section 4.01(g) present fairly in all material respects the financial condition, results of operations and cash flows of Borrower, as of such dates and for such periods. Such balance sheets disclose all material liabilities (contingent or otherwise) of Borrower, as of the dates thereof to the extent required by GAAP. Such financial statements were prepared in accordance with GAAP.

(b) Since September 30, 2021, there has been no event or occurrence that is continuing which has resulted in a Material Adverse Effect or could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation. Except as set forth on Schedule 3.06, there is no pending or, to the knowledge of any Authorized Representative of Borrower, threatened (in writing) litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority by or against Borrower (a) seeking to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents, (b) purporting to affect the legality, validity or enforceability of any of the Transaction Documents, or (c) that affects the Renewable Diesel Project or any material part of the Site.

Section 3.07 Environmental Matters. Except as set forth on Schedule 3.07 or as could not reasonably be expected to have a Material Adverse Effect:

(a) Borrower is in compliance with all applicable Environmental Laws;

(b) there are no past or pending Environmental Claims asserted against Borrower or the Renewable Diesel Project, including any consent decrees, orders, settlements or other agreements relating to compliance with or liability under Environmental Laws, except for such Environmental Claims that have been fully resolved and received written regulatory closure approvals under Environmental Law, when applicable;

(c) there has been no Release of Hazardous Materials at, on, from or under the Site or any other real property owned, leased or operated by Borrower, and to Borrower’s knowledge, at any site or any other real property formerly owned, leased or operated by Borrower, except in each case in compliance with Environmental Laws;

(d) Borrower has not entered into any contract or other binding agreement pursuant to which they have retained or assumed or indemnified any Person for any liabilities or obligations of any other Person arising under Environmental Law; and

(e) Borrower has made available copies of all significant reports, correspondence and other documents in its possession, custody or control regarding compliance by Borrower or any Affiliate with, or potential liability of Borrower under, Environmental Laws or Authorizations required under Environmental Laws in respect of the Site.

Section 3.08 Compliance with Laws and Obligations. Subject to Section 3.04 and Section 3.07, Borrower and the Renewable Diesel Project is in compliance with all Applicable Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.09 Material Agreements; Indebtedness documents.

(a) Borrower has delivered to the Lenders correct and complete copies of each of the Material Agreements and any amendments thereto that are currently in effect. Except as has been previously disclosed in writing to the Lenders, none of the Material Agreements has been further amended or modified in any material respect or terminated.

(b) Except as set forth in Schedule 3.09, (i) there are no unsatisfied conditions precedent to a Material Agreement Counterparty’s obligations or to full performance of a Material Agreement Counterparty under any Material Agreement (in each case other than those conditions precedent that can reasonably be expected to be satisfied in due course on or before the date required), and (ii) Borrower has not received any default, expiration, breach or termination notice pursuant to any Material Agreement or any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement to which Borrower is a party or by which it is bound or to which Borrower’s property or assets are subject.

(c) Borrower is in compliance in all material respects with all of the terms of the Material Agreements to which it is a party and any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement to which Borrower is a party or by which it is bound or to which Borrower’s property or assets are subject. To the knowledge of Borrower, no Material Agreement Counterparty is in default of any of its obligations under any Material Agreement.

Section 3.10 Intellectual Property.

(a) Borrower owns, or is licensed to use, all patents, trademarks, permits, proprietary information and knowledge, technology, copyrights, licenses, franchises and formulas, or rights with respect thereto and all other intellectual property, necessary for its business and that are material to the performance by it of its obligations under the Transaction Documents to which it is a party, in each case, as to which the failure of Borrower to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by Borrower does not infringe in any respect upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Except (i) as set forth on Schedule 3.10 and (ii) solely during the period commencing on the Closing Date and ending on the earlier of (x) completion of the assignment contemplated by Section 5.15(e) or (y) the expiration of the period to complete such assignment in accordance with Section 5.15(e), the UOP License Agreement, Borrower has obtained all necessary licenses to intellectual property required to be obtained by Borrower for the Renewable Diesel Project the absence of any of which could reasonably be expected to have a Material Adverse Effect.

Section 3.11 Taxes.

(a) Each Loan Party has timely filed or caused to be filed all material tax returns and reports required to have been filed by it and has paid or has caused to be paid all material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets required to have been paid by it (whether or not shown as due on any tax returns), other than taxes which are not yet delinquent or that are being contested in good faith and diligently pursued in appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or such Loan Party has provided security securing such payment obligation reasonably acceptable to the Required Lenders. There is no proposed tax assessment against the Loan Parties. No Loan Party is a party to any tax sharing agreement.

(b) For U.S. federal income tax purposes, as of the Closing Date, each of Borrower and Pledgor is properly classified as an entity that is disregarded as separate from Sponsor.

Section 3.12 Full Disclosure; Projections.

(a) No written information nor any certificate or other documentation (other than the Approved Project Budget, the Operating Budget, any consultant reports, or any projections, financial models and other forward-looking statements or information of a general economic or industry specific nature) furnished or verified by any Loan Party to the Administrative Agent, or the Lenders, or to any consultant submitting a report to Administrative Agent, or the Lenders, by or, to any Loan Party’s knowledge, on behalf of any Loan Party with respect to the Renewable Diesel Project, in connection with the transactions contemplated by this Agreement or the other Financing Documents, contained (when taken as a whole and at the time of delivery or verification thereof) any untrue statement of a material fact or omitted (when taken as a whole and at the time of delivery or verification thereof) to state a material fact necessary in order to make the statements contained herein or therein not materially misleading under the circumstances in which they were made at the time such statements were made and when taken as a whole (other than any information that was corrected or updated in writing to the Lenders prior to the Closing Date).

(b) Borrower has prepared the Approved Project Budget and is responsible for developing the assumptions on which such Approved Project Budget is based; and such Approved Project Budget (a) as of the date delivered, updated or supplemented is based on reasonable assumptions and (b) as of the date delivered, updated or supplemented is consistent in all material respects with the provisions of the Project Documents executed on or prior to such date (it being understood that such Approved Project Budget is subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, and Borrower makes no representation or warranty as to the attainability of such Approved Project Budget or as to whether such Approved Project Budget will be achieved).

(c) As of the date hereof, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.13 [Reserved].

Section 3.14 Solvency. Immediately after giving effect to the transactions to occur on the Closing Date, Borrower will be Solvent.

Section 3.15 Regulatory Restrictions on the Loan. No Loan Party is an “investment company” as defined in the Investment Company Act of 1940 of the United States (including the rules and regulations thereunder), as amended.

Section 3.16 Title; Security Documents.

(a) Borrower does not own fee title to any land. Pursuant to the Ground Lease, Borrower has valid leasehold or easement interests in the Real Property, free and clear of all Liens other than Permitted Liens. Other than with respect to the Real Property, each Loan Party owns all material properties and assets in each case purported to be covered by the Security Documents to which it is party free and clear of all Liens other than Permitted Liens.

(b) The provisions of the Security Documents to which any Loan Party is a party that have been delivered on or prior to the date this representation is made are (and each other Security Document to which any Loan Party will be a party when delivered thereafter will be), effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable first-priority (subject to Permitted Liens) Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been (or, in the case of such other Security Documents, will be) made in all necessary public offices, and all other necessary and appropriate action has been (or, in the case of such other Security Documents, will be) taken, so that the security interest created by each Security Document is a first-priority (subject to Permitted Liens) perfected Lien on and security interest in all right, title and interest of such Loan Party in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens.

Section 3.17 Employee Matters

(a) There is no strike, work stoppage or labor dispute in existence or threatened involving labor at the Site and relating to the Renewable Diesel Project that could reasonably be expected to have a Material Adverse Effect.

(b) No ERISA Event has occurred or is reasonably expected to occur which has or could reasonably be expected to have a Material Adverse Effect. Each Pension Plan has been maintained in compliance with the applicable provisions of ERISA and the Code, except for any such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No termination of a Pension Plan has occurred resulting in any liability that has remained underfunded and no Lien against Borrower or any of its ERISA Affiliates in favor of the PBGC or a Pension Plan has arisen during the five year period prior to the date hereof, in each case, that could reasonably be expected to have a Material Adverse Effect. None of Borrower or any of its ERISA Affiliates has incurred any liability in an amount which has or could reasonably be expected to have a Material Adverse Effect on account of a complete or partial withdrawal from a Multiemployer Plan.

(c) Borrower has not incurred any obligation which has or could reasonably be expected to have a Material Adverse Effect on account of the termination or withdrawal from any Foreign Plan.

Section 3.18 Insurance. All insurance policies required to be obtained by Borrower as of such date pursuant to Section 5.07 if any, have been obtained and are in full force and effect as required under Section 5.07 and all premiums then due and payable thereon have been paid in full.

Section 3.19 Separateness. Borrower is in compliance with Section 16 of the Borrower LLCA and Pledgor is in compliance with Sections 2.9 and 9.1 of the Pledgor LLCA (such Sections of the Borrower LLCA and Pledgor LLCA, collectively, the “Ring-Fencing Provisions”).

Section 3.20 Use of Proceeds. The proceeds the Loan have been used solely in accordance with, and solely for the purposes contemplated by, Section 5.14. No part of the proceeds of the Loan and other extensions of credit hereunder will be used, either directly or indirectly, by Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board.

Section 3.21 Capitalization; Membership Interests and Related Matters.

(a) (i) Borrower is the only Subsidiary of Pledgor, (ii) Borrower does not have any Subsidiaries and (iii) neither Pledgor nor Borrower owns any Capital Stock, or otherwise Control any Voting Stock of or have any ownership interest in, any other Person.

(b) Schedule 3.21 accurately sets forth (a) the ownership structure of Pledgor and Borrower, and (b) the name and jurisdiction of incorporation or formation of each Loan Party and, as to each such entity, the percentage of each class of Capital Stock of any Person owned by any Loan Party.

(c) All of the membership interests in Borrower have been duly authorized and validly issued in accordance with its Organizational Documents, are fully paid and non-assessable and free and clear of all Liens other than Permitted Liens. Borrower has no outstanding securities convertible into or exchangeable for any of its membership interests in or any rights to subscribe for or to purchase, or any warrants or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any such membership interests (except as expressly provided for or permitted herein or in the Security Documents).

(d) There are no agreements or understandings (other than the Financing Documents and the applicable Organizational Documents) (i) to which a Loan Party is a party with respect to the voting, sale or transfer of any shares of Capital Stock of Borrower or restricting the transfer or hypothecation of any such shares or (ii) with respect to the voting, sale or transfer of any shares of Capital Stock of Borrower or restricting the transfer or hypothecation of any such shares.

Section 3.22 Permitted Indebtedness; Investments.

(a) No Loan Party has created, incurred, assumed or suffered to exist any Indebtedness, other than Permitted Indebtedness.

(b) All Indebtedness of the Loan Parties incurred pursuant to Section 6.02(b) is listed on Schedule 3.22(b).

(c) No Loan Party has made any advance, loan or extension of credit to, or made any acquisition or Investment (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase of any stock, bonds, notes, debentures or other securities of, any other Person, other than as permitted under Section 6.04.

Section 3.23 Agreements with Affiliates. Schedule 3.23 sets forth any and all agreements, transactions or series of related transactions among, on one hand, Borrower, and on the other hand, one or more Affiliates of Borrower.

Section 3.24 No Bank Accounts. As of the date hereof, Borrower does not maintain, and has not caused the Depositary Bank or any other Person to maintain, any deposit or securities accounts other than the Collateral Accounts.

Section 3.25 No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

Section 3.26 Anti-Terrorism Laws. No Loan Party is in violation of any United States Legal Requirement relating to terrorism, Sanctions or money laundering, including, without limitation, the United States Executive Order No. 13224 on Terrorist Financing and the USA PATRIOT Act.

Section 3.27 Foreign Assets Control Regulations.

(a) None of the Loan Parties, and none of their respective officers or directors or Subsidiaries, or, to any of the Loan Parties’ knowledge, their respective Affiliates or agents (i) is a Sanctioned Person; or (ii) engages in any dealings or transactions in or with a Sanctioned Country or that are otherwise prohibited by Sanctions.

(b) Each of the Loan Parties has implemented and currently maintains policies and procedures sufficient to provide reasonable assurances of compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(c) Each of the Loan Parties and their respective officers, directors, employees and or Subsidiaries and, to the Loan Parties’ knowledge, agents are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d) No part of the proceeds of the Loan will be used, directly or, to the Loan Parties’ knowledge, indirectly (i) in violation of the FCPA, Anti-Money Laundering Laws or Sanctions or (ii) to offer or make payments or to take any other action that could constitute a violation, or implicate any Lender, any Agent or their respective Affiliates in a violation, of Anti-Corruption Laws or applicable Sanctions.

(e) Each of the Loan Parties has disclosed all facts known to it regarding (i) all claims, damages, liabilities, obligations, losses, penalties, actions, judgment, and/or allegations of any kind or nature that are asserted against, paid or payable by such Person, any of its Affiliates or any of its representatives in connection with non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person, and (ii) any investigations involving possible non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person or such Affiliate or such representative. No proceeding by or before any Governmental Authority involving any Loan Party with respect to Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws is pending or, to the knowledge of the Loan Parties, threatened.

Section 3.28 Sufficiency of Assets.

(a) Borrower has all of the real property interests (i) necessary for the Renewable Diesel Conversion and the ownership, construction, installation, completion, operation and maintenance of the Renewable Diesel Project in accordance in all material respects with all Legal Requirements, the Material Agreements, the Approved Project Budget and the Approved Project Schedule and (ii) to provide adequate ingress and egress to and from the Site for any reasonable purpose in connection with the ownership, construction, operation and maintenance of the Renewable Diesel Project for the purposes and on the terms set forth in the applicable Material Agreements, and all such real property interests constitute Mortgaged Real Property.

(b) Borrower has (or will have as and when necessary for the construction and operation of the Renewable Diesel Project on commercially reasonable terms) any material services, materials and rights required for the Renewable Diesel Conversion and the development, construction, ownership and operation and maintenance of the Renewable Diesel Project in accordance with the Material Agreements.

Section 3.29 Conversion Completion. Conversion Completion is reasonably expected to occur not later than the Date Certain.

Section 3.30 Broker’s Fee. No broker’s fee or finder’s fee, commission or similar compensation, other than any advisory fees, will be payable by or pursuant to any contract or other obligation of any Loan Party with respect to the making of the Loan or any of the other transactions contemplated by the Transaction Documents.

ARTICLE IV

CONDITIONS

Section 4.01 Conditions to the Closing Date. The occurrence of the Closing Date and the obligations of each Agent and each Lender hereunder with respect to the funding of the Loan are subject to the receipt by the Administrative Agent and the Lenders of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of each Lender (unless waived in accordance with Section 9.02):

(a) Execution of Financing Documents. The Financing Documents shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(b) Acquisition.

(i) The Acquisition Agreement, including schedules and exhibits, shall be in form and substance reasonably satisfactory to the Lenders;

(ii) The Board of Directors of Sponsor shall have approved the sale of the Acquired Assets to Borrower under the Acquisition Agreement as required by and in accordance with the Sponsor Indebtedness Documents;

(iii) The “Closing” under, and as defined in, the Acquisition Agreement, and the other transactions contemplated by the Acquisition Agreement with respect to such Closing, shall have occurred (or will occur simultaneously with the Closing Date) in all material respects in accordance with the Acquisition Agreement, without giving effect to any waiver, modifications or consent thereunder that is materially adverse to the interests of the Lenders (as reasonably determined by the Lenders) without the prior written consent of the Lenders (such consent not to be unreasonably withheld, conditioned or delayed); and

(iv) The Lenders shall have received, subject to execution of a customary non- reliance letter, a valuation opinion addressed to Sponsor (or any Subsidiary thereof) with respect to the Acquisition prepared by an independent third party consultant reasonably acceptable to the Lenders.

(c) Unrestricted Subsidiary Designation. The Lenders shall have received evidence of the designation of Pledgor and Borrower as unrestricted subsidiaries and the associated release of collateral with respect to Pledgor and Borrower under the Sponsor Indebtedness Documents.

(d) Corporate Documents. The following documents, each certified as of the Closing Date as indicated below:

(i) copies of the Organizational Documents, together with any amendments thereto, of Borrower and Pledgor and a certificate of good standing or its equivalent (if any) for the applicable jurisdiction for each such party (in each case, such good standing certificate or its equivalent dated no more than fourteen (14) days prior to the Closing Date);

(ii) an Officer’s Certificate of each of Borrower and Pledgor dated as of the Closing Date, certifying:

(A) that attached to such certificate is a correct and complete copy of the Organizational Documents referred to in clause (i) above for such Person;

(B) that attached to such certificate is a correct and complete copy of resolutions duly adopted by the board of directors, member(s), partner(s) or other authorized governing body of such Person, and that such resolutions or other evidence of authority have not been modified, rescinded or amended and are in full force and effect;

(C) that the certificate of incorporation, certificate of formation, charter or other similar Organizational Documents (as the case may be) referred to in clause (A) above for such Person has not been amended since the date of the certification furnished pursuant to clause (i) above;

(D) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Financing Documents to which such Person is or is intended to be a party (and the Lender may conclusively rely on such certificate until it receives notice in writing from such Person); and

(E) as to the qualification of such Person to do business in each jurisdiction where its operations require qualification to do business and as to the absence of any pending proceeding for the dissolution or liquidation of such Person.

(e) Material Agreements.

(i) The Lenders shall have received each of the Material Agreements, and any amendments thereto, which shall be in form and substance reasonably satisfactory to the Lenders, together with a certificate by an Authorized Representative of Borrower certifying as of the Closing Date that each such copy of each such Material Agreement is a correct and complete copy thereof and each such Material Agreement (including all waivers, consents, amendments and other modifications thereof) is in full force and effect.

(ii) The Lenders shall have received a Consent to Assignment (in form and substance reasonably satisfactory to the Required Lenders) in respect of each of the Specified Affiliate Material Agreements .

(f) Authorizations. All Authorizations set forth in Part I of Schedule 3.04 hereto (i) have been duly obtained and validly issued, (ii) are in full force and effect and are not subject to any current, pending or threatened legal proceeding (including administrative or judicial appeal, permit renewals or modification) or to any unsatisfied condition (required to be satisfied as of the Closing Date) that, in the case of unsatisfied conditions, could reasonably be expected to have a Material Adverse Effect, (iii) are issued to, assigned to, or otherwise assumed by, Borrower (or Borrower is entitled to the benefit thereof), and (iv) there is no reason to believe that any such Authorization may be withdrawn, cancelled, varied in an adverse manner, suspended or revoked.

(g) Financial Statements.

(i) The Administrative Agent shall have received a certified copy of each of the Approved Project Budget and the Approved Project Schedule for the Renewable Diesel Project;

(ii) The Lenders shall have received an unaudited consolidated pro forma balance sheet of Borrower dated as of the Closing Date.

(h) Know your customer. Each Lender shall have received all documentation and other written information reasonably requested by such Lenders at least five (5) Business Days prior to execution of this Agreement, including (i) information required by the Lender’s “know your customer” and anti-money laundering policies and internal practices as consistently applied, including in relation to the USA PATRIOT Act, and (ii) a Beneficial Ownership Certification and such other information required by the Beneficial Ownership Regulation.

(i) Representations and Warranties. The representations and warranties of each of the Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case, as of such earlier date).

(j) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

(k) Collateral Perfection Matters. The Collateral Agent shall have received:

(i) appropriately completed UCC financing statements (Form UCC-l), which have been duly authorized for filing by the appropriate Person, naming each Loan Party as debtor and the Collateral Agent as secured party, in form appropriate for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral;

(ii) copies of UCC, judgment lien, tax lien and litigation lien search reports, which reports will be dated a recent date reasonably acceptable to the Required Lenders, listing all effective financing statements that name each Loan Party as debtor and that are filed in the jurisdictions in which the UCC-1 financing statements will be filed in respect of the Collateral, none of which shall cover the Collateral except to the extent evidencing Permitted Liens;

(iii) appropriately completed copies of all other recordings and filings of, or with respect to, the Security Documents as may be reasonably requested by the Collateral Agent and necessary to perfect the security interests purported to be created by the Security Documents;

(iv) the certificates (if any) representing the shares of Capital Stock of Borrower pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly Authorized Representative of Pledgor; and

(v) evidence that all other actions reasonably requested by the Collateral Agent and necessary to perfect and protect the security interests purported to be created by the Security Documents entered into on or prior to the Closing Date have been taken immediately prior to the occurrence of the Closing Date.

(l) Security Documents.

(i) The security interests in and to the Collateral as of the Closing Date shall have been created in favor of the Collateral Agent, for the benefit of the Secured Parties, are in full force and effect and the necessary notices, consents, acknowledgments, filings, registrations and recordings to preserve, protect and perfect the security interests in such Collateral have been made immediately prior to the occurrence of the Closing Date such that the security interests granted in favor of the Collateral Agent, for the benefit of the Secured Parties, are filed, registered and recorded and will constitute a first-priority, perfected security interest in such Collateral free and clear of any Liens, other than Permitted Liens, and all related recordation, registration and/or notarial fees of such Collateral have been paid to the extent required.

(ii) In addition, the Lenders shall have received:

(A) Copies of the Ground Lease, memoranda of leases and easements (or, where applicable, unrecorded instruments granting temporary or short-term access or use rights) reflecting that Borrower possesses all of the real property interests (including all required easements) reasonably necessary (A) for the ownership, construction, installation, completion, operation and maintenance of the Renewable Diesel Project in accordance in all material respects with all Legal Requirements, the Material Agreements, the Approved Project Budget and the Approved Project Schedule and (B) to provide adequate ingress and egress to and from the Site (but only to the extent such ingress and egress is not provided by a public road) for any reasonable purpose in connection with the ownership, construction, operation and maintenance of the Renewable Diesel Project for the purposes and on the terms set forth in the applicable Material Agreements (in each case, without material condition or restriction) (it being acknowledged that all such real property interests shall be subject to the Mortgage described in clause (ii) below and will be covered by the Acceptable Survey delivered pursuant to Section 5.15(a)(i)).

(B) the Mortgage giving a first priority lien in favor of the Collateral Agent in respect of any Mortgaged Property, each duly executed and delivered by the Persons intended to be parties thereto, duly recorded in the appropriate filing office, and in full force and effect, free and clear of all defects and encumbrances, other than Permitted Liens of the type referred to in clauses (a)(i) (but only to the extent such amounts are not due and delinquent), (b) (but only to the extent such amounts are not due and delinquent), (d) and (g) of the definition thereof;

(C) a leasehold mortgagee policy of title insurance (or marked unconditional and irrevocable commitment to issue such policy), in each case together with such endorsements as are reasonably required by the Required Lenders in favor of the Collateral Agent to the extent available in the applicable jurisdiction at commercially reasonable rates (such policies and endorsements being hereinafter referred to collectively as the “Title Policy”), in the amount of $299,000,000, issued by Fidelity National Title Insurance Company or other title insurance company reasonably satisfactory to the Required Lenders (the “Title Company”), in form and substance reasonably satisfactory to the Required Lenders and insuring the Mortgage to be a valid first priority Lien on Borrower’s interest in the Mortgaged Property, free and clear of all defects and encumbrances, other than (x) Permitted Liens of the type referred to in clauses (a)(i) (but only to the extent such amounts are not due and delinquent), (b) (but only to the extent such amounts are not due and delinquent), (d) and (g) of the definition thereof, (y) a general survey exception under the Title Policy (provided, however, that Borrower shall be required to cause such general survey exception to be deleted from the Title Policy in accordance with Section 5.15(a)) and (z) a general mechanic’s lien exception as follows: “Any lien, or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law and not shown by the public records” (provided, however, that Borrower shall use commercially reasonable efforts to cause such general mechanic’s lien exception to be limited to work performed in connection with the Renewable Diesel Conversion);

(D) a completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (a “Flood Hazard Determination”) with respect to that part of the Mortgaged Property on which a Building is located and, if such determination reveals that any Building is located in a Special Flood Hazard Area (x) Borrower shall have provided a Flood Notice Acknowledgement and (y) Borrower shall maintain or cause to be maintained Flood Insurance;

(E) such other consents, estoppels, agreements and confirmations of third parties as are reasonably necessary to evidence that all other actions that the Required Lenders may deem reasonably necessary in order to create a valid first and subsisting Lien on the property secured by the Mortgage, subject to Permitted Liens of the type referred to in clauses (a)(i) (but only to the extent such amounts are not overdue), (b) (but only to the extent such amounts are not overdue), (d) and (g) of the definition thereof have been taken, or otherwise as reasonably required by the Required Lenders; and

(F) proper fixture filings in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Required Lenders may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Mortgage, subject to Permitted Liens of the type referred to in clauses (a)(i) (but only to the extent such amounts are not overdue), (b) (but only to the extent such amounts are not overdue), (d) and (g) of the definition thereof.

(m) Establishment of Accounts. The Lenders shall have received evidence that each of the Collateral Accounts required under the Depositary Agreement has been established in accordance with the terms thereof.

(n) Equity Contributions. The Lenders shall have received documentary evidence of (i) the equity capital contribution by Sponsor, directly or indirectly, to Pledgor of an aggregate amount of not less than $145,000,000, of which $44,387,149.20 shall have been paid in kind in the form of (x) Project Costs paid prior to the Closing Date for the Renewable Diesel Project and (y) transaction fees and expenses of the Agents and Lenders payable on or prior to the Closing Date (the equity capital contribution described in the foregoing being referred to herein collectively as the “Base Equity Contribution”) in exchange for a preferred equity interest in Pledgor (the “Preferred Units”) on the terms set forth in Pledgor LLCA; and (ii) the further contribution by Pledgor to Borrower of the Base Equity Contribution as an equity capital contribution and the deposit by Borrower of the proceeds of the Base Equity Contribution in the Construction Account.

(o) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of Borrower, substantially in the form of Exhibit I, dated as of the Closing Date, certifying as to the conditions set forth in Section 4.01(e), (f), (i) and (j) have been satisfied.

(p) Insurance Deliverables.

(i) Borrower shall have obtained the insurance required to be in effect under Section 5.07 to the extent required as of the Closing Date and such insurance shall be in full force and effect, and Borrower shall have furnished the Lenders with certificates signed by the insurer or an agent authorized to bind the insurer together with loss payee endorsements in favor of the Collateral Agent, evidencing such insurance, identifying underwriters, the type of insurance, the insurance limits and the policy terms, and stating that such insurance (x) is, in each case, in full force and effect and (y) complies with Section 5.07 and that all premiums then due and payable on such insurance have been paid.

(ii) The Lenders shall have received reasonably satisfactory evidence that Borrower has in place insurance required to be in effect under Section 5.07.

(q) Opinions of Counsel to the Loan Parties. The Administrative Agent and the Lenders shall have received customary written opinions (dated as of the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders) of (i) Gibson, Dunn & Crutcher LLP, as New York counsel to the Loan Parties and (ii) Browning, Kaleczyc, Berry & Hoven, P.C., as Montana counsel to the Loan Parties, in each case, in form and substance reasonably satisfactory to the Lenders.

(r) Fees and Expenses. Borrower has arranged for non-refundable payment on the Closing Date (including through the application of the Loan on the Closing Date) of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Financing Documents (including any fees and expenses in connection with the Title Policy and any fees in relation to the reliance letter provided in accordance with Section 4.01(v)(ii) due and owing to Turner, Mason & Company).

(s) Funds Flow Memorandum. The Lenders shall have received the Funds Flow Memorandum, in form and substance reasonably satisfactory to each Lender.

(t) Solvency Certificate. The Lenders shall have received a solvency certificate of the chief financial officer or president of Borrower, substantially in the form of Exhibit S, dated as of the Closing Date, certifying that Borrower immediately after giving pro forma effect to the incurrence of all Indebtedness on the Closing Date, will be, Solvent.

(u) Borrowing Request. The Administrative Agent and the Lenders shall have received a Borrowing Request in accordance with Section 2.01(a).

(v) Reports. The Lenders shall have received a copy of the report of Turner, Mason & Company, and if such report is not directly addressed to the Lenders, a reliance letter in respect of same authorizing the Lenders’ reliance on such report.

Section 4.02 Renewable Diesel Conversion Conditions. The commitment by Borrower to any Project Costs or the disbursement of funds from the Construction Account to fund any Project Costs, other than, in each case, Pre-Approved Project Costs, is subject to the satisfaction or waiver by the Required Lenders (in accordance with Section 9.02) of the conditions precedent set forth below (the “Renewable Diesel Conversion Conditions”, and the date of such satisfaction or waiver, the “Renewable Diesel Conversion Conditions Satisfaction Date”):

(a) Updated Project Budget. The Lenders shall have received an Updated Project Budget. The Updated Project Budget shall be deemed approved and become the Approved Project Budget so long as the aggregate amount of the anticipated aggregate Project Costs (including any existing or projected Cost Overruns and the contingency set forth in the Approved Project Budget provided to the Lenders on the Closing Date) for the Renewable Diesel Conversion is equal to or less than an amount equal to 115% of the Project Costs (including the contingency amount) set forth in the Approved Project Budget provided to the Lenders on the Closing Date. In the event that such Updated Project Budget shall not be deemed approved as provided in the immediately preceding sentence, such Updated Project Budget shall be subject to the reasonable approval of the Required Lenders, such approval not to be unreasonably withheld, conditioned or delayed. Failure by the Required Lenders to approve or disapprove any such Updated Project Budget within fourteen (14) days after receipt thereof shall be deemed to be an approval by the Required Lenders of such draft as the Approved Project Budget.

(b) Updated Project Schedule. The Lenders shall have received an Updated Project Schedule. The Updated Project Schedule shall be deemed approved and become the Approved Project Schedule so long as Conversion Completion continues to be projected to be achieved by the Date Certain. In the event that such Updated Project Schedule shall not be deemed approved as provided in the immediately preceding sentence, such Updated Project Schedule shall be subject to the reasonable approval of the Required Lenders, such approval not to be unreasonably withheld, conditioned or delayed. Failure by the Required Lenders to approve or disapprove any such Updated Project Schedule within fourteen (14) days after receipt thereof shall be deemed to be an approval by the Required Lenders of such draft as the Approved Project Schedule.

(c) Material Agreements. The Lenders shall have received (i) each of the available Material Agreements required for the engineering, procurement and construction of the Renewable Diesel Conversion, and any amendments thereto, together with a certificate by an Authorized Representative of Borrower certifying as of the Renewable Diesel Conversion Conditions Satisfaction Date that each such copy of each such Material Agreement is a correct and complete copy thereof and each such Material Agreement (including all waivers, consents, amendments and other modifications thereof) is in full force and effect, and Borrower shall have used commercially reasonable efforts to cause each Specified Affiliate Material Agreement Counterparty to any such Material Agreement that is a Specified Affiliate Material Agreements to enter into a Consent to Assignment concurrently with entry into each such Material Agreement substantially on the terms and provisions set forth in Exhibit D with the relevant Specified Affiliate Material Agreement Counterparty and the Collateral Agent or upon such other terms and provisions as are reasonably satisfactory to the Required Lenders and (ii) a report of Burns & McDonnell, which shall demonstrate that Conversion Completion is scheduled to occur by the Date Certain and all Material Agreements required for the engineering, procurement and construction of the Renewable Diesel Conversion can reasonably be expected to be obtained prior to the time that such Material Agreements are required without material expense or delay.

(d) Authorizations. All Authorizations set forth in Part II of Schedule 3.04 hereto (i) have been duly obtained and validly issued, (ii) are in full force and effect and not subject to any current, pending or threatened legal proceeding (including administrative or judicial appeal, permit renewals or adverse modification) or to any unsatisfied condition (required to be satisfied as of the Renewable Diesel Conversion Conditions Satisfaction Date) that, in the case of unsatisfied conditions, could reasonably be expected to have a Material Adverse Effect, (iii) are issued to, assigned to, or otherwise assumed by, Borrower (or Borrower is entitled to the benefit thereof), and (iv) there is no reason to believe that any such Authorization may be withdrawn, cancelled, varied in an adverse manner, suspended or revoked, except for such permits as the Lenders have reasonably determined (x) may be obtained at a later date, (y) would not customarily be obtained by such time and (z) can reasonably be expected to be obtained prior to the time that such permits are required without material expense or delay.

(e) Renewable Diesel Conversion Conditions Certificate. Not less than five (5) Business Days prior to the proposed Renewable Diesel Conversion Conditions Satisfaction Date, Borrower shall have provided the Lenders with a certificate, dated the date of such proposed Renewable Diesel Conversion Conditions Satisfaction Date and signed by Borrower, substantially in the form of Exhibit J.

(f) Available Construction Funds. Borrower shall have certified that (i) the Available Construction Funds shall not be less than the aggregate unpaid amount of Project Costs (including a reasonable contingency amount) required to cause Conversion Completion in accordance with this Agreement on or prior to the Date Certain, (ii) based upon the then-current status of construction progress and the most recent monthly report of the Independent Project Manager delivered in accordance with Section 5.11(e), the Renewable Diesel Conversion is reasonably expected to achieve Conversion Completion on or before the Date Certain, and (iii) there have been no existing or projected Cost Overruns that individually or in the aggregate may result in remaining Project Costs exceeding the Available Construction Funds.

Section 4.03 Conditions to each Disbursement from the Construction Account. The occurrence of each disbursement from the Construction Account on or after the date of the Borrowing (the date of each such disbursement, a “Disbursement Date”) is subject to the satisfaction or waiver by the Required Lenders (in accordance with Section 9.02) of the conditions precedent set forth below:

(a) Construction Requisition. At least three (3) Business Days prior to such disbursement (or such shorter period of time as Administrative Agent may agree), Borrower shall have provided to the Lenders a Construction Requisition certified by an Authorized Representative of Borrower, dated the date of delivery of such certificate and completed, setting forth:(i) the Disbursement Date;

(ii) the proposed amount for such disbursement;

(iii) on and after the Renewable Diesel Conversion Conditions Satisfaction Date, a certification certifying that there have been no existing or projected Cost Overruns, as demonstrated by the most recent monthly report of the Independent Project Manager delivered in accordance with Section 5.11(e), that in the aggregate may reasonably be expected to result in remaining Project Costs exceeding the Available Construction Funds; and

(iv) from and after the date of delivery of the first monthly report of the Independent Project Manager delivered to the Lenders in accordance with Section 5.11(e), a certification certifying that, based upon the progress of construction as of the Disbursement Date, the Renewable Diesel Conversion is reasonably likely to achieve Conversion Completion by the Date Certain as demonstrated by the most recent monthly report of the Independent Project Manager delivered in accordance with Section 5.11(e).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Disbursement Date.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that from and after the Closing Date until the Discharge of Obligations:

Section 5.01 Corporate Existence; Etc. Each Loan Party shall at all times preserve and maintain in full force and effect (a) its existence as limited liability company, in good standing under the laws of the jurisdiction of its organization and (b) except as could not reasonably be expected to cause a Material Adverse Effect, its qualification to do business and its good standing in each jurisdiction in which the character of properties owned by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary.

Section 5.02 Conduct of Business. Except as could not reasonably be expected to cause a Material Adverse Effect, Borrower shall operate, maintain and preserve or cause to be operated, maintained and preserved, the Renewable Diesel Project and the Site in accordance in all respects with the requirements of the Material Agreements and Organizational Documents to which it is a party and in compliance with Applicable Laws and Authorizations by Governmental Authorities and the terms of its insurance policies.

Section 5.03 Compliance with Laws. Except as could not reasonably be expected to cause a Material Adverse Effect, each Loan Party shall comply with all Applicable Laws and Authorizations (including applicable Environmental Laws). Each Loan Party shall (i) comply with and not violate applicable Sanctions, Anti-Money Laundering Laws, the FCPA or any other applicable Anti-Corruption Laws and (ii) not undertake or cause to be undertaken any Anti-Corruption Prohibited Activity.

Section 5.04 Governmental Authorizations. Borrower shall: (a) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect (or, where appropriate, promptly renewed in a timely manner) all Applicable Authorizations set forth on Schedule 3.04 (including all Applicable Authorizations required by Environmental Law) for the Renewable Diesel Project and Borrower’s business and operations generally, in each case, at or before the time the relevant Authorization becomes necessary for such purposes, (b) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect (or, where appropriate, promptly renewed in a timely manner) all material Applicable Authorizations for Borrower’s business and operations generally, in each case, at or before the time the relevant Applicable Authorization becomes necessary for such purposes and (c) preserve and maintain all other material Authorizations required for the Renewable Diesel Project, in each case, in all material respects.

Section 5.05 Maintenance of Title. Each Loan Party shall maintain (or cause to be maintained) (a) good, valid and marketable title to the material property owned by such Loan Party, subject to any Permitted Dispositions, in each case, free and clear of Liens, other than Permitted Liens; (b) legal and valid and subsisting leasehold or other interests to the material properties (including surface leases or rights-of-way necessary to the operation of the Renewable Diesel Project) leased or otherwise held by Borrower, free and clear of Liens, other than Permitted Liens, and Borrower shall (i) make all payments and otherwise perform all obligations in respect of all such leases or rights-of-way, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) keep such leases, rights-of-way or other real property interests in full force and effect, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (iii) take any actions reasonably necessary so as to prevent such leases or rights-of-way from lapsing or terminating, or any rights of renewal in respect of such leases, rights-of-way or other real property interests from being forfeited or cancelled, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (iv) notify the Lenders of any default by any party with respect to such leases, rights-of way or other real property interests that could reasonably be expected to have a Material Adverse Effect and cooperate with the reasonable requests of the Required Lenders in all material respects to cure any such default; and (c) legal and valid possessory rights to the material properties possessed and not otherwise held in fee or leased by Borrower, subject to any Permitted Dispositions, and in each case, subject to Permitted Liens.

Section 5.06 Maintenance of Properties. Borrower will maintain and keep (or cause to be maintained and kept on its behalf) its material properties in good repair, working order and condition (other than ordinary wear and tear), in accordance with Prudent Industry Practice, and so that the Business carried on in connection therewith may be properly conducted at all times in all material respects.

Section 5.07 Insurance. Borrower shall maintain (through either an individual policy or as part of a group policy maintained by any Loan Party or Affiliate thereof and so long as the Loan Parties are included as additional “named” insureds and appropriate lender loss payee endorsements acceptable to the Required Lenders are included on all policies, as applicable), insurance in such amounts and against such losses as are customary for companies of a similar size operating in the same or similar businesses covering their operations and exposures and in accordance in all material respects with their applicable Material Agreements, by financially sound and responsible insurers or reinsurers which have an A.M. Best policyholders’ rating of not less than A-, a financial size rating of IX or better, or an S&P rating of not less than A, or, if the relevant insurance is not available from such insurers, such other insurers as the Administrative Agent may approve in writing, acting reasonably; provided that to the extent that insurance against certain risks is not available on commercially reasonable terms, Borrower may reduce the amount or scope of coverage provided such coverage remains consistent with Prudent Industry Practice.

Section 5.08 Keeping of Books. Borrower shall maintain (or cause to be maintained on its behalf) an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly in all material respects the financial condition of Borrower and the results of operations in all material respects in accordance with GAAP and all Applicable Laws.

Section 5.09 Access to Records. Borrower shall permit (i) officers and designated representatives of the Lenders to visit and inspect the Site accompanied by officers or designated representatives of Borrower, and (ii) officers and designated representatives of the Lenders to examine and make copies of the books of record and accounts of Borrower (provided that Borrower shall have the right to be present) and discuss the affairs, finances and accounts of Borrower with the chief financial officer, the chief operating officer and the chief executive officer of Borrower (subject to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract, provided Borrower will use reasonable efforts to obtain relief from any contractual confidentiality restrictions that prohibit the Lenders from obtaining information), in each case, with at least five (5) Business Days advance written notice to Borrower and during normal business hours of Borrower; provided that (i) Borrower shall not be required to reimburse the Lenders for more than two (2) inspections per year as long as no Event of Default has occurred and is continuing and (ii) such visits by officers and designated representatives of the Lenders shall not occur more frequently than twice per year as long as no Event of Default has occurred and is continuing and (iii) any such visits shall be via video if in-person visits are not feasible due to COVID related concerns or legal requirements.

Section 5.10 Payment of Taxes, Etc.

(a) Each Loan Party shall pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien of the type referenced in clause (i) of the definition of Permitted Lien) upon its property; provided that such Loan Party shall not be required to pay or discharge any such tax, assessment, charge or claim for so long as such tax, assessment, charge or claim is not yet delinquent, or is being contested in good faith and diligently pursued in appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or such Loan Party has provided other security acceptable to the Required Lenders securing such amounts.

(b) For U.S. federal income tax purposes, (i) Borrower shall maintain its proper classification as a disregarded entity, and (ii) Pledgor shall be properly classified as a partnership as of the first day following the Closing Date, and Pledgor shall maintain such proper classification as a partnership.

Section 5.11 Financial Statements; Other Reporting Requirements. Borrower shall furnish to the Administrative Agent and the Lenders:

(a) as soon as available and in any event within sixty (60) days after (i) the end of each of the first three fiscal quarters in each fiscal year (beginning with the fiscal quarter ended March 31, 2022), quarterly unaudited consolidated financial statements of Borrower, including the unaudited consolidated balance sheet as of the end of such quarterly period and the related unaudited statements of income, retained earnings and cash flows for such quarterly period and for the portion of such fiscal year ending on the last day of such period, all in reasonable detail, and (ii) the end of each fiscal year (beginning with the fiscal quarter ended December 31, 2021), unaudited consolidated financial statements for such fiscal year for Borrower, including therein the consolidated balance sheet as of the end of such fiscal year and the related statements of income, retained earnings and cash flows for such year, (provided that audited financial statements will be provided if available);

(b) at the time of the delivery of the financial statements under Section 5.11(a)(i) and Section 5.11(a)(ii) above, a certificate of a chief financial officer, chief executive officer or president of Borrower (i) certifying to the Administrative Agent and the Lenders that such financial statements fairly present in all material respects the financial condition and results of operations of Borrower on the dates and for the periods indicated in accordance with GAAP, subject, in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments, and (ii) certifying to the Administrative Agent and the Lenders that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof;

(c) as soon as available and in any event within fifteen (15) days after each Quarterly Date after the date that is twelve (12) months after the Conversion Completion Date, a certificate of a chief financial officer, chief executive officer or president of Borrower in the form attached hereto as Exhibit R (i) setting forth a computation of the Consolidated EBITDA in detail reasonably satisfactory to the Required Lenders and (ii) certifying to the Administrative Agent and the Lenders that the Consolidated EBITDA determined on such Quarterly Date satisfies the requirements set forth in Section 5.28;

(d) within thirty (30) days after each annual policy renewal date, a certificate of an Authorized Representative of Borrower certifying that the insurance requirements of Section 5.07 have been implemented and are being complied with by Borrower and on or prior to the expiration of each policy required to be maintained pursuant to Section 5.07, certificates of insurance with respect to each renewal policy and each other insurance policy required to be in effect under this Agreement that has not previously been furnished to the Lenders under this Agreement. If at any time requested by the Lenders (acting reasonably), Borrower shall deliver to the Lenders a duplicate of any policy of insurance required to be in effect under this Agreement;

(e) on or before the 20th day following the last day of each calendar month (beginning with the first full month ending after the Closing Date), monthly reports describing the progress of the construction of the Renewable Diesel Project and project controls of the Renewable Diesel Conversion from the Independent Project Manager substantially in the form attached hereto as Exhibit O;

(f) on or before the 20th day following the last day of each calendar month (beginning with the first full month ending after the Conversion Completion Date), monthly summary operating reports for the Renewable Diesel Project, substantially in the form attached hereto as Exhibit P;

(g) [reserved]; and

(h) promptly after any Lender’s request therefor, such other information regarding the business, assets, operations or financial condition of Borrower as such Lender may reasonably request.

Section 5.12 Notices. Borrower shall promptly (and in any event within five (5) Business Days) upon an Authorized Representative of Borrower obtaining knowledge thereof, give notice to the Administrative Agent and the Lenders of:

(a) an event of default or a material breach or default, in each case, under any of the Material Agreements;

(b) [reserved];

(c) any written notice in respect of any actual or alleged breach, termination, violation of law, material indemnity claim, material force majeure event or material dispute given to or received (i) from creditors of Borrower generally, (ii) in connection with any Material Agreement or (iii) in connection with any Permitted ABL Financing or Permitted Inventory Financing;

(d) notice received by it with respect to the cancellation of, material adverse change in, or default under, any insurance policy required to be maintained in accordance with Section 5.07 or Section 5.27(a);

(e) the filing or commencement of any litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority against or affecting Borrower, the Site or the Renewable Diesel Project that, if adversely determined, could reasonably be expected to result in liability to Borrower in an aggregate amount exceeding $5,000,0000 or otherwise materially adverse to the interests of Borrower;

(f) any material amendment or waiver of any Material Agreement (including a draft of any proposed amendment or waiver thereto as required by Section 6.10(b)) and correct and complete copies of any Material Agreement executed after the Closing Date (including a draft of any contract as required by Section 6.10(a));

(g) any Environmental Claim by any Person against, or with respect to the activities of, Borrower or the Renewable Diesel Project and any alleged violation of or non-compliance with any Environmental Laws or any Authorizations required by Environmental Laws applicable to Borrower or the Renewable Diesel Project that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(h) the expiration, revocation, rescission or material modification of any Authorization to the extent material to the Renewable Diesel Project;

(i) the occurrence of any ERISA Event that could reasonably be expected to result in liability to Borrower in excess of $2,500,000, together with a written notice setting forth the nature thereof and the action, if any, that Borrower or ERISA Affiliate proposes to take with respect thereto;

(j) the sale, lease, transfer or other Disposition of, in one transaction or a series of related transactions, all or any part of its property in excess of $2,500,000 in the aggregate per annum in the aggregate per annum for all such Dispositions and/or Events of Loss;

(k) the occurrence of a Bankruptcy of Borrower or any Specified Affiliate Material Agreement Counterparty;

(l) notice of any condemnation, taking by eminent domain or other taking or seizure by a Governmental Authority with respect to a material portion of any of the Renewable Diesel Project or the Site;

(m) notice of any proposed Permitted Additional Equity Raise or any proposed project financing Permitted Indebtedness or Permitted Other Equity Raise setting forth reasonably detailed information regarding the proposed Person participating in such Permitted Additional Equity Raise, Permitted Indebtedness or Permitted Other Equity Raise, the aggregate proceeds proposed to be received by Pledgor or Borrower as a result of such Permitted Additional Equity Raise, Permitted Indebtedness or Permitted Other Equity Raise, the terms and conditions applicable to such Permitted Additional Equity Raise, Permitted Indebtedness or Permitted Other Equity Raise and any other material information related thereto; and

(n) the occurrence of a Default or Event of Default.

In addition, Borrower shall provide, with reasonable promptness, to Lenders any other information with respect to Borrower or the Renewable Diesel Project as is reasonably requested by Lenders.

Section 5.13 Scheduled Calls and Meetings. Borrower shall, if requested by the Required Lenders, attend a telephonic conference call, with the Lenders (i) prior to the Conversion Completion Date, no earlier than fifteen (15) Business Days after the end of each calendar month, to discuss the most recent construction report delivered pursuant to Section 5.11(e) and (ii) after the Conversion Completion Date, no earlier than fifteen (15) Business Days after the end of each fiscal quarter, to discuss the matters contained in the various financial statements and reports delivered pursuant to Section 5.11, including the status of Borrower and the affairs, finances and accounts of Borrower, in each case, which telephonic conference call shall be coordinated with the Required Lenders during normal business hours upon reasonable prior notice to the Lenders and Borrower shall not be required to attend any such telephonic conference more often than the applicable frequency provided in clause (i) or (ii) above to accommodate requests from multiple Lenders.

Section 5.14 Use of Proceeds.

(a) Borrower shall apply the proceeds of the Loan to fund the cash portion of the purchase price for the Acquisition.

(b) The proceeds of the Base Equity Contribution, Permitted Additional Equity Raise and any Permitted Other Equity Raise will be deposited into the Construction Account and used solely for (i)(x) before the Renewable Diesel Conversion Conditions Satisfaction Date, the payment of Pre-Approved Project Costs, and (y) on and after the Renewable Diesel Conversion Conditions Satisfaction Date, the payment of any Project Costs in accordance with the Approved Project Budget, and (ii) the payment of interest due hereunder, and (iii) the payment of other transaction costs and expenses.

(c) The proceeds of the Loan will not be used directly or, to Borrower’s knowledge, indirectly in violation of Anti-Corruption Laws or applicable Sanctions.

(d) Borrower shall not directly or, to Borrower’s knowledge, indirectly apply any part of the proceeds of the Loan or other extensions of credit hereunder or other revenues to the purchasing or carrying of any Margin Stock.

Section 5.15 Post-Closing Matters .

(a) On or before December 17, 2021 (or such later date as determined by the Administrative Agent in its sole discretion), Borrower shall deliver to the Administrative Agent:

(i) a zip map (or ALTA survey) of the real property interests constituting the Mortgaged Property, (1) in form and substance sufficient to permit the Title Company to (A) delete any general survey exception under the Title Policy and (B) issue such endorsements as are reasonably required by the Required Lenders (including, without limitation, comprehensive, contiguity, access, same as survey, easement damage or enforced removal, encroachments (boundaries and easements), utilities and severable improvements endorsements) (collectively, the “Additional Required Endorsements”), (2) that does not disclose any matters that would result in a breach of the representations and warranties set forth in Section 3.28 as if such representations and warranties were made as of the date of delivery of such survey or any covenant of Borrower under this Agreement or any other Financing Document and (3) otherwise reasonably acceptable to the Required Lenders in form and substance (an “Acceptable Survey”);

(ii) either (1) an updated Title Policy that (A) does not include a general survey exception, and (B) includes the Additional Required Endorsements or (2) an endorsement to the Title Policy that (A) affirmatively deletes the general survey endorsement, and (B) issues the Additional Required Endorsements, in the case of each of the foregoing clauses (1) and (2), in form and substance reasonably acceptable to the Required Lenders; and

(iii) based on the matters disclosed in the Acceptable Survey, to the extent necessary to cause Borrower to comply with its obligations under this Agreement or any other Financing Document, or to cause Borrower’s representations and warranties under Section 3.28 as if such representations and warranties were made as of the date of delivery of such survey to be true and correct, (1) an amendment to the Ground Lease in order to correct, supplement or modify the real property interests granted thereunder, (2) an amendment to the Mortgage and a mortgage modification endorsement or similar endorsement issued by the Title Company and (3) such other documents, instruments, legal opinions or other deliverables as may be reasonably required by the Required Lenders or the Title Company in connection with the foregoing, in the case of each of the foregoing clauses (1) through (3), in form and substance reasonably acceptable to the Required Lenders.

(b) Borrower shall, for a period of sixty (60) days after the Closing Date, use commercially reasonable efforts to cause each Material Agreement Counterparty to any such Material Agreement for which a Consent to Assignment was not provided on the Closing Date to enter into a Consent to Assignment substantially on the terms and provisions set forth in Exhibit D (or, with respect to BNSF Railway Company, in substantially BNSF Railway Company’s standard form and upon such terms and provisions as are reasonably satisfactory to the Required Lenders), with the relevant Material Agreement Counterparty and the Collateral Agent or upon such other terms and provisions as are reasonably satisfactory to the Required Lenders.

(c) Borrower shall cause Turner, Mason & Company to, within forty-five (45) days after the Closing Date (or such later date as reasonably determined by the Administrative Agent), deliver a supplement to the report provided by them on the Closing Date (as contemplated by such report) and including favorable conclusions with respect to the pre-treatment technology and a more detailed review of the wastewater treatment plant.

(d) Borrower shall, within thirty (30) days after the Closing Date (or such later date as reasonably determined by the Administrative Agent), provide to Administrative Agent: (i) fully executed copies of (A) a sublease to Borrower with respect to the BNSF Railway Company Lease for Land and Track dated September 22, 2015, (B) a partial assignment in favor of Borrower with respect to the BNSF Railway Company Industry Track Agreement dated November 29, 2006, as amended prior to the date hereof, and (C) a sublicense to Borrower with respect to the BNSF Railway Company Agreement for Private Crossing dated July 27, 2007, as amended prior to the date hereof, in each case, in each case, which have been approved by BNSF and which are in such form and upon such terms and provisions as are reasonably satisfactory to the Required Lenders (collectively, the “BNSF Real Property Interests”), (ii) a Mortgage on Borrower’s interest in the BNSF Real Property Interests, the other items described in Section 4.01(l)(ii) (other than clause (C) thereof) and an Acceptable Survey with respect to such BNSF Real Property Interests and (iii) a leasehold mortgagee policy of title insurance (or marked unconditional and irrevocable commitment to issue such policy), in each case together with such endorsements as are reasonably required by the Required Lenders in favor of the Collateral Agent to the extent available in the applicable jurisdiction at commercially reasonable rates, including without limitation a tie-in endorsement to the Title Policy (such policies and endorsements being hereinafter referred to collectively as the “BNSF Title Policy”), in the amount of $1,000,000, issued by the Title Company, in form and substance reasonably satisfactory to the Required Lenders and insuring such Mortgage to be a valid first priority Lien on Borrower’s interest in the BNSF Real Property Interests, free and clear of all defects and encumbrances, other than Permitted Liens.

(e) Borrower shall, within thirty (30) days after the Closing Date (or such later date as reasonably determined by the Administrative Agent), provide to Administrative Agent fully executed copies of (i) the Consent to Assignment between Calumet and UOP LLC and (ii) Assignment and Assumption Notice, in each case, in substantially the form attached as Exhibit U (with such changes as agreed to by Administrative Agent in its reasonable discretion).

(f) Pledgor shall within ten (10) Business Days after the Closing Date appoint an Independent Manager (as defined in the Pledgor LLCA) under and in accordance with the Pledgor LLCA.

Section 5.16 Further Assurances. Borrower and Pledgor shall execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time from and after the Closing Date, within thirty (30) days (or such longer period as may be reasonably agreed by such Agent) from the reasonable request of any Agent all such instruments and documents as are necessary or appropriate to carry out the intent and purpose of the Financing Documents (including filings, recordings or registrations required to be filed in respect of any Security Document or assignment thereto) necessary to maintain, to the extent permitted by Applicable Law, the Collateral Agent’s perfected security interest in the Collateral (subject to Permitted Liens) to the extent and in the priority required pursuant to the Security Documents.

Section 5.17 Security in Newly Acquired Property. Without limiting any other provision of any Financing Document, if Borrower shall at any time (a) acquire any interest in a single item of property (other than any Excluded Property) with a value of at least $5,000,000 or any interest (other than any Excluded Property) in revenues that could aggregate during the term of the agreement under which such receivables arise to over $5,000,000; or (b) acquire interests in property (other than any Excluded Property) in a single transaction or series of transactions not otherwise subject to the Lien created by the Security Documents having a value of at least $5,000,000 in the aggregate, in each case not otherwise subject to a Lien pursuant to, and in accordance with, the Security Documents, within thirty (30) days upon such acquisition, Borrower shall execute, deliver and record a supplement to the Security Documents or other documents, subjecting such interest to the Lien created by the Security Documents. Notwithstanding anything otherwise contained herein, if, after the Closing Date, Borrower acquires any interest in Real Property of any value (other than office leases) material or necessary to the operation of the Renewable Diesel Project, Borrower shall notify the Lenders of such acquisition within ten (10) Business Days thereof and Borrower shall within ninety (90) days of such acquisition (or such longer period as the Required Lenders may reasonably agree) to deliver a Mortgage on such Real Property, the other items described in Section 4.01(l)(ii) here of and an Acceptable Survey with respect to such Real Property.

Section 5.18 Material Agreements. Borrower shall:

(a) except as could not reasonably be expect to result in a Material Adverse Effect, duly and punctually perform and observe all of its covenants and obligations contained in each Material Agreement and its other contractual agreements to which it is a party; and

(b) enforce against the relevant Material Agreement Counterparty each material covenant or obligation of such Material Agreement in accordance with its terms (except where the failure to do so could not reasonably be expected to have a Material Adverse Effect).

Section 5.19 Collateral Accounts and Permitted ABL Deposit Accounts. Borrower shall (a) establish and maintain at all times in accordance with the Depositary Agreement, the Collateral Accounts, (b) deposit, and use commercially reasonable efforts to cause third parties to deposit all Project Revenues, insurance proceeds and other amounts payable to it into, or credited to, the Collateral Accounts, in accordance with the terms of the Depositary Agreement and (c) cause all funds deposited in the Collateral Accounts to be applied in accordance with the terms of the Depositary Agreement. Borrower shall, at least once per calendar month, remit funds on deposit in any Permitted ABL Deposit Accounts (i) prior to Conversion Completion, to the Construction Account and (ii) thereafter, to the Revenue Account, in each case, in an amount equal to the amount of Restricted Payments (or equivalent term) or other amounts that are otherwise permitted to be withdrawn by Borrower from the Permitted ABL Deposit Accounts and remitted to a Collateral Account pursuant the Permitted ABL Financing at such time under the terms of the Permitted ABL Financing.

Section 5.20 Intellectual Property. Borrower shall own, or be licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for the Renewable Diesel Project, in each case, as to which the failure of Borrower to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.

Section 5.21 Operating Budget; Approved Project Budget; Approved Project Schedule.

(a) Submission of Operating Budget. Borrower shall, no later than thirty (30) days after the Conversion Completion Date and thirty (30) days prior to the beginning of each following calendar year, submit to the Lenders its proposed Operating Budget for such calendar year (or in the case of such initial Operating Budget, partial year).

(b) Approval of Operating Budget. The Operating Budget shall be deemed approved so long as the aggregate amount of the anticipated aggregate Operating Expenses (other than any Operating Expenses funded with equity capital contributions to Borrower by Pledgor, proceeds of Permitted Dispositions, amounts to be applied to fund any Reinvestment Action or Restoration Action in accordance with the terms of the Financing Documents and any Operating Expenses and/or Capital Expenditures that are to be funded by equity capital contributions made by Pledgor) for the Renewable Diesel Project is equal to or less than an amount equal to 115% of the amount proposed to be expended by Borrower for all such items during the applicable calendar year (or in the case of such initial Operating Budget, partial year), as determined by reference to the Projected Initial Operating Budget. In the event that such Operating Budget shall not be deemed approved as provided in the immediately preceding sentence, such Operating Budget shall be subject to the reasonable approval of the Required Lenders, such approval not to be unreasonably withheld, conditioned or delayed. Failure by the Required Lenders to approve or disapprove any such draft Operating Budget within fourteen (14) days after receipt thereof shall be deemed to be an approval by the Required Lenders of such draft as the final Operating Budget. Borrower shall consider in good faith any Lender’s suggestions in preparation of a final Operating Budget.

(c) Approved Project Budget; Approved Project Schedule. Payments of Project Costs shall be made in accordance with the Approved Project Budget, except as set forth in this Section 5.21(c). Borrower may from time to time adopt an amended Approved Project Schedule and Approved Project Budget, and such amended Approved Project Schedule and/or Approved Project Budget shall be effective as the Approved Project Schedule and Approved Project Budget, respectively, in each case, upon the consent of the Required Lenders to such amendment, such consent not to be unreasonably withheld, conditioned or delayed, it being acknowledged that, without the consent of the Required Lenders, Borrower shall be permitted to (i) amend the Approved Project Budget (x) to increase the aggregate Project Costs (including the contingency amount set forth in the Approved Project Budget delivered to the Lenders on the Closing Date) to an amount equal to or less than an amount equal to 115% of the Project Costs (including the contingency amount) set forth in the Approved Project Budget delivered to the Lenders on the Closing Date, (y) to give effect to the use of proceeds with respect to any equity capital contributions made to Borrower and solely to the extent such equity capital contributions are either (A) intended to be applied to the payment of Project Costs, (B) deposited into the Construction Account or (C) used to fund any existing or projected Cost Overruns, or (z) to give effect to any other Available Construction Funds deposited into the Construction Account that exceed the aggregate unpaid amount of Project Costs (including any existing or projected Cost Overruns and the contingency set forth in the Approved Project Budget) being deposited into the Operating Account and applied to fund any Operating Expenses, in each case, other than to contemplate any sale leaseback or similar OEM-financing with respect to more than one Specified Project Component or on terms not consistent with Section 6.02(e)(ii) not contemplated in the Approved Project Budget delivered to the Lenders on the Closing Date, or (ii) amend the Approved Project Schedule to adjust the projected date for achievement of Conversion Completion for the Renewable Diesel Conversion to the extent that the projected date for achievement of Conversion Completion for the Renewable Diesel Conversion is not more than sixty (60) days after the date for achievement Conversion Completion set forth in the Approved Project Schedule delivered to the Lenders on the Closing Date.

Section 5.22 Construction of the Renewable Diesel Project; Conversion Completion.

(a) Borrower shall construct, or cause the construction of, the Renewable Diesel Conversion in all material respects in accordance with the Material Agreements, its other material construction contracts, the Approved Project Schedule, Prudent Industry Practice, Authorizations by Governmental Authorities and Legal Requirements.

(b) If Borrower becomes aware of any Force Majeure Event that Borrower reasonably expects may cause the achievement of Conversion Completion to be delayed beyond the then-current Date Certain and for which a day-for-day extension of the then-current Date Certain is required, Borrower shall, promptly (and in any event within five (5) Business Days) upon an Authorized Representative of Borrower obtaining knowledge thereof, give notice to the Administrative Agent and the Lenders of such Force Majeure Event.

(c) If the Date Certain is extended beyond December 31, 2022 due to any Force Majeure Event that causes the achievement of Conversion Completion to be delayed, Borrower shall, on December 31, 2022, deliver to the Administrative Agent and the Lenders a certificate of an Authorized Representative of Borrower certifying that the Available Construction Funds are not less than the aggregate unpaid amount of Project Costs (including any existing or projected Cost Overruns) required to cause Conversion Completion in accordance with this Agreement on or prior to the extended Date Certain.

(d) If Borrower is not projected to achieve Conversion Completion on or before the Date Certain as demonstrated by the most recent monthly report of the Independent Project Manager delivered in accordance with Section 5.11(e), Borrower shall, within thirty (30) days after the delivery of such monthly report, prepare and provide to the Lenders a recovery plan reasonably acceptable to the Required Lenders setting forth the steps Borrower has taken and intends to take to achieve Conversion Completion on or before the Date Certain.

(e) On and after the Renewable Diesel Conversion Conditions Satisfaction Date, Borrower shall, at all times, ensure that Available Construction Funds are not less than the aggregate unpaid amount of Project Costs (including any existing or projected Cost Overruns) required to cause Conversion Completion in accordance with this Agreement on or prior to the Date Certain.

(f) Upon Conversion Completion, Borrower shall deliver, or cause to be delivered a certificate substantially in the form of Exhibit L as certified in writing by an Authorized Representative of Borrower confirming that Conversion Completion has been achieved.

Section 5.23 Operation and Maintenance of the Renewable Diesel Project. Borrower shall operate and maintain the Renewable Diesel Project, or cause the same to be maintained and operated (ordinary wear and tear excepted), in a manner consistent in all material respects with this Agreement, each Material Agreement and Prudent Industry Practices, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep the Renewable Diesel Project in such condition.

Section 5.24 As-Built Completion Survey; Title Endorsement. Borrower shall, no later than 180 days after the Conversion Completion Date (or such later period of time as reasonably agreed to by the Required Lenders), (a) deliver to the Lenders and Title Company an updated Acceptable Survey of the Site, and (b) deliver to the Lenders a date-down endorsement to the Title Policy (i) changing the date of the Title Policy and all endorsements thereto to a date no earlier than the Conversion Completion Date, and insuring the continuing first priority lien of the Mortgage (subject to no Liens other than Permitted Liens) and (ii) providing full mechanics’ lien coverage.

Section 5.25 Separateness. Each Loan Party shall comply with the applicable Ring-Fencing Provisions.

Section 5.26 USA PATRIOT Act. Upon the reasonable request of any Secured Party, Borrower shall provide such Secured Party with information required by such Secured Party to comply with such Secured Party’s “know your customer” and anti-money laundering policies and internal practices as consistently applied, including in relation to the USA PATRIOT Act.

Section 5.27 Flood Hazard.

(a) If at any time, any Lender shall receive written notice that any portion of a Mortgaged Property is a Flood Hazard Property, then Borrower shall provide to the Lenders evidence of Flood Insurance and a Flood Notice Acknowledgement with respect to such Mortgaged Property. Unless Borrower provides the Required Lenders with reasonably satisfactory evidence of Flood Insurance, any Lender may purchase Flood Insurance at Borrower’s expense to protect the interests of Borrower and the Lenders. Borrower shall cooperate with the Lenders in connection with compliance with the Flood Laws, including by providing any information reasonably required by the Required Lenders in order to confirm compliance with the Flood Laws. If at any time Borrower provides evidence reasonably satisfactory to the Required Lenders that any portion of the Mortgaged Property previously designated as a Flood Hazard Property is redesignated as not being a Flood Hazard Property, then Borrower shall not be required to comply with this clause (a) with respect to such portion of the Mortgaged Property and shall be permitted to cancel any previously obtained Flood Insurance with respect to such portion of the Mortgaged Property, subject in any event to Section 5.27(b) below.

(b) If any Lender shall receive written notice of a Flood Redesignation with respect to any portion of the Mortgaged Property, the Lenders shall obtain a completed Flood Hazard Determination with respect to the applicable Mortgaged Property, and Borrower shall provide to the Lenders evidence of Flood Insurance and a Flood Notice Acknowledgement by not later than sixty (60) days after the date of Flood Resignation or any earlier date required by the Flood Laws.

Section 5.28 Consolidated EBITDA. Commencing with the first Quarterly Date after the date that is twelve (12) months after the Conversion Completion Date, Borrower shall maintain a Consolidated EBITDA for the four fiscal quarter period ending on each Quarterly Date of no less than the amount set forth in Schedule 5.28 for such Quarterly Date.

Section 5.29 Financing Right of First Offer. From the Closing Date until the earlier of (x) the Loan Conversion Date and (y) the Discharge of Obligations, prior to (a) the incurrence by Borrower or Pledgor of any additional Indebtedness, other than any Permitted Indebtedness, or (b) any equity financing transaction (for the avoidance of doubt, this clause (b) shall not apply to any sale or issuance of common Capital Stock of Pledgor in connection with any Capital Lease Obligations in connection with any one of the Specified Project Components) by Borrower or Pledgor, other than a Permitted Additional Equity Raise or Permitted Other Equity Raise, in each case, to finance any Project Costs (a “Financing”), Borrower shall notify the Lenders of its intention to enter into such Financing and shall submit to the Lenders a summary of the proposed terms, conditions and pricing of any such Financing, which shall have been negotiated on “arm’s length” terms and in good faith. The Lenders shall have the right, but not the obligation, within twenty (20) Business Days of receipt of such summary of proposed terms to deliver a proposal setting forth the terms, conditions and pricing upon which the Lenders would be willing to provide such Financing. If the terms, conditions and pricing of the Lenders proposal are at least as favorable to the proposed borrower as the provisions of the summary delivered by Borrower, Borrower or Pledgor shall enter into and consummate the Financing transaction outlined in the Lenders’ proposal. Borrower will not, and will not permit its Affiliates to, agree, directly or indirectly, to any restriction with any person or entity which limits the ability of the Lenders to consummate a Financing with Borrower or Pledgor.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party hereby agrees that from and after the Closing Date until the Discharge of Obligations:

Section 6.01 Partnerships; Subsidiaries. No Loan Party shall (a) become a general partner in any general or limited partnership or enter into any joint venture or (b)(i) form, acquire or have any Subsidiary or (ii) otherwise Control any Capital Stock in any other Person (other than with respect to Pledgor, Borrower).

Section 6.02 Indebtedness. Neither Borrower nor Pledgor shall create, incur, assume or suffer to exist any Indebtedness, other than (without duplication) (each of the following, “Permitted Indebtedness”):

(a) Indebtedness incurred under the Financing Documents;

(b) with respect to Borrower or Pledgor, any credit support required by the terms of any Material Agreements related to the development and construction of the Renewable Diesel Project, in an aggregate amount up to $5,000,000 at any time outstanding;

(c) with respect to Borrower only, any Permitted ABL Financing;

(d) with respect to Borrower only, Indebtedness incurred under Borrower’s Permitted Inventory Financing, provided that such Indebtedness shall either be unsecured or shall be secured only by Liens on the Permitted Inventory Financing Collateral;

(e) with respect to Borrower only:

(i) Capital Lease Obligations to the extent incurred in the ordinary course of business; provided that the aggregate principal amount and the capitalized portion of any such lease does not at any one time exceed $5,000,000;

(ii) Capital Lease Obligations in relation to any sale leaseback or similar OEM-financing with respect to, at Borrower’s election, any one of the Specified Project Components, in each case that is required for the Renewable Diesel Project; provided that the aggregate principal amount and the capitalized portion of (w) any such lease in relation to the Pretreatment Unit Project Component does not at any one time exceed $49,500,000, (x) any such lease in relation to the Renewable Hydrogen Plant Project Component does not at any one time exceed $50,000,000 and (y) any such lease in relation to the Wastewater Treatment Project Component does not at any one time exceed $38,500,000 (each, an “Applicable Cap”);

(iii) purchase money obligations to the extent incurred to finance the acquisition, construction or improvement of real property, goods, equipment, software or other assets, or the licensing of intellectual property, in each case, in the ordinary course of business; provided that the aggregate outstanding principal amount of such purchase money obligations does not exceed $5,000,000 at any time outstanding;

(f) accounts payable not more than ninety (90) days past due or which are being contested in good faith and diligently pursued in appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or the Loan Parties have provided other security securing such payment obligation reasonably acceptable to the Required Lenders;

(g) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business of Borrower;

(h) with respect to Borrower only, obligations to pay rent under a lease other than a capital lease (to the extent constituting Indebtedness);

(i) Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, and performance and surety bonds in the ordinary course of business;

(j) Indebtedness arising from netting services, overdraft protection, cash management obligations, and otherwise in connection with the Collateral Accounts, any Controlled Account or Permitted ABL Deposit Account;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten (10) Business Days;

(l) with respect to Pledgor only, other unsecured, non-convertible, subordinated Indebtedness of Pledgor in an aggregate principal amount not exceeding $25,000,000, at any time outstanding;

(m) to the extent constituting Indebtedness, contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, take or pay obligations and similar obligations, in each case, incurred in the ordinary course of business and not in connection with Indebtedness for borrowed money in an aggregate amount up to $5,000,000 at any time outstanding;

(n) other Indebtedness in an aggregate outstanding principal amount not to exceed $5,000,000 at any time outstanding; or

(o) any refinancings, refundings, renewals or extensions of any of the above; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension and any conditions to the original incurrence of such Indebtedness shall remain satisfied.

Section 6.03 Liens, Etc. Neither Borrower nor Pledgor shall create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than Permitted Liens.

Section 6.04 Investments, Advances, Loans. Neither Borrower nor Pledgor shall make any advance, loan or extension of credit to, or make any acquisitions of or Investments (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase any stock, bonds, notes, debentures or other securities of, any other Person, other than Permitted Investments.

Section 6.05 Principal Place of Business; Business Activities.

(a) Neither Borrower nor Pledgor shall change its principal place of business from the State of Indiana or its jurisdiction of organization from the State of Delaware unless it has given at least thirty (30) days’ prior notice thereof to the Collateral Agent (or such shorter period as may be reasonably agreed to by Collateral Agent), and Borrower has taken all steps then required pursuant to the Security Documents to ensure the maintenance and perfection of the security interests created or purported to be created thereby. Borrower shall maintain at its principal place of business originals or copies of its principal books and records.

(b) Neither Borrower nor Pledgor shall at any time conduct any business other than the Business.

Section 6.06 Restricted Payments. Borrower shall not declare or make, directly or indirectly, any Restricted Payment, other than, on or after the Renewable Diesel Conversion Conditions Satisfaction Date, one or more special Restricted Payments to Pledgor that will be directly or indirectly distributed to Sponsor (the “Special Distribution”) in an aggregate amount not to exceed the liquidation preference of the Preferred Units, including any interest thereon, provided under the Pledgor LLCA as in effect of the date hereof; provided that the following conditions are satisfied as of the date any such Special Distribution is to be made:

(a) no Default or Event of Default has occurred and is continuing;

(b) both immediately before and immediately after such Special Distribution, the Available Construction Funds are not less than the aggregate unpaid amount of Project Costs (including any existing or projected Cost Overruns and the contingency set forth in the Approved Project Budget delivered to the Lenders on the Closing Date) required to cause Conversion Completion in accordance with this Agreement on or prior to the Date Certain;

(c) based upon the progress of construction as of such date, the Renewable Diesel Conversion is reasonably expected to achieve Conversion Completion on or before the Date Certain as demonstrated by the most recent monthly report of the Independent Project Manager delivered in accordance with Section 5.11(e);

(d) both immediately before and after such Special Distribution, Borrower shall be Solvent;

(e) both immediately before and after such Special Distribution, Borrower shall have a debt to equity ratio no greater than 5.00 to 1.00 (calculated as the quotient of (i) the total liabilities of Borrower and (ii) the excess of the fair market value of the assets of Borrower over the total liabilities of Borrower), or if greater, Borrower has received an opinion from counsel that both immediately before and after such Special Distribution, this Agreement will, more likely than not, be treated as debt for federal income tax purposes; and

(f) Borrower shall have delivered an Officer’s Certificate of Borrower certifying as to the satisfaction of these conditions.

Section 6.07 Fundamental Changes; Asset Dispositions. Neither Borrower nor Pledgor shall:

(a) in one transaction or a series of transactions, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock or other ownership interests of, any other Person or sell, transfer or otherwise dispose of all or substantially all of its assets to any other Person;

(b) change its legal form, liquidate, dissolve or enter into any Division; or

(c) sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions all or any part of its property other than Permitted Dispositions;

provided that, notwithstanding the foregoing, Pledgor or Borrower may, at Borrower’s expense, change its name upon ten (10) Business Days’ notice and delivery to the Administrative Agent of all additional financing statements (executed if necessary for any particular filing jurisdiction) and other instruments and documents reasonably requested by the Administrative Agent or any Lender to maintain the validity, perfection and priority of the security interests created under the Security Documents.

Section 6.08 Accounting Changes. Borrower shall not change its fiscal year to end on a day other than December 31, change its method of determining fiscal quarters or make, permit any change in accounting policies or reporting practices except as required by GAAP or change its federal employer identification number.

Section 6.09 Organizational Documents. Neither Borrower nor Pledgor shall (a) amend, alter, or repeal any provision of the Organization Documents of Borrower in any way that is materially adverse to the interests of the Lenders; providing, that any amendments, alteration or repeal of the Ring-Fencing Provisions shall be deemed to be materially adverse to the interest of the Lenders, or (b) undertake any financing transaction unless (i) Borrower has first complied with Section 5.29 and (ii) such financing transaction is a Permitted Additional Equity Raise, Permitted Other Equity Raise or is an equity capital contribution made to Borrower from the Sponsor or any Affiliate of the Sponsor to fund any existing or projected Cost Overruns.

Section 6.10 Restrictions on Material Agreements. Borrower shall not:

(a) without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned, or delayed), enter into any contract, or series of related contracts, entered into by, or assigned to, Borrower after the date hereof (x) if the reasonably anticipated aggregate Project Costs (calculated giving pro forma effect to the payments due by Borrower under such contract and any existing or projected Cost Overruns) payable by Borrower prior to the Conversion Completion Date is reasonably expected to exceed an amount equal to 115% of the Project Costs (including the contingency amount) set forth in the Approved Project Budget delivered to the Lenders on the Closing Date (y) if Borrower’s Consolidated EBITDA (calculated giving pro forma effect to the payments due by Borrower after the Conversion Completion Date under such contract) is reasonably expected to fail to satisfy the requirements set forth in Section 5.28 at any time, or (z) which constitutes any agreement or arrangement that provides for the shared or joint control for the operation or use of any equipment, facilities, pipelines, permits, real estate rights, entitlements or any property owned by Borrower, to the extent such agreement or arrangement is material in any respect to the business, assets, properties (including the Site), construction, operations or financial condition of Borrower, other than Permitted Inventory Financings, provided that, for the avoidance of doubt, nothing in this Section 6.10(a) shall restrict Borrower’s ability to enter into ordinary course contracts in respect of operating its business (including, without limitation, for the purchase of feedstocks, inventory, utilities, the sale of products, etc.);

(b) without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned, or delayed) amend, modify, supplement or grant a consent, approval or waiver under, or consent to the amendment, modification, supplement, consent, approval or waiver of any provision of any Material Agreement (including by way of any change order or similar document or instrument under any Material Agreement) or any Organizational Document (each such amendment, modification, supplement, consent, approval or waiver, a “Document Modification”); provided that the following Document Modifications shall be permitted without the consent of the Required Lenders:

(i) an extension of the term of a Material Agreement on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to Borrower);

(ii) immaterial, ministerial or administrative amendments, modifications, waivers, consents and approvals;

(iii) any assignment by any Material Agreement Counterparty of such Material Agreement to any other Person to the extent permitted pursuant to the terms of such Material Agreement; and

(iv) any Document Modification to the extent such Document Modification is not reasonably expected to have a Material Adverse Effect and (i) does not result in the anticipated aggregate Project Costs (including any existing or projected Cost Overruns, the contingency set forth in the Approved Project Budget delivered to the Lenders on the Closing Date and any payment obligations to be incurred pursuant to such Document Modification) payable by Borrower prior to the Conversion Completion Date being reasonably expected to exceed an amount equal to 115% of the Project Costs (including the contingency amount) set forth in the Approved Project Budget delivered to the Lenders on the Closing Date, (ii) would not cause Conversion Completion to be reasonably likely to occur after the Date Certain and (iii) does not materially reduce the scope of the counterparty’s work thereunder.

(c) transfer, terminate, cancel or permit or consent to the transfer, termination or cancellation of any Material Agreement (including by exercising any contractual option to terminate), except, in each case, (i) in the event that the term of such Material Agreement has expired, terminated or not been extended in accordance with its terms or (ii) any termination of the Storage Facilities Agreement or the Bailee Letter Agreement;

(d) without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned, or delayed) make or agree to make any Document Modification with respect to any Permitted Inventory Financing that could reasonably be expected to be materially adverse to the Lenders; and

(e) without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned, or delayed) make or agree to make any Document Modification with respect to any Permitted ABL Financing that would cause such Permitted ABL Financing to fail to satisfy any condition set forth in the definition thereof.

Section 6.11 Transactions With Affiliates. Borrower shall not enter into any transaction or series of related transactions with an Affiliate of Borrower without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), except for (i) equity capital contributions from Sponsor or an Affiliate of Sponsor, (ii) the payment of reasonable and customary fees and expenses paid to members of the board of directors (or similar governing body) or officers of Borrower, (iii) indemnification agreements provided to members of the board of directors (or similar governing body) or officers of Borrower, (iv) the payment of any fees and expenses required to be made pursuant to the express terms of each Permitted Affiliate Services Contract, (v) transactions in the ordinary course of Borrower’s (and such Affiliate’s) business and upon terms no less favorable to Borrower than it would obtain in comparable arm’s-length transactions with a Person which is not an Affiliate and (vi) the Specified Affiliate Material Agreements and the Bailee Letter Agreement.

Section 6.12 Accounts. Borrower shall not maintain any accounts other than the Collateral Accounts, any Controlled Account permitted pursuant to Section 9.20(d) or any Permitted ABL Deposit Account, during the term of, and as required pursuant to, any Permitted ABL Financing.

Section 6.13 Guarantees. Borrower shall not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for Indebtedness or obligations of any other Person except as otherwise permitted under the terms of the Financing Documents.

Section 6.14 Hazardous Materials. Borrower shall not cause any Releases of Hazardous Materials at, on or under the Site, except, in each case, as could not be reasonably expected to have a Material Adverse Effect.

Section 6.15 No Speculative Transactions. Borrower shall not enter into any Swap Agreement, foreign currency trading, or other speculative transactions without the prior consent of the Required Lenders (not to be unreasonably withheld, delayed or conditioned) other than any such Swap Agreement, trade or transaction (a) entered into in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, assets, or Property held or reasonably anticipated to be held by Borrower, and not for purposes of speculation, or (b) in accordance with the Hedging Policy (it being acknowledged that Borrower will not make any material amendments or changes to the Hedging Policy after the Closing Date without the consent of the Required Lenders).

Section 6.16 Change of Auditors. Borrower shall not, without the prior written consent of the Required Lenders, change its Independent Auditor unless such change is to an Independent Auditor.

Section 6.17 Capital Expenditures. Borrower shall not make Capital Expenditures other than (a) those Project Costs set forth in the Approved Project Budget, (b) those maintenance Capital Expenditures set forth in the Operating Budget and other ordinary course maintenance Capital Expenditures, (c) Capital Expenditures for restoration or repair of the Renewable Diesel Project in accordance with the terms of the Depositary Agreement and (d) Capital Expenditures associated with any Permitted Indebtedness of a type referred to in Section 6.02(e).

Section 6.18 Sale and Leasebacks. Borrower shall not enter into any arrangement with any Person providing for the leasing by Borrower of real or personal property that has been or is to be sold or transferred by Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower; other than any such arrangement in relation to any sale leaseback or similar OEM-financing with respect to, at Borrower’s election, any one Specified Project Component, in each case that is required for the Renewable Diesel Project and subject to the Applicable Cap.

Section 6.19 Pledgor Passive Holding Company. Pledgor shall not engage in any material operating or business activities other than its direct ownership of Capital Stock of Borrower and such assets and activities to the extent incidental thereto, the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), guarantees permitted by this Agreement, the entering into the Financing Documents and performance of obligations hereunder and thereunder, the entering into any Permitted Additional Equity Raise, Permitted Other Equity Raise or any sale or issuance of common Capital Stock of Pledgor in connection with any Capital Lease Obligations in connection with any one of the Specified Project Components, and any other activities incidental to the foregoing or customary for passive holding companies.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Borrower shall fail to pay any principal of any Loan (including any Accrued Interest that has been added to principal), in each case, at the Applicable Price, when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal due pursuant to Section 2.05(b), at a date fixed for prepayment thereof;

(b) Borrower shall fail to pay, when the same shall be due and payable, (i) any interest on any Loan and such failure is not cured within five (5) Business Days, or (ii) any fee or any other amount (other than an amount referred to in Section 7.01(a) or Section 7.01(b)(i)) payable under this Agreement or under any other Financing Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days;

(c) any representation or warranty made by or deemed made by any Loan Party in this Agreement or any other Financing Document, or in any certificate or other document furnished to any Secured Party by or on behalf of any Loan Party in accordance with the terms hereof or thereof shall prove to have been incorrect in any material respect as of the time made or deemed made, confirmed or furnished;

(d) any Loan Party shall fail to observe or perform any covenant or agreement, as applicable, contained in:

(i) Section 5.01 (as to existence as set forth in clause (a) thereof), Section 5.09, Section 5.10(b), Section 5.11(a)-(f), Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.17, Section 5.21(a), Section 5.22(d), Section 5.22(e), Section 5.24, Section 5.25, Section 5.27, Section 5.28, Section 5.29 or Article VI;

(ii) Section 5.07, Section 5.19, Section 5.21(b) or Section 5.21(c) and such failure has continued unremedied for a period of fifteen (15) Business Days;

(e) (x) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Financing Document (other than those specified in clause (a), (b), (c) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) days; provided that if (A) such failure is not reasonably susceptible to cure within such thirty (30) days, (B) such Loan Party is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period);

(f) a Bankruptcy occurs with respect to any Loan Party or any Specified Affiliate Material Agreement Counterparty ;

(g) a final non-appealable judgment or order for the payment of money is entered against any Loan Party in an amount exceeding $20,000,000 (exclusive of judgment amounts covered by insurance or bond where the insurer or bonding party has admitted liability in respect of such judgment), and there shall be any period of ninety (90) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h) (i) any Security Document (A) is revoked, terminated or otherwise ceases to be in full force and effect except as the result of the acts of any Secured Parties (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or the enforceability thereof shall be challenged in writing by any Loan Party, (B) except as the result of the acts of any Secured Parties, ceases to provide (to the extent permitted by law and to the extent required by the Financing Documents) a first priority perfected Lien on the assets purported to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or (C) becomes unlawful under any Applicable Law or is declared void by any Governmental Authority, or (ii) any Financing Document (A) is revoked, terminated or otherwise ceases to be in full force and effect except as the result of the acts of any Secured Parties (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or (B) becomes unlawful under any Applicable Law or is declared void by any Governmental Authority;

(i) an ERISA Event has occurred which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(j) Borrower or any Material Agreement Counterparty shall be in breach of, or in default under, any Material Agreement beyond any applicable period of grace set forth in such agreement, and (x) such breach or default could reasonably be expected to have a Material Adverse Effect and (y) the circumstances giving rise to the applicable breach or default are not remedied within sixty (60) days; provided that if (A) such breach or default is not reasonably susceptible to cure within such sixty (60) days, and (B) Borrower is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure, such sixty (60) day period shall be extended as may be necessary to cure such breach or default, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original sixty (60) day period);

(k) any Applicable Authorization necessary for the execution, delivery and performance of any material obligation under the Transaction Documents is terminated or ceases to be in full force or is not obtained, maintained, or complied with, unless such failure (i) could not reasonably be expected to cause a Material Adverse Effect or (ii) is remedied within ninety (90) days;

(l) an uninsured Event of Loss with respect to a material portion of the Site shall occur; provided that such an occurrence shall not constitute an Event of Default (i) if prior to the Conversion Completion Date, such occurrence would not cause Conversion Completion to be reasonably likely to occur after the Date Certain and (ii) any costs to restore such uninsured Event of Loss must be promptly funded with equity capital contributions made to Borrower from Sponsor or an Affiliate of Sponsor;

(m) an Event of Abandonment shall occur;

(n) Conversion Completion shall not have been achieved by the Date Certain;

(o) Borrower shall (i) default in making any payment of any principal, interest or premium of any Indebtedness (excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto, in each case, beyond any grace periods applicable thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, beyond any grace periods applicable thereto, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) to become payable or cause an early termination event; provided that a default, event or condition described in sub-clause (i) or (ii) of this clause (o) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in sub-clauses (i) and (ii) of this clause (o) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; and

(p) any Permitted Inventory Structuring Counterparty party to any Permitted Inventory Financing shall exercise any remedies with respect to the matters permitted under and in accordance with any intercreditor agreement with the Lenders (or the Administrative Agent and Collateral Agent on behalf of the Lenders) and Borrower;

then, and in every such event (other than an event with respect to Borrower described in Section 7.01(f)), and at any time thereafter during the continuance of such event, the Required Lenders may by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately; and (ii) declare the Loan (for the avoidance of doubt, at the Applicable Price) and all other amounts due under the Financing Documents then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable (for the avoidance of doubt, at the Applicable Price) and all fees and other obligations of Borrower accrued hereunder or under the Financing Documents shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in Section 7.01(f), the Commitment shall automatically terminate and the principal of the Loan then outstanding (for the avoidance of doubt, at the Applicable Price) and all fees and other obligations of Borrower accrued hereunder and under the Financing Documents shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth in clauses (i) and (ii) above, each Secured Party shall be, subject to the terms of the Security Documents, entitled to exercise the rights and remedies available to such Secured Party under and in accordance with the provisions of the other Financing Documents to which it is a party or any Applicable Law.

ARTICLE VIII

THE AGENTS

Section 8.01 Appointment and Authorization of each Agent.

(a) Each of the Lenders hereby irrevocably appoints each Agent to act on its behalf as its agent hereunder and under the other Financing Documents and authorizes each Agent in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Agent, by executing this Agreement, hereby accepts such appointment. The provisions of this Article are solely for the benefit of each Agent and the Lenders (other than the express rights of Borrower under Section 8.07), and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions.

(b) Each Agent is hereby authorized to execute, deliver and perform each of the Financing Documents to which such Agent is intended to be a party. Each Agent hereby agrees, and each Lender hereby authorizes such Agent, to enter into the amendments and other modifications of the Security Documents (subject to Section 9.02(b)). In addition, prior to the Discharge of Obligations (as defined in the Security Agreement), without further written consent or authorization from the Lenders, the Collateral Agent may execute any documents or instruments necessary in connection with a sale or disposition of assets permitted by this Agreement and permitted by the applicable Security Documents, to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the requisite Lenders have otherwise consented.

Section 8.02 Rights as a Lender. Each Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Affiliate thereof as if it were not an Agent hereunder.

Section 8.03 Duties of Agent; Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents. All communications, notices, financial statements, projections, reports and other information received by any Agent in relation to Financing Documents must be provided to each Lender within one Business Day after receipt. Without limiting the generality of the foregoing, no Agent (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that such Agent is required to exercise, and (c) shall, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower that is communicated to or obtained by the financial institution serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Lenders or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 8.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent, including by or through Alter Domus Products Corp. as sub-agent to the Administrative Agent and the Collateral Agent appointed on the Closing Date. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of Section 8.03 and the indemnity in Section 9.03(b) shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities as well as activities as each Agent.

Section 8.06 Withholding of Taxes by the Administrative Agent; Indemnification. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Taxes. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Person (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Person’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Person, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 8.06.

Section 8.07 Resignation of Agent. Each Agent may resign at any time upon thirty days’ notice by notifying the Lenders and Borrower, and any Agent may be removed at any time by the Required Lenders (with a prior written notice to Borrower). Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of Borrower (such consent not to be unreasonably withheld), to appoint a successor Agent. If no successor shall have been so appointed by the Required Lenders and approved by Borrower and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation or after the Administrative Agent’s removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender with an office in New York, New York, an Affiliate of a Lender or a financial institution with an office in New York, New York having a combined capital and surplus that is not less than $250,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 8.07). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 8.08 Non-Reliance on Agent or Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.09 No Other Duties; Etc. The parties agree that neither the Administrative Agent nor the Collateral Agent shall have any obligations, liability or responsibility under or in connection with this Agreement and the other Financing Documents and that none of the Agents shall have any obligations, liabilities or responsibilities except for those expressly set forth herein and in the other Financing Documents. The Collateral Agent shall have all of the rights (including indemnification rights), powers, benefits, privileges, exculpations, protections and immunities granted to the Collateral Agent under the other Financing Documents, all of which are incorporated herein mutatis mutandis.

Section 8.10 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Collateral Agent and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more employee benefit plans (as defined in Section 3(2) of ERISA) in connection with the Loan or the Commitments;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loan, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loan, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless Section 8.10(a)(i) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in Section 8.10(a)(iv), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Collateral Agent and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of the Administrative Agent, the Collateral Agent or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Financing Document or any documents related to hereto or thereto).

Section 8.11 Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent (for and on behalf of the Administrative Agent and the Lenders) and the Collateral Agent to, and the Administrative Agent and Collateral Agent shall from time to time upon request of Borrower in connection with one or more Permitted ABL Financings or Permitted Inventory Financings, execute, deliver and comply with all terms and provisions of one or more intercreditor agreements in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders (which approval shall not be unreasonably withheld, conditioned, or delayed).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including email) and (ii) sent by email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

(a)	Borrower:

Montana Renewables, LLC

2780 Waterfront Pkwy. E. Dr.

Indianapolis, IN 46214

Attn: Bruce A. Fleming

Email: bruce.fleming@calumetspecialty.com

with a copy to:

Montana Renewables, LLC

2780 Waterfront Pkwy. E. Dr.

Indianapolis, IN 46214

Attn: Gregory J. Morical

Email: greg.morical@calumetspecialty.com

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: John Gaffney

Email: jgaffney@gibsondunn.com

(b)	Pledgor:

Montana Renewables Holdings LLC

2780 Waterfront Pkwy. E. Dr.

Indianapolis, IN 46214

Attn: L. Todd Borgmann

Email: todd.borgmann@calumetspecialty.com

with a copy to:

Montana Renewables Holdings LLC

2780 Waterfront Pkwy. E. Dr.

Indianapolis, IN 46214

Attn: Gregory J. Morical

Email: greg.morical@calumetspecialty.com

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: John Gaffney

Email: jgaffney@gibsondunn.com

(c)	Administrative Agent and Collateral Agent:

Oaktree Fund Administration, LLC

c/o Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Jared Parker; Jordan Mikes; Nilay Mehta

Email: JParker@oaktreecapital.com; jmikes@oaktreecapital.com;

nmehta@oaktreecapital.com; oaktreeagency@alterdomus.com

(d) If to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any notice of an Event of Default shall only be effective if sent via overnight courier.

All notices and communications delivered hereunder shall be effective (i) when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address in clauses (a) to (d) above, or at such other address as is designated by such Person in a written notice to the other parties hereto or (ii) when received by the addressee thereof outside of business hours or not on a Business Day in such Person’s location as indicated by such Person’s address in clauses (a) to (d) above, or at such other address as is designated by such Person in a written notice to the other parties hereto, upon the opening of business on the following Business Day; provided that notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement).

Section 9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of any Loan Party, any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between any Loan Party, or any of Borrower’s Affiliates, on the one hand, and any Agent or any Lender on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.

(b) Amendments. No amendment or waiver of any provision of this Agreement or any other Financing Document (other than any Fee Letter or any fee letter between one or more Loan Parties and a Lender, each of which may be waived, amended or modified by the parties thereto in accordance with the terms thereof), and no consent to any departure by Borrower shall be effective unless in writing signed by the Administrative Agent, the Required Lenders and Borrower; provided that (1) no amendment, waiver or consent shall, without the written consent of the relevant Agent, affect the rights or duties of such Agent under this Agreement or any other Financing Document and (2) any separate fee agreement between Borrower and the Administrative Agent in its capacity as such or between Borrower and the Collateral Agent in its capacity as such may be amended or modified by such parties.

Section 9.03 Expenses; Indemnity; Etc.

(a) Costs and Expenses. Borrower agrees to pay or reimburse each of the Agents and the Lenders for: (i) all reasonable and actual, documented out-of-pocket costs and expenses of each of the Agents and the Lenders (including the reasonable and documented fees and expenses of Latham & Watkins LLP, as New York counsel to the Lenders (or one other firm of external counsel that the Required Lenders may select from time to time and which is reasonably acceptable to Borrower), one other firm of local counsel that the Required Lenders may select from time to time in each applicable jurisdiction and which is reasonably acceptable to Borrower, one firm of external counsel for each Agent that such Agent may select from time to time in each applicable jurisdiction and reasonably acceptable to Borrower, and experts engaged by each of the Agents or the Lenders from time to time with the prior written consent of Borrower, including any project or construction management consultants) in connection with (A) the negotiation, preparation, execution, delivery and performance of this Agreement and the other Financing Documents and the extension of credit under this Agreement (whether or not the transaction contemplated hereby and thereby shall be consummated) or (B) any amendment, modification or waiver of any of the terms of this Agreement or any other Financing Documents; (ii) all reasonable costs and expenses of any Lender (including payment of the fees provided for herein) and each of the Agents (including the reasonable and actual, documented fees and expenses of one firm of external counsel and experts) in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting from such Default or Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Loan Parties under this Agreement or any other Financing Document, and (B) the enforcement of this Section 9.03 or the preservation of their respective rights; and (iii) all costs, expenses, Taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein (including all costs, expenses and other charges procured with respect to the Liens created pursuant to any Mortgage). Notwithstanding anything to the contrary in this Agreement, the costs and expenses reimbursable pursuant to this Section 9.03(a) shall be subject to the limitations set forth in the Fee Letters.

(b) Indemnification by Borrower. Borrower agrees to indemnify and hold harmless each of the Agents and the Lenders and their affiliates and their respective directors, officers, employees, administrative agents, attorneys-in-fact and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (other than Excluded Taxes and Indemnified Taxes), joint or several, to which such Indemnified Party may become subject related to or arising out of any transaction contemplated by the Financing Documents or the execution, delivery and performance of the Financing Documents or any other document in any way relating to the Financing Documents and the transactions contemplated by the Financing Documents (including, for avoidance of doubt, any liabilities arising under or in connection with Environmental Law) and will reimburse any Indemnified Party for all expenses (including reasonable and documented out-of-pocket external counsel fees and expenses) as they are incurred in connection therewith. Borrower will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense (x) is found in a final non-appealable judgment by a court or other tribunal of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (y) is found in a final non-appealable judgment by a court or other tribunal of competent jurisdiction to have resulted from disputes among Indemnified Parties (other than any claims arising out of any act or omission on the part of any Loan Party or any of its Affiliates). Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, or any of its security holders or creditors related to or arising out of the execution, delivery and performance of any Financing Document or any other document in any way relating to the Financing Documents or the other transactions contemplated by the Financing Documents, except to the extent that any loss, claim, damage or liability is found to have resulted from such Indemnified Party’s gross negligence or willful misconduct as determined by a court or other tribunal of competent jurisdiction in a final, non-appealable decision. To the extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Financing Document or any agreement or instrument contemplated hereby, any Loans or the use of the proceeds thereof. This Section 9.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Indemnification by Lenders. To the extent that Borrower fails to pay any amount required to be paid (i) to any Agent, its affiliates or agents under Section 9.03(a) or Section 9.03(b), or (ii) to the Depositary Bank, its affiliates or agents under Section 4.05 of the Depositary Agreement, the Lenders severally agrees to pay ratably in accordance with the aggregate principal amount of the Loan held by the Lenders to such Agent, the Depositary Bank, or their respective affiliates or agents such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Depositary Bank, or their respective affiliates or agents in its capacity as such.

(d) Settlements; Appearances in Actions. Borrower agrees that, without each Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Section (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against Borrower or any Affiliate thereof in which such Indemnified Party is not named as a defendant, Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the reasonable and documented out-of-pocket fees and disbursements of its external legal counsel. In the case of any claim brought against an Indemnified Party for which Borrower may be responsible under this Section 9.03, each of the Agents and the Lenders agree (at the expense of Borrower) to execute such instruments and documents and cooperate as reasonably requested by Borrower in connection with Borrower’s defense, settlement or compromise of such claim, action or proceeding.

Section 9.04 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer, directly or indirectly, any of its rights or obligations hereunder or under any other Financing Document without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer, directly or indirectly, any of its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(f)) and, to the extent expressly contemplated hereby, the Indemnified Parties referred to in Section 9.03(b) and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. Any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that:

(i) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless Borrower and the Required Lenders otherwise consent;

(ii) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, Borrower must give its prior written consent to such assignment;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iv) except in the case of an assignment to an Affiliate, the parties to each assignment shall execute and deliver to Borrower an Assignment and Assumption, together with delivery to the Administrative Agent of a processing and recordation fee of $3,500 (unless waived by the Administrative Agent); and

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

provided, further, that any consent of Borrower otherwise required under this clause (b) for an assignment to any Eligible Assignee shall not be required if any Event of Default under Section 7.01(a) or Section 7.01(b) or, solely with respect to Borrower, Section 7.01(f) has occurred and is continuing and shall be deemed given if Borrower has not responded to a request for such consent within five (5) Business Days of the request. Upon acceptance and recording pursuant to Section 9.04(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.08, Section 2.09, Section 2.10 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(f).

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent shall, acting for this purpose as an agent of Borrower, maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time and the amount of any Accrued Interest owing from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall give to any Lender, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Lenders.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(d).

(e) Limitations on Rights of Assignees. An assignee Lender shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 than the assigning Lender could have been entitled to receive with respect to the interest assigned to such assignee (based on the circumstances existing at the time of the assignment), unless Borrower’s prior written consent has been obtained therefor.

(f) Participations. Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Documents (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to Section 9.04(g), Borrower agrees that each Participant shall be entitled to the benefits of Section 2.08 and Section 2.09 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Financing Documents held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or the Loan or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations (or any amended or successor version thereof). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.08 or Section 2.09 than the applicable Lender could have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.09 unless the Participant agrees, for the benefit of Borrower, to comply with Section 2.09(e) and Section 2.09(g) as though it were a Lender (it being understood that the documentation required under Section 2.09(e) and Section 2.09(g) shall be delivered to the participating Lender).

(h) Certain Pledges.

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, the European Central Bank or any other central bank or similar monetary authority in the jurisdiction of such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; and provided, further, that any payment in respect of such pledge or assignment made by any Loan Party to or for the account of the pledging or assigning Lender in accordance with the terms of this Agreement shall satisfy such Loan Party’s obligations hereunder in respect of such pledged or assigned Loan to the extent of such payment.

(ii) Notwithstanding any other provision of this Agreement, any Lender may, without informing, consulting with or obtaining the consent of any other party to the Financing Documents and without formality under any Financing Documents, assign by way of security, mortgage, charge or otherwise create security by any means over, its rights under any Financing Document to secure the obligations of that Lender to any Person that could be a permitted assignee (without the consent of the any Agent or Borrower) pursuant to Section 9.04 including (A) to the benefit of any of its Affiliates and/or (B) within the framework of its, or its Affiliates, direct or indirect funding operations.

(i) No Assignments to Certain Persons. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loans held by it hereunder to any Person who is not an Eligible Assignee.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.09, Section 2.10, Section 9.03, Section 9.05, Section 9.09, Section 9.12, Section 9.14, and Section 9.16 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents to which a Loan Party is party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or scanned electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by such Lender or any such Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency other than Dollars. The rights of each Lender or any such Affiliate under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction; Consent to Service of Process. Any legal action or proceeding with respect to this Agreement or any other Financing Document to which a Loan Party is a party shall, except as provided in clause (d) below, be brought in the courts of the State of New York, or of the United States District Court for the Southern District of New York, in each case, seated in the County of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

(c) Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to the Renewable Diesel Project, this Agreement or any other Financing Document to which it is a party brought in the Supreme Court of the State of New York or in the United States District Court for the Southern District of New York, in each case, seated in the County of New York and hereby further irrevocably waives any right to stay or dismiss any such suit, action or proceeding brought in any such court on the basis of having been brought in an inconvenient forum.

(d) Rights of Secured Parties. Nothing in this Section 9.09 shall limit the right of the Secured Parties to refer any claim to enforce a judgment under this Agreement against a Loan Party to any court of competent jurisdiction in any State where any Collateral is located, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(e) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND

THAT EACH PARTY WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS Section 9.09(e) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.

(f) Waiver of Immunity. To the extent that a party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity, to the fullest extent permitted by law, in respect of its obligations under this Agreement and the other Financing Documents.

Section 9.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.11 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates, subsidiaries, directors, officers, general partners, managing partners, limited partners, employees, agents, advisors, counsel, accountants, consultants, financing sources and other persons brought into the matter by such Person, in each case, on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 9.11 and the Administrative Agent, the Collateral Agent and the Lenders will be responsible for any wrongful disclosure or use of such Information), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, in each case, based on the advice of counsel (in which case, each of the Administrative Agent, the Collateral Agent or the Lenders, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform Borrower promptly thereof prior to disclosure), (d) to any other party to this Agreement or any other Financing Document, (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or any other Financing Document (in which case, Borrower is notified in advance of such disclosure, to the extent permitted by law) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to any assignee of any of its rights or obligations under this

Agreement, (g) on a confidential basis to (1) any rating agency in connection with rating any Loan Party or the credit facilities provided for herein (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties) or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the written consent of Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.11 or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any Affiliate (unless such Person knows such Information is subject to a confidentiality restriction) of the foregoing Persons on a nonconfidential basis from a source other than Borrower. For the purposes of this Section 9.11, “Information” means all information received from or on behalf of the Loan Parties or any Subsidiary thereof relating to any Loan Party (including any information relating to their respective businesses and operations), other than any such information that is publicly available to the Administrative Agent, the Collateral Agent or any Lender prior to such disclosure other than as a result of a breach of this Section 9.11. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement, any other Financing Document or any Assignment and Assumption, the provisions of this Section 9.11 shall (i) survive with respect to the Administrative Agent, the Collateral Agent and each Lender until the second anniversary of the Administrative Agent, the Collateral Agent or such Lender ceasing to be the Administrative Agent, the Collateral Agent or a Lender, respectively, and (ii) supersede and replace any prior confidentiality agreement between or among any of the parties hereto, including any engagement letter or exclusivity letter executed by Oaktree Capital Management, L.P. and Calumet Specialty Products Partners, L.P. prior to the date of this Agreement.

Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning Borrower or Pledgor, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United State federal and state securities laws.

Section 9.12 Interest Rate Limitation.

(a) It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States and the laws of any State whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Financing Documents or any agreement entered into in connection with or as security for the Loan, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Financing Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Loans (or, to the extent that the principal amount of the Loans shall have been or would thereby be paid in full, refunded by such Lender to Borrower); and (ii) in the event that the maturity of the Loan is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loan (or, to the extent that the principal amount of the Loan shall have been or would thereby be paid in full, refunded by such Lender to Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of Loan until payment in full so that the rate or amount of interest on account of any Loan hereunder does not exceed the maximum amount allowed by such applicable law.

(b) If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 9.12 and (ii) in respect of any subsequent interest computation period, the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 9.12.

Section 9.13 Conversion. In the event of (a) any Event of Default, the Lenders shall have the right, at their option, to convert all or any part of the Obligations into common Capital Stock of Pledgor at any time while such Event of Default is continuing, and (b) the consummation of any Permitted Additional Equity Raise, all of the Obligations shall automatically convert into common Capital Stock of Pledgor effective immediately prior to the closing of the Permitted Additional Equity Raise, unless at least two (2) Business Days prior to the execution of the definitive business combination agreement (or similar definitive agreement) in connection with the Permitted Additional Equity Raise, the Lenders elect in writing to not convert the Obligations (subsections (a) and (b), collectively, a “Loan Conversion”). Borrower shall provide the Administrative Agent with reasonable notice prior to the execution of such business combination agreement (and in no event less than twelve (12) Business Days’ notice), and such notice shall include the then current draft of such agreement. Borrower shall also promptly provide any other material agreements or information reasonably requested by the Lenders which would allow the Lenders to evaluate the transactions contemplated by the business combination agreement. Upon the consummation of the Loan Conversion, Pledgor shall deliver to the Lenders the number of common Capital Stock equal to the quotient of (i) the amount of the Obligations (for the avoidance of doubt, such amount shall be at the Applicable Price, which includes 111% of the aggregate of the sum of the Called Principal and accrued and unpaid interest outstanding) divided by (ii) the Loan Conversion Price (with such common Capital Stock being allocated among the Lenders as directed by the Administrative Agent). The Lenders may place conditions on such conversion with respect to the consummation of a Permitted Additional Equity Raise or a Liquidity Transaction (as defined in the Pledgor LLCA) and/or as required by the Lenders to comply with Applicable Laws, including the expiration or termination of any applicable antitrust laws, in which case the conversion shall be effective upon the satisfaction of such conditions. All costs and expenses (including filing fees) of the Lenders with respect to filings under any applicable antitrust laws shall be borne by Borrower. Borrower shall pay any documentary, stamp or similar issue or transfer tax due on the issue of common Capital Stock of Pledgor upon conversion. Pledgor shall reserve (and shall keep available and free from preemptive rights) and shall continue to reserve out of its authorized but unissued common Capital Stock a sufficient number of common Capital Stock to permit the conversion of the Obligations in full. All common Capital Stock that are issued upon the Loan Conversion shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, not subject to any preemptive rights, and, be free from all taxes, Liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of any transfer occurring contemporaneously with such issue and those under applicable federal, state or other securities laws. Notwithstanding the foregoing, if at the time of the Loan Conversion, the Capital Stock of Borrower (or any successor entity to Borrower) will be publicly listed, then Lenders shall have the option (which shall be exercised in writing no later than two (2) Business Days prior to the execution of the definitive business combination agreement) to receive common Capital Stock of Borrower (or any successor entity to Borrower that will be publicly listed) instead of the Pledgor delivering common Capital Stock in the Pledgor.

Section 9.14 Non-Recourse. Anything herein or in any other Financing Document to the contrary notwithstanding, the obligations of the Loan Parties under this Agreement and each other Financing Document to which each Loan Party is a party, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are obligations solely of such Loan Party and do not constitute a debt, liability or obligation of (and no recourse shall be made with respect to) any of their respective Affiliates (including Sponsor and its Affiliates, other than Borrower), or any shareholder, partner, member, officer, director or employee of the Loan Parties or such Affiliates (collectively, the “Non-Recourse Parties”), except that the foregoing shall not limit the obligations or liabilities of any Non-Recourse Party under any Financing Document to which such Non-Recourse Party is a party. No action under or in connection with this Agreement or any other Financing Document to which each Loan Party is a party shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder or thereunder shall be obtainable by any Secured Party against any Non-Recourse Party, except that the foregoing shall not limit the obligations or liabilities of any Non-Recourse Party under any Financing Document to which such Non-Recourse Party is a party. Notwithstanding any of the foregoing, it is expressly understood and agreed that nothing contained in this Section 9.14 shall in any manner or way (i) restrict the remedies available to any Agent or any Lender to realize upon the Collateral or under any Financing Document, (ii) constitute, or be deemed to be, a release of the obligations secured by (or impair the enforceability of) the Liens and security interests and possessory rights created by or arising from any Financing Document, (iii) release, or be deemed to release, any Non-Recourse Party from liability for its own willful misrepresentation, fraudulent actions, gross negligence or willful misconduct or from any of its obligations or liabilities under any Financing Document to which such Non-Recourse Party is a party or (iv) release, or be deemed to release, Pledgor from its obligations under the Pledge Agreement, the Board Observer Agreement or Section 9.13.

Section 9.15 No Third Party Beneficiaries. The agreement of the Lenders to make the Loan to Borrower on the terms and conditions set forth in this Agreement, is solely for the benefit of the Loan Parties, each of the Agents and the Lenders, and no other Person (including any Material Agreement Counterparty, contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of the Renewable Diesel Project) shall have any rights under this Agreement or under any other Financing Document or Material Agreement as against each of the Agents or any Lender or with respect to any extension of credit contemplated by this Agreement; provided that the Depositary Bank is an express third-party beneficiary of Section 9.03(c).

Section 9.16 Reinstatement. The obligations of Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in Bankruptcy or reorganization or otherwise, and Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of external counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy, insolvency or similar law.

Section 9.17 Lenders’ Direction to Administrative Agent, Collateral Agent and Depositary. The Lenders party hereto hereby direct the Administrative Agent, the Collateral Agent and the Depositary Bank to each enter into this Agreement, the Security Agreement, the Pledge Agreement, the Depositary Agreement, and any other applicable Transaction Document, as applicable.

Section 9.18 USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.20 Release of Collateral; Establishment of Controlled Accounts.

(a) Notwithstanding anything to the contrary contained herein or in any other Financing Document, upon the Discharge of Obligations (as defined in the Security Agreement), upon request of Borrower, the Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender), at the sole expense of Borrower, each take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Financing Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon any proceedings in Bankruptcy or reorganization or otherwise, all as though such payment had not been made.

(b) Notwithstanding anything to the contrary contained herein or any other Financing Document, in connection with a Disposition otherwise permitted under this Agreement (including any sales of inventory in connection with Permitted Inventory Financings but other than as contemplated by the definition of Change of Control and any Disposition of Real Property in respect of which Borrower will incur any Capital Lease Obligations as permitted by and in accordance with Section 6.02(e)), upon request of Borrower, the Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender and at the sole cost and expense of Borrower) take such actions as shall be required to release its security interest in such property, including executing and delivering or otherwise authorizing the filing of such documents as Borrower shall reasonably request, in form and substance reasonably satisfactory to Borrower and the Collateral Agent, including financing statement amendments to evidence such release.

(c) Notwithstanding anything to the contrary contained herein or any other Financing Document, in connection with the entry into by Borrower of a Permitted ABL Financing, upon request of Borrower, the Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender and at the sole cost and expense of Borrower) take such actions as shall be required to release its security interest in the Permitted ABL Collateral, including any Permitted ABL Deposit Account, including executing and delivering or otherwise authorizing the filing of such documents as Borrower shall reasonably request, in form and substance reasonably satisfactory to Borrower and the Collateral Agent, including financing statement amendments to evidence such release. Borrower agrees that, if at any time the Collateral Agent’s Liens on the Permitted ABL Collateral are released as provided above and, after such release, the Permitted ABL Financing is repaid and the liens on the Permitted ABL Collateral securing the Permitted ABL Financing are released, Borrower shall grant a security interest in such Permitted ABL Collateral in favor of the Collateral Agent in accordance with Section 5.17.

(d) Notwithstanding anything to the contrary contained herein or any other Financing Document, in connection with Permitted Inventory Financings, the Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender and at the sole cost and expense of Borrower) permit Borrower to open deposit accounts constituting Controlled Accounts (which such Controlled Accounts shall be deemed permitted under the terms of the Financing Documents) into which a reasonable amount shall be permitted by the Administrative Agent to be at all times on deposit for the purpose of effectuating daily settlements with any Permitted Inventory Structuring Counterparty under the terms of such Permitted Inventory Financing (which such Controlled Account shall be structured to allow Borrower to make daily withdrawals on same day notice).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MONTANA RENEWABLES, LLC, a Delaware limited liability company, as Borrower

By:	/s/ Louis Todd Borgmann
Name:	Louis Todd Borgmann
Title:	Executive Vice President & Chief Financial Officer

MONTANA RENEWABLES Holdings LLC, a Delaware limited liability company, as Pledgor

By:	/s/ Gregory J. Morical
Name:	Gregory J. Morical
Title:	Vice President, General Counsel &Secretary

OAKTREE FUND ADMINISTRATION, LLC, as Administrative Agent and Collateral Agent

By:	Oaktree Capital Management, L.P., its Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

By:	/s/ Maria Attaar
Name:	Maria Attaar
Title:	Vice President

OCM MT RNW HOLDINGS, LLC,

By: Oaktree Fund GP, LLC its Manager

By: Oaktree Fund GP I, L.P. its Managing Member

By:	/s/ Jared Parker
Name:	Jared Parker
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE-TCDRS STRATEGIC CREDIT, LLC

By:	Oaktree Capital Management, L.P. its Manager

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:	Managing Director

By:	/s/ Everett Johnson
Name:	Everett Johnson
Title:	Vice President

OAKTREE-NGP STRATEGIC CREDIT, LLC

By:	Oaktree Capital Management, L.P. its Manager

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:	Managing Director

By:	/s/ Everett Johnson
Name:	Everett Johnson
Title:	Vice President

OAKTREE-MINN STRATEGIC CREDIT, LLC

By:	Oaktree Capital Management, L.P. its Manager

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:	Managing Director

By:	/s/ Everett Johnson
Name:	Everett Johnson
Title:	Vice President

OAKTREE-FORREST MULTI-STRATEGY, LLC

By:	Oaktree Capital Management, L.P. its Manager

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:	Managing Director

By:	/s/ Everett Johnson
Name:	Everett Johnson
Title:	Vice President

OAKTREE-TBMR STRATEGIC CREDIT FUND C, LLC

By:	Oaktree Capital Management, L.P. its Manager

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:	Managing Director

By:	/s/ Everett Johnson
Name:	Everett Johnson
Title:	Vice President

OAKTREE-TBMR STRATEGIC CREDIT
FUND F, LLC

By:	Oaktree Capital Management, L.P. its Manager

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:	Managing Director

By:	/s/ Everett Johnson
Name:	Everett Johnson
Title:	Vice President

OAKTREE-TBMR STRATEGIC CREDIT
FUND G, LLC

By:	Oaktree Capital Management, L.P. its Manager

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:	Managing Director

By:	/s/ Everett Johnson
Name:	Everett Johnson
Title:	Vice President

OAKTREE-TSE 16 STRATEGIC CREDIT,
LLC

By:	Oaktree Capital Management, L.P., its Manager

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:	Managing Director

By:	/s/ Everett Johnson
Name:	Everett Johnson
Title:	Vice President

INPRS STRATEGIC CREDIT HOLDINGS,
LLC

By:	Oaktree Capital Management, L.P., its Manager

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:	Managing Director

By:	/s/ Everett Johnson
Name:	Everett Johnson
Title:	Vice President

OAKTREE GILEAD INVESTMENT FUND
AIF (DELAWARE), L.P.

By:	Oaktree Fund AIF Series, L.P. – Series T
its General Partner

By:	Oaktree Fund GP AIF, LLC
its Managing Member

By:	Oaktree Fund GP III, L.P.
its Managing Member

By:	/s/ Nilay Mehta
Name:	Nilay Mehta
Title:	Authorized Signatory

By:	/s/ Everett Johnson
Name:	Everett Johnson
Title:	Authorized Signatory